   As filed with the Securities and Exchange Commission on September 26, 2002.
                                                 Registration No. 333 - ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THE SOUTH FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

       SOUTH CAROLINA                                    6022                            57-0824914
  (State or other jurisdiction                Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)             Classification Code Number             Identification No.)

                              104 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     William P. Crawford, Jr., Executive Vice President and General Counsel
                         The South Financial Group, Inc.
                              104 South Main Street
                        Greenville, South Carolina 29601
                                 (864) 255-4777
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               George S. King, Jr.
                          Haynsworth Sinkler Boyd, P.A.
                  Suite 1200, 1426 Main Street, P.O. Box 11889
                         Columbia, South Carolina 29211
                                 (803) 779-3080

                                  ------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the asset sale as described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
       Title of Each Class of                   Amount       Proposed Maximum    Proposed Maximum        Amount of
          Securities to be                      to be         Offering Price        Aggregate        Registration Fee
             Registered                     Registered (1)      Per Share       Offering Price (2)         (3)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share...     430,017        Not applicable      $8,890,601.48          $817.94
=====================================================================================================================

(1) This represents the maximum number of shares of The South Financial Group, Inc.'s common stock, par value $1.00 per share, issuable upon the consummation of the asset sale set forth in that certain Asset Sale Agreement, dated as of September 3, 2002 among The South Financial Group, Inc., Carolina First Bank and Rock Hill Bank & Trust (attached as Appendix A to the proxy statement/prospectus forming part of this registration statement). This registration statement also registers the subsequent distribution of these shares by Rock Hill Bank & Trust to RHBT Financial Corporation, and the subsequent distribution by RHBT Financial Corporation of these shares to its shareholders. Each share includes one common stock purchase right. Prior to the occurrence of certain events, none of which have occurred to date, the rights will become exercisable or evidenced separately from the common stock.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price is computed by multiplying 430,017 by $20.675 (which is the average of the high and low prices of TSFG common stock as reported on Nasdaq on September 20, 2002).
(3) Computed in accordance with Section 6(b) under the Securities Act to be $817.94 which is equal to .000092 multiplied by the proposed maximum aggregate offering price of $8,890,601.48.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           PROXY STATEMENT/PROSPECTUS

--------------------------------------------------------------------------------
      THE SOUTH FINANCIAL GROUP, INC.           RHBT FINANCIAL CORPORATION
--------------------------------------------------------------------------------
             Prospectus for                         Proxy Statement for
   430,017 Shares of TSFG Common Stock        Special Meeting of Shareholders
--------------------------------------------------------------------------------

This Proxy Statement/Prospectus serves as the Proxy Statement of RHBT Financial Corporation in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of RHBT Financial to be held on [October 31], 2002 at 11:00 a.m., local time, at 249 East Main Street, Rock Hill, South Carolina for the purposes described herein. This Proxy Statement/Prospectus is first being sent to RHBT Financial shareholders on or about October 2, 2002.

The special meeting has been called to consider together:

         Asset Sale. The sale of substantially all the assets of Rock Hill Bank & Trust, a wholly-owned banking subsidiary of RHBT Financial, to Carolina First Bank, a wholly-owned banking subsidiary of TSFG, in accordance with the Asset Sale Agreement attached as Appendix A, and

         Complete Dissolution. The complete dissolution of RHBT Financial, in accordance with the Plan of Dissolution attached as Appendix B.

TSFG, Carolina First Bank and Rock Hill Bank have entered into an Asset Sale Agreement providing for the sale to Carolina First Bank of substantially all of Rock Hill Bank's assets, and the assumption by Carolina First Bank of certain liabilities of Rock Hill Bank, including all of its deposit liabilities. In connection with this agreement, Rock Hill Bank will receive 430,017 shares of TSFG common stock, plus the right to receive a cash earnout equal to 30% of the gross amount associated with net recoveries of charge-offs and net reductions in the loss reserve of certain designated loans and 50% of net amounts recovered under RHBT's blanket bond insurance policy with respect to such loans.

It is contemplated that immediately after the closing of the asset sale, Rock Hill Bank will merge into its parent, RHBT Financial, which will, in turn dissolve and distribute substantially all of its assets (net of assets retained to cover potential liabilities and administrative expenses) to its shareholders. The Plan of Dissolution of RHBT Financial is described in this document.

These transactions were precipitated by Rock Hill Bank's discovery in July 2002 of improper activities and bad lending practices by a former executive officer with respect to a large number of Rock Hill Bank's loans. As a result, Rock Hill Bank had to charge off or establish additional reserves for a material portion of its loan portfolio, such that it is virtually impossible that it will be able to continue independent operations. IN THE OPINION OF THE RHBT FINANCIAL BOARD OF DIRECTORS, IF THE RHBT FINANCIAL SHAREHOLDERS DO NOT APPROVE THE PROPOSED ASSET SALE AND DISSOLUTION (AND SUCH ARE NOT SUBSEQUENTLY CONSUMMATED), ROCK HILL BANK WILL BE PLACED INTO A RECEIVERSHIP BY BANKING REGULATORS, AND THE RHBT FINANCIAL SHAREHOLDERS WILL RECEIVE LITTLE, IF ANYTHING, FOR THEIR RHBT FINANCIAL COMMON STOCK. THE RHBT FINANCIAL BOARD OF DIRECTORS HAS APPROVED BOTH THE ASSET SALE AND THE DISSOLUTION OF RHBT FINANCIAL. IT UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ASSET SALE AND DISSOLUTION AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

Any shareholder of RHBT Financial who, at or prior to the special meeting, gives written notice that he dissents from the asset sale and the Plan of Dissolution or who votes against the asset sale and the Plan of Dissolution shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the RHBT Financial common stock owned by such shareholder at the time and in the manner set forth herein. See "The Asset Sale - Dissenter's Rights."

The TSFG common stock is listed under the symbol "TSFG" on the Nasdaq National Market.

The proposed asset sale requires the receipt of bank regulatory approvals. The asset sale and the complete dissolution require the approval by the holders of two thirds of the outstanding shares of common stock of RHBT Financial. Please carefully review and consider this proxy statement/prospectus which explains the proposed asset sale and the dissolution in detail. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 18 OF THIS PROXY STATEMENT/PROSPECTUS.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ABSTENTIONS OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ASSET SALE AND THE DISSOLUTION. ACCORDINGLY, PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. YOU MAY ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF TSFG COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated [September 27], 2002.

                           RHBT FINANCIAL CORPORATION
                              249 EAST MAIN STREET
                               ROCK HILL, SC 29731

                                -----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [OCTOBER 31], 2002

                                 ---------------

To the Shareholders of RHBT Financial Corporation:

         We will hold a special meeting of shareholders of RHBT Financial Corporation on [October 31], 2002, at 11:00 a.m., local time, at 249 East Main Street, Rock Hill, South Carolina for the following purposes:

         1. Asset Sale Agreement and Plan of Dissolution. To consider and vote upon the sale of substantially all the assets of Rock Hill Bank & Trust, a wholly-owned banking subsidiary of RHBT Financial, to Carolina First Bank, a wholly-owned banking subsidiary of TSFG upon the terms set forth in the Asset Sale Agreement dated September 3, 2002, among Rock Hill Bank, Carolina First Bank and TSFG, and the merger of RHBT Financial with Rock Hill Bank & Trust, and the subsequent complete dissolution of RHBT Financial, in accordance with the Plan of Dissolution adopted by RHBT Financial's Board of Directors on September 25, 2002. This proposal is more fully described in the enclosed proxy statement/prospectus. You can find a copy of the Asset Sale Agreement in Appendix A to this proxy statement/prospectus, and you can find a copy of the Plan of Dissolution in Appendix B to this proxy statement/prospectus.

         2. To transact any other business as may properly be brought before the RHBT Financial special meeting or any adjournments or postponements of the RHBT Financial special meeting.

         We have fixed the close of business on [September 23], 2002 as the record date for determining those shareholders entitled to vote at the RHBT Financial special meeting and any adjournments or postponements of the RHBT Financial special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the RHBT Financial special meeting and any adjournments or postponements of the RHBT Financial special meeting.

                                            By Order of the Board of Directors,



                                            Elvin F. Walker
                                            Chairman of the Board


Rock Hill, South Carolina
[October 2], 2002



  THE BOARD OF DIRECTORS OF RHBT FINANCIAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                  FOR APPROVAL OF THE ASSET SALE AGREEMENT AND
                    FOR APPROVAL OF THE PLAN OF DISSOLUTION.

                                TABLE OF CONTENTS

CAPTION                                                                                                   PAGE NO.
---------                                                                                                 --------
ADDITIONAL INFORMATION..........................................................................................4
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE......................................................................5
SUMMARY.........................................................................................................7
         Information About TSFG and RHBT Financial..............................................................7
         RHBT Financial Will Sell Substantially All of its Assets to Carolina First Bank........................8
         RHBT Financial Will Dissolve and Distribute Assets to Shareholders.....................................8
         RHBT Financial Will Hold the Special Meeting on [October 31], 2002.....................................8
         RHBT Financial's Reasons for the Asset Sale............................................................9
         Certain Federal Income Tax Consequences................................................................9
         RHBT Financial's Board of Directors Recommends Shareholder Approval of the Asset Sale
                     and Plan of Dissolution....................................................................9
         RHBT Financial's Financial Advisor Says the Asset Sale Consideration Is Fair to RHBT
                     Financial Shareholders ....................................................................10
         RHBT Financial Shareholders Have Dissenters' Rights....................................................10
         RHBT Financial Officers and Directors Have Some Interests in the Asset Sale that are Different or in Addition to Their Interests as Shareholders...........................................10
         The Asset Sale is Expected to Occur in Fourth Quarter of 2002..........................................11
         The Dissolution of RHBT Financial is Expected to Occur in Fourth Quarter of 2002.......................11
         The Asset Sale Will Be Accounted for Under the Purchase Method of Accounting...........................11
         Completion of the Asset sale is Subject to a Number of Conditions......................................11
         Completion of the Plan of Dissolution is Subject to a Number of Conditions and Uncertainties...........11
         We May Not Complete the Asset Sale without Receiving All Required Regulatory Approvals.................11
         Termination of the Asset Sale Agreement................................................................11
         RHBT Financial Must Pay TSFG a Termination Fee Under Certain Circumstances.............................12
         Effect of Asset Sale on Rights of RHBT Financial Shareholders..........................................12
         Share Information and Market Prices....................................................................12
         COMPARATIVE STOCK PRICES AND DIVIDENDS.................................................................13
         COMPARATIVE PER SHARE DATA.............................................................................13
         SELECTED FINANCIAL DATA................................................................................15
RISK FACTORS....................................................................................................18
THE RHBT FINANCIAL SPECIAL SHAREHOLDERS' MEETING................................................................21
         Record Date............................................................................................21
         Quorum; Effect of Abstentions and Broker Non-Votes.....................................................21
         Proxies................................................................................................21
         Vote Required..........................................................................................22
         Recommendation of Board of Directors...................................................................22
THE ASSET SALE..................................................................................................23
         Transaction Structure..................................................................................23
         Asset Sale Consideration...............................................................................24
         Background of the Asset sale...........................................................................26
         Reasons of RHBT Financial for the Asset Sale...........................................................27
         Opinion of RHBT Financial's Financial Advisor..........................................................29
         Treatment of Options...................................................................................33
         Effective Time.........................................................................................33
         Conditions to the Completion of the Asset Sale.........................................................33
         Representations and Warranties.........................................................................34
         Conduct of Business Pending the Asset Sale.............................................................35
         No Solicitation by Rock Hill Bank......................................................................36
         Regulatory Approvals Required for the Asset Sale.......................................................36
         Certain Federal Income Tax Consequences................................................................37
         Termination of the Asset Sale Agreement................................................................38
         Extension, Waiver and Amendment of the Asset Sale Agreement............................................39
         Employee Benefit Plans and Existing Agreements.........................................................39
         Stock Market Listing...................................................................................39
         Expenses...............................................................................................40
         Accounting Treatment...................................................................................40

         Interests of Certain Persons in the Asset Sale.........................................................40
         Material Contacts between TSFG and Rock Hill Bank......................................................41
         Rights of Dissenting Shareholders of RHBT Financial....................................................41
         Restrictions on Resales by Affiliates..................................................................43
PLAN OF DISSOLUTION.............................................................................................44
COMPARATIVE RIGHTS OF SHAREHOLDERS..............................................................................45
DESCRIPTION OF TSFG CAPITAL STOCK ..............................................................................54
DESCRIPTION OF TSFG.............................................................................................58
DESCRIPTION OF RHBT FINANCIAL...................................................................................59
LEGAL MATTERS...................................................................................................72
EXPERTS.........................................................................................................72
OTHER MATTERS...................................................................................................73
WHERE YOU CAN FIND MORE INFORMATION.............................................................................73
FORWARD-LOOKING STATEMENTS......................................................................................74
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET............................................................75
RHBT FINANCIAL STATEMENTS.......................................................................................F-1

APPENDIX A:   Asset Sale Agreement..............................................................................A-1
APPENDIX B:   Plan of Complete Dissolution......................................................................B-1
APPENDIX C:   Fairness Opinion of The Orr Group, Inc............................................................C-1
APPENDIX D:   Dissenters Rights Statute.........................................................................D-1




                             ADDITIONAL INFORMATION

         This document incorporates important business and financial information about TSFG from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing, by email or by telephone from TSFG as follows:

                  The South Financial Group, Inc.
                  102 South Main Street
                  Greenville, South Carolina, 29601
                  Attn: Mary M. Gentry
                  Telephone: (864) 255-4919
                  Email: mary.gentry@thesouthgroup.com

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [OCTOBER 26], 2002 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         See "Where You Can Find More Information" on page 73 for further information.

           QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION

         These questions and answers summarize selected information in this document. They do not contain all of the information that is important to you. We urge you to read the entire document carefully and the other documents to which we refer to fully understand the asset sale. See "Where You Can Find More Information" on page 73.

Q: WHAT WILL HAPPEN IF THE SHAREHOLDERS DO NOT APPROVE THE ASSET SALE AND PLAN OF DISSOLUTION?

A: As noted on the cover page of this proxy statement/prospectus, Rock Hill Bank has been required to charge off or establish additional reserves for a material portion of its loan portfolio such that it is virtually impossible that Rock Hill Bank will be able to continue independent operations. IN THE OPINION OF THE RHBT FINANCIAL BOARD OF DIRECTORS, IF THE RHBT FINANCIAL SHAREHOLDERS DO NOT APPROVE THE PROPOSED ASSET SALE AND THE PLAN OF DISSOLUTION (AND SUCH ARE NOT SUBSEQUENTLY CONSUMMATED), ROCK HILL BANK WILL BE PLACED INTO A RECEIVERSHIP BY BANKING REGULATORS, AND THE RHBT FINANCIAL SHAREHOLDERS WILL RECEIVE LITTLE, IF ANYTHING, FOR THEIR SHARES OF RHBT FINANCIAL COMMON STOCK.

Q:       WHAT WILL I RECEIVE IN THE ASSET SALE AND DISSOLUTION?

A: RHBT Financial shareholders will not receive any compensation directly as a result of the asset sale between Carolina First Bank and Rock Hill Bank. Rather, Rock Hill Bank will receive 430,017 shares of TSFG common stock, plus the right to receive a cash earnout essentially equal to 30% of the gross amount associated with recoveries of charge-offs and net reductions in the loss reserve of certain designated loans and 50% of net amounts recovered under RHBT's blanket bond insurance policy with respect to such loans. (A more precise description of the earnout calculation is set forth on pages 24 and 25 below.) Rock Hill Bank will then merge into RHBT Financial, which in turn intends to dissolve and distribute all of its assets (net of assets retained to cover known and potential liabilities and administrative costs) to its shareholders.

Q:       WHAT ASSETS WILL BE DISTRIBUTED BY RHBT FINANCIAL TO ITS SHAREHOLDERS?

A: The Board of Directors presently plans to distribute most, but not necessarily all, of the TSFG common stock received by Rock Hill Bank (430,017 shares) to RHBT Financial shareholders shortly after the closing of the sale of assets. Additional distributions of cash will be made to shareholders if cash is collected by RHBT Financial from earnout payments and such cash is not needed to pay liabilities or administrative expenses. Additional distributions, if any, may be made over a period of about three and a half years.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE ASSET SALE?

A: We presently expect to complete the asset sale in the fourth quarter of 2002. However, we cannot assure you when or if the asset sale will occur. We must first obtain the approval of RHBT Financial shareholders at the special meeting and the necessary regulatory approvals.

Q:       WHEN WILL DISTRIBUTIONS TO RHBT FINANCIAL SHAREHOLDERS BEGIN?

A: The Board of Directors presently plans to begin making distributions shortly after the close of the asset sale. There could be delays, however, if shareholders exercise dissenters' rights or if the liabilities of RHBT Financial cannot be determined because of pending lawsuits by shareholders or for other reasons.

Q:       WHEN SHOULD I SEND IN MY STOCK CERTIFICATES?

A: Please DO NOT send in your stock certificates. Your stock certificate will continue to represent your ownership interest in RHBT Financial and your right to receive distributions.

Q:       WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote with respect to the asset sale proposal and the Plan of Dissolution proposal. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The board of directors of RHBT Financial recommends that its shareholders vote FOR approval of both the Asset Sale Agreement and the Plan of Dissolution.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may change your vote by revoking your proxy in any of the three following ways:

         o by sending a written notice to the secretary of RHBT Financial prior to the special meeting stating that you would like to revoke your proxy;

         o by completing, signing and dating another proxy card and returning it by mail prior to the special meeting; or

         o        by attending the special meeting and voting in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the asset sale proposal. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the asset sale and dissolution proposal.


Q: WHO CAN I CALL WITH QUESTIONS ABOUT THE SPECIAL MEETING, THE ASSET SALE OR THE PLAN OF DISSOLUTION, OR TO OBTAIN ADDITIONAL INFORMATION ABOUT TSFG AND RHBT FINANCIAL?

A: RHBT Financial shareholders may contact Patricia M. Stone, Chief Financial Officer, at (803) 324-2500. Requests for information regarding TSFG should be directed to Mary M. Gentry, Investor Relations Officer, at (864) 255-4919 or mary.gentry@thesouthgroup.com.

                                     SUMMARY

This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read the entire document carefully and the other documents to which we refer to fully understand the asset sale. Each item in this summary refers to the page where that subject is discussed in more detail.


INFORMATION ABOUT TSFG AND RHBT FINANCIAL (See pages 58 and page 59)

The South Financial Group, Inc.
104 South Main Street
Greenville, South Carolina 29601
(864) 255-7913

         TSFG is a financial holding company headquartered in Greenville, South Carolina that engages in a general banking business primarily through its two banking subsidiaries:

o Carolina First Bank. Carolina First Bank is a South Carolina-chartered, non-member bank that engages in a general banking business through 75 locations, which are located throughout South Carolina and in North Carolina. At August 31, 2002, it had total assets of approximately $5.7 billion, total loans of approximately $3.2 billion and total deposits of approximately $3.2 billion.

o Mercantile Bank. Mercantile Bank is a Florida-chartered, non-member bank that engages in a general banking business through 31 locations, which are located primarily in the Orlando, Tampa/St. Petersburg and Jacksonville areas. At August 31, 2002, following the completion of its merger with Gulf West Banks, Inc., it had total assets of approximately $1.4 billion, total loans of approximately $1.0 billion and total deposits of approximately $1.1 billion.

         Through its subsidiaries, TSFG provides a full range of banking services, including mortgage, trust and investment services designed to meet substantially all of the financial needs of its customers. TSFG commenced operations in December 1986. At August 31, 2002, following the completion of its merger with Gulf West Banks, Inc., it had total assets of approximately $7.1 billion, total loans of approximately $4.2 billion, total deposits of approximately $4.2 billion and approximately $579 million in shareholders' equity. TSFG's common stock trades on the Nasdaq National Market under the symbol "TSFG." The deposits associated with its banking subsidiaries are insured by the Federal Deposit Insurance Corporation.


RHBT Financial Corporation
249 East Main Street
Rock Hill, South Carolina 29731
(803) 894-5969

         RHBT Financial is a bank holding company that is headquartered in Rock Hill, South Carolina. Its operations are conducted through Rock Hill Bank & Trust, a South Carolina-chartered, non-member bank that provides banking services to businesses and to individuals that are located primarily in the Rock Hill area. At June 30, 2002, RHBT Financial had total assets of approximately $251 million, total loans of approximately $203 million, total deposits of approximately $213 million and approximately $6.3 million in shareholders' equity. RHBT Financial's common stock was suspended from trading on the Nasdaq National Market on July 3, 2002. The deposits of Rock Hill Bank are insured by the FDIC.

         At the end of its second quarter of 2002, RHBT Financial discovered that the misconduct of its chief operating officer was responsible for substantial losses in Rock Hill Bank's loan portfolio. The write down of the loans involved caused Rock Hill Bank to become critically undercapitalized and in imminent danger of being placed in receivership by the FDIC and the South Carolina State Board of Financial Institutions. The signing of the Asset Sale Agreement together with extensions of credit by Carolina First Bank to Rock Hill Bank has temporarily forestalled the imposition of receivership.

ROCK HILL BANK WILL SELL SUBSTANTIALLY ALL OF ITS ASSETS TO CAROLINA FIRST BANK (See page 23).

         The Asset Sale Agreement is attached as Appendix A to this document. You should read the Asset Sale Agreement because it is the legal document that governs the asset sale. The Asset Sale Agreement provides for the sale of substantially all of the assets of Rock Hill Bank to Carolina First Bank, in exchange for 430,017 shares of TSFG common stock and the right to receive a cash earnout equal to 30% of the gross amount associated with recoveries of charge-offs and net reductions in the loss reserve of certain designated loans and 50% of net amounts recovered under RHBT's blanket bond insurance policy with respect to such loans. (A more precise and detailed description of the earnout calculation is set forth on page 24 below.) After the asset sale, the former operations of Rock Hill Bank will be conducted as branch operations of Carolina First Bank. The Asset Sale Agreement also provides that Carolina First Bank will assume certain liabilities of Rock Hill Bank, including all deposit liabilities.


RHBT FINANCIAL WILL DISSOLVE AND DISTRIBUTE ASSETS TO SHAREHOLDERS (See page 44)

         Rock Hill Bank will merge into RHBT Financial, which in turn, will dissolve and distribute substantially all of its assets (net of assets retained to cover potential liabilities and administrative expenses) to its shareholders.

         South Carolina law requires that, before a dissolved corporation makes any distributions to its shareholders, the directors must pay or make provision for the payment of all of the corporation's liabilities. Since RHBT Financial and Rock Hill Bank may have potential liabilities, the amount of which will not be known at the time of dissolution, the directors will have to reserve the amounts estimated to be necessary to pay such liabilities when their amounts become known. For example, two lawsuits have been filed by shareholders against officers and directors of RHBT Financial and Rock Hill Bank and, in the case of one suit, also against RHBT Financial and Rock Hill Bank. The cost of defending these suits will be borne, at least in part, by RHBT Financial and Rock Hill Bank.

         After payment or provision for payment is made for all known or anticipated liabilities, the directors of RHBT Financial will distribute the remaining assets to RHBT Financial shareholders. It is expected that an initial distribution consisting of TSFG common stock will be made shortly after the closing of the sale of assets to Carolina First Bank. If all 430,017 TSFG shares are distributed, each share of RHBT Financial common stock will receive approximately 0.2499 shares of TSFG common stock. However, there can be no assurance that all of the TSFG common stock will be distributed.

         RHBT Financial may receive earnout payments in cash from Carolina First Bank after the closing of the asset sale. To the extent such payments are received and are not needed to pay administrative expenses or liabilities of RHBT Financial or Rock Hill Bank, they will be distributed to RHBT Financial shareholders. The last such payment is expected to be received within 60 days after December 31, 2005. Distributions made to shareholders may be subject to claims of creditors of RHBT Financial or Rock Hill Bank, and could be recouped from shareholders by creditors if RHBT Financial does not have sufficient assets to pay their obligations to those creditors.

         The Plan of Dissolution is attached as Appendix B to this document. You should read the Plan of Dissolution because it is the legal document that will govern the dissolution of RHBT Financial.

RHBT FINANCIAL WILL HOLD THE SPECIAL MEETING ON [OCTOBER 31], 2002 (See page
21).

         The special meeting of RHBT Financial shareholders will be held at 11:00 a.m., local time, on [October 31], 2002, at 249 East Main Street, Rock Hill, South Carolina. At the special meeting, RHBT Financial shareholders will be asked to vote to approve the Asset Sale Agreement (providing for the sale of substantially all of Rock Hill Bank's assets) and to approve the Plan of Dissolution (providing for the complete dissolution of RHBT Financial). You can vote at the special meeting if you owned RHBT Financial common stock at the close of business on [September 23], 2002. As of that date, there were 1,720,928 shares of RHBT Financial common stock entitled to be voted at the special meeting. Approval of the asset sale and the Plan of Dissolution requires that at least two thirds of the outstanding shares of RHBT Financial common stock be voted in favor of approval of the Asset Sale Agreement and Plan of Dissolution.

RHBT FINANCIAL'S REASONS FOR THE ASSET SALE AND DISSOLUTION (See page 27).

         In reaching its determination to approve the Asset Sale Agreement, the RHBT Financial board consulted with RHBT Financial's management and its financial and legal advisors, and considered a number of factors. The following factors are some of those considered by RHBT Financial's board of directors:

o        The financial condition of Rock Hill Bank

o The uncertainty as to the possibility of undiscovered problems with loans made or administered by the former chief operating officer

o The threat of imminent receivership as the result of Rock Hill Bank's being critically undercapitalized and having inadequate liquidity

o The inability or unwillingness of the FDIC to allow Rock Hill Bank to earn its way out of its capital predicament

o The unavailability of new capital and the probable cost to existing shareholders if such capital were available

o The unavailability of alternative proposals from other financial institutions

o The likelihood that Rock Hill Bank's being placed in receivership would result in a total or near total loss of investment by RHBT Financial shareholders

o The willingness and ability of Carolina First Bank to provide a liquidity line of credit to Rock Hill Bank upon signing of the Asset Sale Agreement

o        The value and liquidity of the TSFG common stock to be received

o The opportunity to participate with Carolina First Bank in any proceeds from improvements in the loans classified by the FDIC and any insurance recoveries

o The condition that an opinion be received from a financial advisor that the consideration to be received was fair from a financial point of view to the RHBT Financial shareholders.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (See page 37).

         Each aspect of the asset sale between Rock Hill Bank and Carolina First Bank and the dissolution of RHBT Financial will be taxable transactions. However, the parties do not expect that there will be tax liability to the RHBT Financial shareholders due to the likelihood that substantially all of such shareholders will have a basis in their RHBT Financial common stock which is in excess of value of the TSFG shares and the cash earnout received in the dissolution. This tax treatment may not apply to some RHBT Financial shareholders. Determining the actual tax consequences of the asset sale to you may be complex and will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the dissolution's tax consequences to you.


RHBT FINANCIAL'S BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE ASSET SALE AND THE PLAN OF DISSOLUTION (See page 22).

         RHBT Financial's board of directors believes that the asset sale and Plan of Dissolution are in the best interests of the RHBT Financial shareholders and has unanimously approved the Asset Sale Agreement and the Plan of Dissolution. RHBT Financial's board of directors recommends that RHBT Financial shareholders vote "FOR" these proposals.

RHBT FINANCIAL'S FINANCIAL ADVISOR SAYS THE ASSET SALE CONSIDERATION IS FAIR TO RHBT FINANCIAL SHAREHOLDERS (See page 29).

         The Orr Group, Inc. has given an opinion to RHBT Financial's board of directors that, as of September 3, 2002 (the date RHBT Financial's board of directors voted on the asset sale), the consideration to be received by Rock Hill Bank in connection with the asset sale is fair to RHBT Financial shareholders from a financial point of view. A copy of the opinion delivered by The Orr Group is attached to this document as Appendix C. RHBT Financial shareholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by The Orr Group in providing its opinion.

RHBT FINANCIAL SHAREHOLDERS HAVE DISSENTERS' RIGHTS (See page 41).

         RHBT Financial shareholders will have dissenters' rights in connection with the asset sale. Pursuant to Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended, the holders of shares of RHBT Financial common stock are entitled to dissent from the approval of the asset sale and to receive payment of the fair value of their shares of RHBT Financial common stock in the event the asset sale is consummated, upon compliance with the provisions of the South Carolina dissenters' rights statute. Holders of RHBT Financial common stock who wish to assert their dissenters' rights must (i) deliver to RHBT Financial, before the vote on the asset sale is taken, written notice of their intent to demand payment for their shares in the event the asset sale is consummated, (ii) not vote such shares in favor of the Asset Sale Agreement and
(iii) comply with the further provisions of the South Carolina dissenters' rights statute. The delivery of a proxy or a vote against approval of the asset sale will not constitute adequate notice of an intent to demand payment, but a failure to vote against such approval will not constitute a waiver of dissenters' rights. Any deviation from the procedures set forth in the South Carolina dissenters' rights statute could result in the forfeiture of dissenters' rights. Accordingly, shareholders of RHBT Financial wishing to dissent from approval of the asset sale are urged to read carefully "The Asset Sale -- Dissenters' Rights" and the copy of the South Carolina dissenters' rights statute set forth as Appendix D to this Proxy Statement/Prospectus and to consult with their own legal advisors.


RHBT FINANCIAL OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE ASSET SALE THAT ARE DIFFERENT OR IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS (See page 40).

         In addition to their interests as shareholders, the directors and executive officers of RHBT Financial each have interests in the asset sale that are different from your interests. These interests relate or arise from, among other things:

         o the retention of some of the officers of RHBT Financial as officers of Carolina First Bank;

         o the execution of employment agreements between Carolina First Bank and Herman E. Honeycutt, Patricia M. Stone, Stephen J. Sannella and Robert M. Jolley, Jr.;

         o the retention of all directors as members of a "local advisory board" and

         o the contribution of Carolina First Bank of up to $100,000 per year for five years for directors and officers liability insurance for directors and officers of RHBT Financial and Rock Hill Bank or to defray any liability incurred by directors and officers.

         RHBT Financial's board of directors was aware of these interests and took them into account in its decision to approve the Asset Sale Agreement.

         As of the record date, the directors and executive officers of RHBT Financial owned and were entitled to vote 180,674 shares of RHBT Financial common stock, which represents approximately 10.5% of the outstanding shares of RHBT Financial common stock. Each of them has indicated to us that they intend to vote "FOR" approval of the sale of substantially all of Rock Hill Bank's assets and the Plan of Dissolution. As of the record date, TSFG held 382,500 shares of RHBT Financial common stock, which TSFG intends to vote "FOR" approval of the sale of substantially all of Rock Hill Bank's assets and the Plan of Dissolution. Holders of at least two thirds of the outstanding shares of RHBT Financial common stock must vote in favor of the Asset Sale Agreement and the Plan of Dissolution for them to be approved.

THE ASSET SALE IS EXPECTED TO OCCUR IN FOURTH QUARTER OF 2002 (See page 33).

         The asset sale is expected to occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the asset sale will occur in the fourth quarter of 2002. However, we cannot assure you when or if the asset sale will occur. We must first obtain the approval of RHBT Financial shareholders at the special meeting and receive the necessary regulatory approvals.


THE DISSOLUTION OF RHBT FINANCIAL IS EXPECTED TO OCCUR IN FOURTH QUARTER OF 2002 (See page 44).

         Some distributions under the Plan of Dissolution are expected to occur shortly after consummation of the asset sale (anticipated to occur in the fourth quarter of 2002). However, we cannot assure you when or the exact amount of any distributions.


THE ASSET SALE WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING.

         The asset sale will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America.


COMPLETION OF THE ASSET SALE IS SUBJECT TO A NUMBER OF CONDITIONS (See page 33).

         Completion of the asset sale is subject to a number of conditions, including the approval of the Asset Sale Agreement by RHBT Financial's shareholders, and the receipt of regulatory consents and approvals that are necessary to permit completion of the asset sale. Some of the conditions to the asset sale may be waived by TSFG or RHBT Financial, as applicable.


COMPLETION OF THE PLAN OF DISSOLUTION IS SUBJECT TO A NUMBER OF CONDITIONS AND UNCERTAINTIES (See page 44).

         Completion of the Plan of Dissolution is subject to a number of conditions and uncertainties, including the approval of the Plan of Dissolution by RHBT Financial's shareholders and the completion of the Asset Sale to Carolina First Bank. Additionally, the extent to which assets will be available for distribution to RHBT Financial shareholders depends on the amount of any earnout payments and recoveries against third parties as well as the costs of administering the winding up and the amount of liabilities, such as lawsuits by shareholders, not assumed by Carolina First Bank.


WE MAY NOT COMPLETE THE ASSET SALE WITHOUT RECEIVING ALL REQUIRED REGULATORY APPROVALS (See page 36).

         The asset sale must be approved by the FDIC and the South Carolina State Board of Financial Institutions. We have filed applications with these regulatory bodies seeking such approval and expect to obtain all such regulatory approvals before the end of October 2002. However, we cannot be certain if or when we will obtain them.

TERMINATION OF THE ASSET SALE AGREEMENT (See page 38).

         TSFG and RHBT Financial can mutually agree to abandon the asset sale (and terminate the Asset Sale Agreement) at any time prior to the time the asset sale is completed, even after shareholder approval. Also, either RHBT Financial or TSFG can generally decide, without the consent of the other, to abandon the asset sale in a number of situations, including:

         o The other party materially breaches a representation, warranty or covenant in the Asset Sale Agreement and the breach is not cured within 30 days following receipt by the breaching party of written notice of the breach (or the breach, by its nature, cannot be cured prior to the closing).

         o        The asset sale has not been completed by March 31, 2003.

         o RHBT Financial shareholder approval is not obtained at the special meeting.

         o A regulatory authority denies a necessary approval or issues an order preventing the asset sale.

         Subject to several conditions, RHBT Financial's board of directors may terminate the Asset Sale Agreement if it determines that it has received a superior acquisition proposal from a third party and it is necessary to terminate the asset sale in order to comply with its fiduciary duties to RHBT Financial and its shareholders. In such case, a termination fee would be payable to TSFG.


RHBT FINANCIAL MUST PAY TSFG A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (See page 38).

         Under the Asset Sale Agreement, in the event that RHBT Financial or Rock Hill Bank enters into a definitive agreement providing for a "change of control transaction" with any party other than TSFG on or before June 30, 2003, Rock Hill Bank shall, subject to receipt of any necessary regulatory approvals, pay to TSFG a termination fee of $500,000 (immediately upon entry into such definitive agreement).


EFFECT OF ASSET SALE ON RIGHTS OF RHBT FINANCIAL SHAREHOLDERS (See page 45).

         The rights of RHBT Financial shareholders are governed by South Carolina law, as well as by RHBT Financial's articles of incorporation and bylaws. After completion of the asset sale, and assuming distributions of TSFG common stock are made under the Plan of Dissolution, the rights of the former RHBT Financial shareholders (as to RHBT Financial and with respect to any such shares of TSFG common stock received) will continue to be governed by South Carolina law. However, they will also be governed by TSFG's articles of incorporation and bylaws with respect to the TSFG common stock. Although TSFG's articles of incorporation and bylaws are similar in many ways to RHBT Financial's articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of such RHBT Financial shareholders.


SHARE INFORMATION AND MARKET PRICES  (See page 13).

         The following table sets forth the closing sale price per share of TSFG common stock and RHBT Financial common stock, and the equivalent per share price for RHBT Financial common stock, as of August 22, 2002 (the last full trading day before the public announcement of the asset sale). The Equivalent Price Per Share column is calculated by valuing the TSFG common stock at $19.98 per share, multiplying this value by the 430,017 shares of TSFG common stock being issued in the asset sale, and dividing this amount by the total number of shares of RHBT Financial common stock outstanding on August 22, 2002 (1,720,928 shares).

                            TSFG           RHBT Financial          Equivalent
                        Common Stock        Common Stock        Price Per Share
                        ------------       --------------       ---------------
August 22, 2002            $19.98                *                   $4.99

*        RHBT Financial's common stock did not trade on September 3, 2002.
         Trading in the RHBT Financial common stock on the Nasdaq Stock Market was suspended on July 3, 2002 and has not been reinstituted. The last price of RHBT Financial common stock before the suspension of trading was $14.35 per share. After the announcement of the asset sale, RHBT Financial common stock began trading over the counter on the "pink sheets". The last reported sales price of RHBT Financial common stock on September 17, 2002 was $4.50 per share.

         The market prices of both TSFG and RHBT Financial common stock will fluctuate prior to the closing of the asset sale. You should obtain current market quotations for TSFG common stock and RHBT Financial common stock.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         TSFG's common stock is quoted on the Nasdaq National Market under the symbol "TSFG." RHBT Financial common stock is no longer listed on any automated quotation system or stock exchange, but rather is traded on the "pink sheets" under the symbol "RHBT." The following table sets forth, for the periods indicated, the high and low sales prices per share for TSFG and RHBT Financial common stock as reported on the Nasdaq National Market (except that for the period from September 4, 2002 through September 17, 2002 for RHBT Financial, during which the high and low sales prices were derived from "pink sheets"). The table also sets forth the cash dividends declared per share for TSFG and RHBT Financial.

                                 TSFG                       RHBT FINANCIAL
                       ---------------------------- ----------------------------
                        Price Range  Cash Dividends  Price Range  Cash Dividends
                       -------------    Declared    -------------    Declared
                        High    Low    Per Share     High    Low    Per Share
                        ----    ---    ---------     ----    ---    ---------
2000
First Quarter          $18.13 $12.75    $0.10       $15.25 $12.50     $  --
Second Quarter          17.75  10.75     0.10        14.50  13.00        --
Third Quarter           15.88  11.00     0.10        15.25  13.00        --
Fourth Quarter          13.38   8.38     0.11        15.00  14.00        --

2001
First Quarter           17.38  12.19     0.11        14.88  11.00        --
Second Quarter          22.00  13.31     0.11        12.90  10.61        --
Third Quarter           20.00  14.01     0.11        13.50  10.00        --
Fourth Quarter          18.00  15.44     0.12        12.50  10.50        --

2002
First Quarter           20.49  17.51     0.12        14.00  12.00      0.07
Second Quarter          23.46  20.01     0.12        14.99  13.00      0.07
Third Quarter (through
  Sept. 17, 2002) (1)   22.56  18.98                 14.68   4.50        --

(1) The high closing sales price for RHBT Financial common stock was recorded on July 1, 2002. Since trading of RHBT Financial common stock resumed on the pink sheets, the high closing sales price for RHBT Financial common stock was $8.00.


                           COMPARATIVE PER SHARE DATA

         The following table shows historical information about our companies' respective dividends per share and book value per share, and similar information reflecting the asset sale, which we refer to as "pro forma" information, at June 30, 2002 and at December 31, 2001. In presenting the comparative pro forma information for the periods shown we assumed that we had been combined throughout those periods.

         Under the Asset Sale Agreement, Rock Hill Bank will receive 430,017 shares of TSFG common stock, plus the right to receive a cash earnout under the Asset Sale Agreement. At this time, we are unable to estimate the value of the earnout and accordingly have made no adjustments for the earnout in the pro forma information. Rock Hill Bank intends to merge into RHBT Financial, which in turn intends to dissolve and distribute all of its assets (net of assets retained to cover potential liabilities) to its shareholders. In addition, this assumes that none of the 430,017 shares are repurchased by TSFG. Under the Asset Sale Agreement, TSFG has agreed to repurchase for cash from Rock Hill Bank (at a price equal to the average closing prices of TSFG common stock for the five trading days immediately prior to closing), such number of these 430,017 shares as (i) shall be necessary to avoid the issuance of fractional shares to the RHBT Financial shareholders and (ii) as are not being distributed in connection with the dissolution of RHBT Financial.

         For the pro forma financial information, we have used an exchange ratio of 0.2499 shares of TSFG common stock for each share of RHBT Financial common stock for illustrative purposes. This exchange ratio reflects the issuance of 430,017 shares of TSFG common stock allocated among the RHBT Financial common stock outstanding of 1,720,928 shares. The information listed as "equivalent pro forma" for RHBT Financial was obtained by multiplying the pro forma amounts by a
0.2499 exchange ratio.

                   UNAUDITED COMPARATIVE PER COMMON SHARE DATA

                                           SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30, 2002      DECEMBER 31, 2001
                                            -------------      -----------------
TSFG
Dividends declared on common stock:
      Historical                                0.24                 0.45
      Pro forma                                 0.24                 0.45
Book value per common share (period end):
      Historical                               11.70                11.11
      Pro forma                                11.43

RHBT FINANCIAL
Dividends declared on common stock:
      Historical                                0.14                   --
      Equivalent pro forma                      0.06                 0.11
Book value per common share:
      Historical                                3.67
      Equivalent pro forma                      2.86

                             SELECTED FINANCIAL DATA

         The following two tables present unaudited selected historical financial information of TSFG and RHBT Financial. The historical information is derived from the historical financial statements of TSFG and RHBT Financial. In all cases, the financial information for each of TSFG and RHBT Financial is presented on a consolidated basis. The selected historical financial information for RHBT Financial is limited to balance sheet data as of June 30, 2002. At the end of the second quarter 2002, Rock Hill Bank discovered improper activities with respect to a large number of loans held in its loan portfolio. Since it has not been determined when such improper activities occurred, prior historical financial information of RHBT Financial cannot be relied upon.

         The pro forma financial information shows the June 30, 2002 consolidated balance sheet for TSFG combined with substantially all of the assets and liabilities of Rock Hill Bank in accordance with the Asset Sale Agreement.

         The information in the following tables should be read together with the historical financial information that TSFG has presented in its prior filings with the Securities and Exchange Commission or included in this document. TSFG has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 73. See "Financial Statements of RHBT Financial" beginning on page F-1. For additional pro forma information, see "Unaudited Pro Forma Condensed Combined Balance Sheet" beginning on page 75.

                         THE SOUTH FINANCIAL GROUP, INC.
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
            (Dollars and shares in thousands, except per share data)

                                            SIX MONTHS ENDED
                                                JUNE 30,                           YEARS ENDED DECEMBER 31,
                                        -----------------------   ----------------------------------------------------------
                                           2002         2001         2001        2000        1999        1998        1997
                                           ----         ----         ----        ----        ----        ----        ----
STATEMENT OF INCOME DATA
Interest income.......................  $  177,555   $  197,920   $  382,548  $  389,032  $  321,092  $  289,547  $  227,374
Interest expense .....................      69,519      111,013      197,324     214,403     146,478     140,206     109,541
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
      Net interest income ............     108,036       86,907      185,224     174,629     174,614     149,341     117,833
Provision for loan losses.............      12,482       10,108       22,045      23,378      18,273      15,646      14,642
Noninterest income....................      25,275       26,040       53,827      49,348      59,649      34,924      29,576
Noninterest expenses .................      75,926       74,451      148,504     189,859     154,829     113,383      94,214
Income taxes .........................      14,590        9,992       23,571       3,751      20,711      20,580      13,831
Minority interest in consolidated
  subsidiary, net of tax..............      (1,186)        (402)      (1,364)         --          --          --          --
                                        -----------  -----------  ----------- ----------  ----------  ----------  ----------
      Income before extraordinary
        item and cumulative effect
        of change in accounting
        principle.....................      29,127       17,994       43,567       6,989      40,450      34,656      24,722
Extraordinary item, net of tax........          --           --       (1,957)         --          --          --          --
Cumulative effect of change in
  accounting principle, net of tax....          --          282          282          --          --          --          --
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
         Net income...................  $   29,127   $   18,276   $   41,892  $    6,989  $   40,450  $   34,656  $   24,722
                                         =========    =========    =========   =========   =========   =========   =========

PER COMMON SHARE DATA
Basic:
   Income before extraordinary item
     and cumulative effect of change
     in accounting principle..........  $     0.72    $    0.42    $    1.04   $    0.16   $    0.95   $    0.90   $    0.79
   Net income.........................        0.72         0.43         1.00        0.16        0.95        0.90        0.79
Diluted:
   Income before extraordinary item
     and cumulative effect of change
     in accounting principle..........        0.70         0.41         1.02        0.16        0.93        0.87        0.77
   Net income.........................        0.70         0.42         0.98        0.16        0.93        0.87        0.77
Cash dividends declared...............        0.24         0.22         0.45        0.41        0.37        0.33        0.29
Book value (period end)...............       11.70        11.40        11.11       11.04       11.55       10.64        8.32
Market price (period end).............       22.41        18.88        17.75       13.25       18.25       25.31       21.50

BALANCE SHEET DATA (PERIOD END)
Total assets..........................  $6,165,497   $5,494,105   $6,029,442  $5,220,554  $4,768,656  $4,136,647  $3,420,794
Loans.................................   3,935,041    3,802,445    3,736,763   3,735,182   3,291,720   2,841,077   2,474,122
Allowance for loan losses.............      46,985       43,765       44,587      43,024      33,756      29,812      25,736
Total deposits........................   3,723,617    3,656,416    3,605,255   3,894,662   3,481,651   3,302,523   2,811,139
Long-term debt........................     433,866      521,754      411,294     318,326     314,279     116,125      94,665
Shareholders' equity..................     472,138      485,788      458,174     468,653     500,590     450,989     295,898
Common shares outstanding.............      40,342       42,599       41,229      42,460      43,327      42,372      35,561

BALANCE SHEET DATA (AVERAGES)
Total assets..........................  $6,132,529   $5,297,747   $5,459,515  $5,032,700  $4,282,274  $3,726,204  $2,835,578
Loans.................................   3,830,972    3,760,969    3,769,358   3,545,336   3,045,913   2,577,018   2,066,592
Total earning assets..................   5,623,303    4,759,915    4,928,970   4,450,016   3,820,904   3,384,157   2,588,037
Total deposits........................   3,633,457    3,767,610    3,688,250   3,699,553   3,373,282   3,050,268   2,331,167
Shareholders' equity..................     459,669      481,991      483,634     479,800     483,214     371,707     209,178
Common shares outstanding:
      Basic...........................      40,699       42,441       42,098      42,908      42,686      38,597      31,163
      Diluted.........................      41,610       43,148       42,824      43,551      43,618      39,705      32,189

FINANCIAL RATIOS
Net interest margin..................         3.92%        3.73%        3.80%       3.98%       4.62%       4.46%       4.60%
Return on average assets.............         0.95         0.69         0.77        0.14        0.94        0.93        0.87
Return on average equity.............        12.67         7.58         8.66        1.46        8.37        9.32       11.82
Average equity as a % of average
  assets.............................         7.50         9.10         8.86        9.53       11.28        9.98        7.38

ASSET QUALITY RATIOS
Nonperforming assets as a % of loans
  and other real estate owned........         1.19         1.08         1.17        0.58        0.43        0.33        0.25
Net charge-offs to average loans.....         0.53         0.49         0.54        0.39        0.39        0.52        0.63
Allowance for loan losses as a  % of
  loans held for investment, net of
  unearned income....................         1.20         1.18         1.20        1.16        1.04        1.09        1.15

                           RHBT FINANCIAL CORPORATION
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                                    JUNE 30, 2002
                                                    -------------
               BALANCE SHEET DATA
                   Total assets......................  $  250,578
                   Loans, net of unearned income.....     202,867
                   Allowance for loan losses.........       8,800
                   Total deposits....................     212,630
                   Shareholders' equity..............       6,309

               Per Common Share Data:
                   Book value .......................  $     3.67
                   Market price......................       14.25







               THE SOUTH FINANCIAL GROUP, INC. AND ROCK HILL BANK
       UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED BALANCE SHEET DATA
                  (Dollars in thousands, except per share data)

       The following unaudited pro forma selected balance sheet data combines the consolidated historical balance sheet of TSFG and Rock Hill Bank's assets and liabilities assuming they were combined as of June 30, 2002. The pro forma balance sheet data is provided for informational purposes only. It is not necessarily indicative of the actual financial position that would have resulted had the Asset Sale Agreement been consummated on June 30, 2002, nor is it necessarily indicative of future results. For additional pro forma information see "Unaudited Pro Forma Condensed Combined Balance Sheet" on page 75.

                                                             JUNE 30, 2002
                                                             -------------
    BALANCE SHEET DATA
    Total assets.....................................        $   6,407,513
    Loans............................................            4,136,370
    Allowance for loan losses........................               63,050
    Total deposits...................................            3,940,733
    Shareholders' equity.............................              464,838
    Common shares outstanding........................               40,772

    Per Common Share Data
    Book value (period end)..........................        $       11.43

                                  RISK FACTORS

         In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading "Forward-Looking Statements" beginning on page 74, the following factors should be considered carefully when evaluating this transaction and the value of TSFG common stock to be received in this transaction.

         BECAUSE THE MARKET PRICE OF TSFG COMMON STOCK MAY FLUCTUATE, YOU CANNOT BE SURE OF THE VALUE OF THE ASSET SALE CONSIDERATION THAT ROCK HILL BANK WILL RECEIVE. Upon completion of the asset sale, Rock Hill Bank will receive consideration consisting of shares of TSFG common stock and the right to receive a cash earnout (assuming the earnout becomes payable), all pursuant to the terms of the Asset Sale Agreement. Because TSFG is issuing a fixed amount of shares as part of the asset sale consideration, any change in the price of TSFG common stock prior to completion of the asset sale will affect the value of the asset sale consideration that Rock Hill Bank receives upon completion of the asset sale. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

         THE TIMING OR THE AMOUNT OF THE CASH EARNOUT CANNOT BE DETERMINED AT THIS POINT. The cash earnout has two components: (1) 30% of the gross amount associated with recoveries of charge-offs and net reductions in the loss reserve of certain designated loans; and (2) 50% of net amounts recovered under RHBT's blanket bond insurance policy with respect to such loans. The first component will not be determined or become payable until December 31, 2005. The second component will be payable in the fiscal quarter immediately subsequent to any such recoveries. However, there is no way to predict when or if such recoveries will occur. Accordingly, there can be no way to determine the amount of any cash earnout or the precise date on which it will be paid.

         The net result of this Risk Factor and the first Risk Factor is that at the time of the RHBT Financial special meeting, you will not be able to determine the value of any distributions that may be made to you as a result of this transaction.

         THE PENDING LAWSUITS MAY AFFECT THE AMOUNTS AVAILABLE FOR DISTRIBUTIONS. There are lawsuits pending against RHBT Financial and its directors, Rock Hill Bank, and certain of their executive officers. RHBT Financial is permitted to indemnify and advance expenses to these parties in certain instances in accordance with applicable law. The RHBT Board of Directors is likely to elect to hold back a portion of the asset sale consideration to fund the indemnification and expense advancement in connection with the pending lawsuits. The extent of such holdback has not been determined, but is expected to be material.

         STOCK AND MONEY RECEIVED BY ROCK HILL BANK FROM THE SALE OF ASSETS IS SUBJECT TO THE CLAIMS OF CREDITORS. Before Rock Hill Bank can distribute the stock and money it receives for the sale of its assets, it will have to pay or set aside funds to pay any liabilities it has which were not assumed by Carolina First Bank. Rock Hill Bank will retain cash to cover known liabilities incurred in the ordinary course of business which are not assumed, however, if there are additional liabilities for which funds must be paid or retained, the funds and the amount of stock or cash available for distribution to the RHBT Financial shareholders would be reduced.

         DISTRIBUTION MADE TO RHBT FINANCIAL SHAREHOLDERS COULD BE SUBJECT TO RECOUPMENT BY CREDITORS. South Carolina law provides that, under certain circumstances, a creditor of a dissolved corporation which has distributed all of its assets to its shareholders may enforce his claim against a shareholder of the dissolved corporation to the extent of the shareholder's pro rata share of the claim or the corporate assets distributed to the shareholder in the dissolution, whichever is less.

         ROCK HILL BANK MAY EXPERIENCE SIGNIFICANT LIQUIDITY PROBLEMS. In August and September 2002, Rock Hill Bank was experiencing material liquidity problems. To alleviate the problem, with the consent of the Federal Reserve Board, Carolina First Bank purchased $10 million of Rock Hill Bank's loans at par, and entered into a line of credit providing that Rock Hill Bank could borrow up to $20 million from Carolina First Bank for liquidity purposes. This $20 million line of credit is secured by a lien on all of Rock Hill Bank's loans and is at market rate of interest. However, TSFG has entered into "passivity" commitments with the Federal Reserve Board, which prohibited TSFG from taking any action which would constitute "control" of RHBT Financial.

Consequently, if this $20 million line of credit were insufficient, there is guarantee that the Federal Reserve Board would permit Carolina First Bank to lend additional funds to Rock Hill Bank (or that Carolina First Bank would, in fact, lend additional funds).

         TSFG MAY HAVE INCORRECTLY ASSESSED THE CREDIT QUALITY OF ROCK HILL BANK'S LOAN PORTFOLIO. Rock Hill Bank has experienced significant write-downs and charge-offs of loans as described on page 25. TSFG has attempted to ascertain the credit quality of the remainder of Rock Hill Bank's loan portfolio and has priced this transaction accordingly. However, to the extent that write-downs and charge-offs of Rock Hill Bank loans are significantly above the levels anticipated by TSFG, TSFG's business and operations could be materially and adversely affected.

         THE MARKET PRICE OF THE SHARES OF TSFG COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF RHBT FINANCIAL COMMON STOCK. Upon completion of the asset sale and distribution of the TSFG common stock, holders of RHBT Financial common stock will become holders of TSFG common stock. Some of TSFG's current businesses and markets differ from those of RHBT Financial and, accordingly, the results of operations of TSFG after the asset sale may be affected by factors different from those currently affecting the results of operations of RHBT Financial. For a discussion of the businesses of TSFG and RHBT Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under "Where You Can Find More Information" on page 73 and "Description of RHBT Financial" on page 59.

         COMBINING OUR TWO OPERATIONS MAY BE MORE DIFFICULT, COSTLY OR TIME-CONSUMING THAN WE EXPECT. Carolina First Bank and Rock Hill Bank have operated, and, until the completion of the asset sale, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the asset sale. As with any asset sale of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. These disruptions may have an adverse effect on the value of the TSFG common stock.

         FUTURE RESULTS OF THE COMBINED COMPANIES MAY MATERIALLY DIFFER FROM THE PRO FORMA FINANCIAL INFORMATION PRESENTED IN THIS DOCUMENT. Future results of TSFG reflecting the assets and liabilities acquired in this transaction may be materially different from those shown in the pro forma financial statements that only show a combination of our historical results. We have estimated that the combined company will record approximately $2.7 million (pre-tax) of asset sale-related charges and purchase accounting adjustments. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate our two companies. Furthermore, these charges may decrease capital of TSFG that could be used for profitable, income-earning investments in the future. The charges and adjustments we estimate are described in the section entitled "Unaudited Pro Forma Condensed Combined Balance Sheet" beginning on page 75. Approximately $1.5 million of pre-tax purchase accounting adjustments will be recorded upon completion of the asset sale, and $1.2 million of estimated pre-tax asset sale-related charges will be recorded in 2002 after completion of the asset sale. If the charges are significantly higher than anticipated, the value of the TSFG common stock may be adversely affected.

         TSFG HAS EXPERIENCED SIGNIFICANT GROWTH THROUGH ACQUISITIONS, WHICH COULD, IN SOME CIRCUMSTANCES, ADVERSELY AFFECT NET INCOME. TSFG has experienced significant growth in assets as a result of acquisitions. Moreover, TSFG anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are risks associated with TSFG's acquisition strategy that could adversely impact net income. These risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into TSFG and being unable to profitably deploy funds acquired in an acquisition. Furthermore, we can give you no assurance about the extent that TSFG can continue to grow through acquisitions.

         Any future acquisitions would be accounted for using the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that TSFG engages in significant acquisitions accounted for by the purchase method of accounting in the future, TSFG may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve Board.

         In the future, TSFG may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership.

         TSFG HAS VARIOUS ANTITAKEOVER MEASURES THAT COULD IMPEDE THE TAKEOVER OF TSFG. TSFG has various antitakeover measures in place, some of which are listed below. Any one or more of these measures may impede the takeover of TSFG without the approval of TSFG's board of directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of TSFG common stock. See "Description of TSFG Capital Stock" on page 54.

         The antitakeover measures include:

         o a shareholders' rights plan which, among other things, provides for the dilution of the TSFG common stock holdings of shareholders who acquire 20% or more of the TSFG common stock and attempt to acquire TSFG without the consent of management; and

         o various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving TSFG.

         TSFG HAS EXPERIENCED SIGNIFICANT GROWTH IN COMMERCIAL LENDING ACTIVITIES, WHICH ENTAILS SPECIAL RISKS NOT ASSOCIATED WITH OTHER TYPES OF LOANS. Over the past several years, TSFG has experienced significant growth in commercial and commercial real estate loans. These loans are generally more risky than one-to-four family mortgage loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. There is a risk that the quality of TSFG's loan portfolio could decline, particularly in connection with the rapid growth in loans TSFG has experienced over the past several years, which could adversely affect the value of TSFG's common stock.

                THE RHBT FINANCIAL SPECIAL SHAREHOLDERS' MEETING

         The RHBT Financial board is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of RHBT Financial shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at 249 East Main Street, at 11:00 a.m. on [October 31], 2002. At the special meeting, you will be asked to consider and vote to approve the Asset Sale Agreement and the Plan of Dissolution.

         TSFG is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by TSFG of its shares of common stock to Rock Hill Bank and their subsequent distribution to you.

         Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided. If your shares are held in "street name," you should instruct your broker how to vote by following the directions provided by your broker.

RECORD DATE

         The RHBT Financial board has fixed the close of business on September 23, 2002 as the record date for determining the RHBT Financial shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 1,720,928 issued and outstanding shares of RHBT Financial common stock held by approximately [_________] holders of record. Only holders of record of RHBT Financial common stock as of the record date are entitled to notice of and to vote at the special meeting.

QUORUM; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present.

         Because approval of the Asset Sale Agreement and the Plan of Dissolution requires the affirmative vote of the holders of two-thirds of the outstanding shares of RHBT Financial common stock, abstentions will have the same effect as a vote against this proposal. The asset sale and dissolution is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions.

PROXIES

         Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the RHBT Financial board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the Asset Sale Agreement and Plan of Dissolution and in the discretion of the proxy holder as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the Asset Sale Agreement and Plan of Dissolution will be voted in favor of any adjournment or postponement of the special meeting.

         Directors, officers and other employees of RHBT Financial or its subsidiaries may solicit proxies, including personally or by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. RHBT Financial will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by those persons, and RHBT Financial will reimburse these persons for their reasonable out-of-pocket expenses. RHBT Financial may engage a proxy solicitation firm to assist in the solicitation of proxies for the special meeting.

         Revocability. If you hold your shares in your own name, you may revoke your proxy at any time before its exercise at the special meeting by:

         o        giving written notice of revocation to the Secretary of RHBT
                  Financial,

         o properly submitting a duly executed proxy bearing a later date, or

         o        voting in person at the special meeting.


         You should address all written notices of revocation and other communications with respect to revocation of proxies to:

                  RHBT Financial Corporation
                  249 East Main Street
                  Rock Hill, South Carolina, 29731
                  Attention: Patricia M. Stone

         A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with the Secretary of RHBT Financial before the shares are voted.

         If your shares are held in "street name" and you have instructed your broker to vote your shares, you must follow directions provided by your broker to change your vote.

VOTE REQUIRED

         The affirmative vote of the holders of two-thirds of the outstanding shares of RHBT Financial common stock is required to satisfy all legal requirements for approval of the Asset Sale Agreement and the Plan of Dissolution. Each share of RHBT Financial common stock is entitled to one vote on each matter submitted to the meeting. If you do not vote your shares, it will have the same effect as a vote "against" the Asset Sale Agreement and the Plan of Dissolution.

         As of the record date, the directors and executive officers of RHBT Financial owned and are entitled to vote 180,674 shares of RHBT Financial common stock, which represents approximately 10.5% of the outstanding shares of RHBT Financial common stock. Each of them has indicated to us that they intend to vote "FOR" approval of the Asset Sale Agreement and the Plan of Dissolution. As of the record date, TSFG held 382,500 shares of RHBT Financial common stock. TSFG will vote its shares "FOR" the Asset Sale Agreement and the Plan of Dissolution. Holders of two-thirds of the outstanding shares of RHBT Financial common stock must vote in favor of the Asset Sale Agreement and the Plan of Dissolution in order for them to be approved.

RECOMMENDATION OF BOARD OF DIRECTORS

         The RHBT Financial board has unanimously approved the Asset Sale Agreement and the Plan of Dissolution, believes that the asset sale and dissolution are in the best interests of RHBT Financial, and recommends that you vote "FOR" approval of the Asset Sale Agreement and Plan of Dissolution "The Asset Sale--Reasons of RHBT Financial for the Asset Sale" on page 27.

         As noted on the cover page of this proxy statement/prospectus, Rock Hill Bank has been required to charge off or establish additional reserves for a material portion of its loan portfolio such that it is virtually impossible that Rock Hill Bank will be able to continue independent operations. In the opinion of the RHBT Financial Board of Directors, if the RHBT Financial shareholders do not approve the proposed asset sale and the Plan of Dissolution (and such are not subsequently consummated), Rock Hill Bank will be placed into a receivership by banking regulators, and the RHBT Financial shareholders will receive little, if anything, for their shares of RHBT Financial common stock.

                                 THE ASSET SALE

         The following description of the material information pertaining to the asset sale, including the material terms and conditions of the Asset Sale Agreement, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement/prospectus, including the Asset Sale Agreement attached as Appendix A, which is incorporated by reference into this proxy statement/prospectus. We urge you to read the Appendices in their entirety.

TRANSACTION STRUCTURE

         The Asset Sale Agreement provides that Rock Hill Bank, in effect, sells all of its assets to Carolina First Bank except for those assets which are specifically excluded. Additionally, Carolina First Bank is assuming only specified liabilities of Rock Hill Bank (including all deposit liabilities). In exchange for the acquired assets, TSFG (Carolina First Bank's parent company) is issuing to Rock Hill Bank 430,017 shares of its common stock, as well as agreeing to pay a cash earnout described below. The corporate existence of Rock Hill Bank and RHBT Financial are unaffected by the Asset Sale Agreement.

         The assets being acquired include all of the following (except for "excluded assets"):

         o all loan receivables and related collateral and documentation, including loan receivables which have been charged off or for which reserves have been established;

         o all intellectual property owned or licensed by Rock Hill Bank and used in its business;

         o all confidential information (including electronic information), operational data, marketing information, advertising materials, sales records, customer lists, customer files (including customer credit and collection information), historical and financial records and files relating to Rock Hill Bank's business;

         o all warranties, indemnities or other rights and causes of action relating to the assets acquired;

         o        all goodwill and other intangible property;

         o all rights under contracts being expressly assumed under the Asset Sale Agreement;

         o to the extent transferable, all permits, licenses, consents, approvals, certificates, variances or other authorizations required in connection with the operation of Rock Hill Bank's business under any law or contract (other than Rock Hill Bank's charter);

         o        the names and other intellectual property of Rock Hill Bank;

         o any and all Tax refunds (but not net operating loss carryforwards);

         o Rock Hill Bank's blanket bond policy, errors and omission policies and all other insurance policies other than any directors and officers liability policies or general liability policies; and

         o any choses in action, claims and other pending or inchoate rights (other than such as may arise as counterclaims in connection with liabilities not assumed).

The "excluded assets" are as follows:

         o        Rock Hill Bank's rights under the Asset Sale Agreement;

         o all taxpayer and other identification numbers, and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Rock Hill Bank as a corporation;

         o        all contracts not specifically assumed;

         o Rock Hill Bank's rights under RHBT Financial's directors and officers liability insurance and Rock Hill Bank's general liability insurance policies, to the extent that such policies cover liabilities not assumed hereunder; and

         o certain other immaterial assets listed on a schedule to the Asset Sale Agreement.

         Carolina First Bank will assume the liabilities set forth below to the extent that they are effectively assigned to Carolina First Bank on the closing date (except where a third party consent is required for the assignment of such liability and such consent has not been obtained):

         o all Rock Hill Bank deposits and all obligations of Rock Hill Bank to provide services incidental to Rock Hill Bank deposits;

         o liabilities reflected on Rock Hill Bank's August 31, 2002 balance sheet provided to Carolina First Bank, except to the extent any such liabilities are expressly "excluded";

         o Rock Hill Bank's obligations that have arisen in the ordinary course of its business and which are related to the assets acquired (such as under Rock Hill Bank's loan receivables), except for non-contractual liabilities arising from Rock Hill Bank's (or its affiliates') negligence, misconduct, violations of law or breaches of duty (except that Carolina First Bank is not assuming any liabilities covered by Rock Hill Bank's errors and omission policies unless and to the extent that such policies are effectively assigned to Carolina First
                  Bank);

         o Rock Hill Bank's indemnity obligations under its investment banking agreement entered into in August 2002 with the Orr Group;

         o liabilities under the contracts which are expressly being assumed by Carolina First Bank under the Asset Sale Agreement (except to the extent attributable to any act or omission taken or omitted to be taken by Rock Hill Bank prior to the closing in violation of any such contract);

         o        obligations arising from this asset sale; and

         o obligations pursuant to loan commitments and letters of credit entered into in the ordinary course of business.

Liabilities not assumed by Carolina First Bank are all of the other liabilities of Rock Hill Bank, including:

         o the litigation described in RHBT Financial's quarterly report on Form 10-Q for the quarter ended June 30, 2002, liabilities or obligations with respect to any litigation or other proceedings (broadly defined) arising or made known to Rock Hill Bank prior to closing, or related to or arising from any act or omission of Rock Hill Bank or its affiliates prior to the closing, whether known, unknown or contingent, or otherwise arising out of the conduct by Rock Hill Bank and its affiliates prior to the closing;

         o liability arising from actions taken by non-executive employees of Rock Hill Bank in the ordinary course of business, liabilities arising from Rock Hill Bank's or its affiliates' negligence, misconduct, violations of law or breaches of duty or contract, or any obligations of indemnity with respect to any such violations by any person;

         o liabilities relating to any regulatory matters arising prior to the closing or arising after the closing and relating to pre-closing acts, omissions or business operations of Rock Hill Bank and its affiliates;

         o liabilities relating to or arising from circumstances, events or conditions existing prior to the closing and not expressly assumed hereunder;

         o liabilities relating to any assets not purchased in the transaction; and

         o Rock Hill Bank's liability for any taxes not recorded on Rock Hill Bank's or RHBT Financial's financial statements.


ASSET SALE CONSIDERATION

         In connection with the asset sale, TSFG (Carolina First Bank's parent company) is issuing to Rock Hill Bank 430,017 shares of its common stock. However, TSFG has agreed to repurchase for cash from Rock Hill Bank (at a price equal to the average closing prices of TSFG common stock for the five trading days immediately prior to closing), such number of these 430,017 shares as (1) shall be necessary to avoid the issuance of fractional shares to the RHBT Financial shareholders and (2) as are not being distributed in connection with the dissolution of RHBT Financial.

         In addition, TSFG is obligated to pay a cash earnout. The cash earnout is derived from a detailed calculation described below. For purposes of calculating the cash earnout, the following definitions apply:

                  "Designated Loans" are those loans of Rock Hill Bank set forth on Exhibit A to the Asset Sale Agreement (and are essentially the loans which had been classified by the FDIC as "substandard", "doubtful", or "loss" at August 30, 2002 and any related credits). At August 31, 2002 the total principal amount outstanding on the Designated Loans was $45,233,443, the total amount which had been charged-off was $12,923,486 and the total amount which had been reserved by Rock Hill Bank was $6,618,591.

                  "Loss Recovery" is the amount by which the Initial Estimated Loss exceeds the Final Estimated Loss, plus (1) the Recovered Interest and (2) any consequential or punitive damages recovered against third parties that do not otherwise constitute Insurance Recoveries.

                  "Initial Estimated Loss" is equal to Charged-off Amounts associated with the Designated Loans on August 31, 2002, plus the general and specifically allocated reserves on such Designated Loans on August 31, 2002.

                  "Final Estimated Loss" is equal to Charged-off Amounts associated with the Designated Loans on December 31, 2005, plus the general and specifically allocated reserves on such Designated Loans on December 31, 2005.

                  "Charged-Off Amounts" is the difference between the principal balance outstanding on the Designated Loans and the book value of such Designated Loans (as carried on a the appropriate party's loan ledger, not net of reserves).

                   "Insurance Recovery" is the net amounts collected by Carolina First Bank (as Rock Hill Bank's successor) on or before December 31, 2007 under Rock Hill Bank's blanket bond or other fiduciary-type insurance policies as they relate to the Designated Loans, net of any out of pocket expenses paid to third parties (such as attorneys) in connection with the procurement of such amounts.

                  "Recovered Interest" shall mean interest on the Loss Recovery at a rate equal to Carolina First Bank's gross yield on earning assets on the Loss Recovery, which is deemed to have accrued from August 31, 2002 through December 31, 2005.

TSFG is obligated to pay to Rock Hill Bank (or its assignees) cash equal to the following amounts:

         o An amount equal to 30% of the Loss Recovery (the "Loss Recovery Earnout"), which shall be payable within 60 days following December 31, 2005 (or such longer period as may be reasonably necessitated by securities laws) and be accompanied by a certification of an executive officer of TSFG demonstrating in reasonable detail the calculation of the Loss Recovery Earnout.

         o An amount equal to 50% of the Insurance Recovery (the "Insurance Earnout"), which shall be payable within ten business days following the end of any calendar quarter in which an Insurance Recovery is received (or such longer period as may be reasonably necessitated by securities laws) and be accompanied by a certification of an executive officer of TSFG demonstrating in reasonable detail the calculation of the Insurance Recovery.

In making the cash earnout calculation, the following provisions apply:

         o Designated Loans which are the subject of an Insurance Recovery shall be removed from the calculation of Loss Recovery.

         o All credit related decisions relating to the Designated Loans, including the determination of loss reserves shall be made in accordance with Carolina First Bank's loan and credit policies then in effect.

         o Amounts collected with respect to Designated Loans shall be applied first to the extent of any interest and fees, and the balance to outstanding and charged-off principal amounts (before any proceeds are applied to expenses of collection).

         Carolina First Bank is obligated to manage, service, administer, enforce and make collections on the Designated Loans in accordance with the terms of the Asset Sale Agreement, the terms of the Designated Loans, Carolina First Bank's credit policies, Carolina First Bank's servicing procedures and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers its other loans that are similar to the Designated Loans. Carolina First Bank is also obligated to provide quarterly reports in reasonable detail with respect to Loss Recoveries and Insurance Recoveries to Rock Hill Bank and Carolina First Bank's York County Advisory Board.

         The terms of the asset sale were determined by RHBT Financial and TSFG on the basis of arm's-length negotiations.

BACKGROUND OF THE ASSET SALE

         On the evening of June 27, 2002 the Chief Executive Officer of Rock Hill Bank was advised that the then president and chief operating officer (the "COO"), who had been unexpectedly absent that day, had admitted to inappropriately handling loans involving a major amount of money. Rock Hill Bank immediately began an investigation of the COO's activities and the loan files originated or administered by the COO. The Rock Hill Bank also notified the FBI and the FDIC. On July 3, 2002 RHBT Financial and Rock Hill Bank terminated the employment of the COO and issued a press release indicating the termination of the COO due to irregularities in the loan portfolio and the existence of the investigations by Rock Hill Bank, the FBI and FDIC. On July 3, 2002 NASDAQ suspended trading in the common stock of RHBT Financial until further information about the situation was available.

         The FDIC sent a team of examiners to Rock Hill Bank on July 8, 2002 and began reviewing loans made or administered by the COO. That examination was continuing at September 27, 2002. As the examination proceeded it became increasingly apparent that the COO had made a large number of loans in violation of various policies of Rock Hill Bank and had used his familiarity with Rock Hill Bank's controls and systems to avoid and defeat the controls and disguise the true nature of the loans while hiding their weaknesses and problems. Initially it appeared that the losses Rock Hill Bank would suffer would be small enough that Rock Hill Bank's existing allowance for loan losses and insurance recoveries would be sufficient for Rock Hill Bank to recognize the losses but continue to be adequately capitalized. However, it was also realized that Rock Hill Bank could need additional capital as well as managerial assistance. Rock Hill Bank contacted a regional investment banking firm and discussed with them various possible alternatives for dealing with the situation. Rock Hill Bank also decided that it should contact TSFG since it was the largest shareholder of RHBT Financial and might provide assistance.

         As a result of a merger, TSFG is the owner of about 22% of the outstanding common stock of RHBT Financial. At the time of the merger by which TSFG acquired the RHBT Financial common stock, TSFG had made an agreement with the Federal Reserve that it would only be a passive investor in RHBT Financial. Accordingly, TSFG had not had any prior contact with RHBT Financial. On August 1, 2002 representatives of RHBT Financial met with senior executives of TSFG and explained to them the situation and the status of Rock Hill Bank as they then understood it. They inquired of TSFG as to whether it might have an interest in or be willing to (i) provide additional capital or otherwise assist in restructuring Rock Hill Bank's balance sheet, (ii) assist Rock Hill Bank in meeting its short-term personnel needs, and/or (iii) an acquisition of RHBT Financial should the RHBT board of directors determine that was desirable. TSFG indicated that it was inclined to be helpful in any way that it could, that it felt the Rock Hill market was attractive and it would have an interest in an acquisition if RHBT Financial were also interested. The meeting ended with an agreement to keep TSFG advised of the situation.

         On August 6, 2002 the FDIC sent a letter to Rock Hill Bank indicating that its examiners had estimated that the bank would need to expense $15.6 million in order to recognize losses in the loans they had examined and to have an allowance for loan losses that was adequate. Doing so would reduce Rock Hill Bank's capital to less than 2% of its assets causing Rock Hill Bank to be "critically undercapitalized." The FDIC called a special meeting of Rock Hill Bank's board of directors for August 8, 2002 which was attended by seven representatives of the FDIC from three different offices, a representative of the Federal Reserve and the Commissioner of Banking and Chief Examiner of the South Carolina State Board of Financial Institutions. At the meeting, FDIC representatives explained that Rock Hill Bank's capital position was critically low, that the FDIC was obligated to place Rock Hill Bank in receivership unless there was an acceptable plan to recapitalize Rock Hill Bank, and that Rock Hill Bank had 30 days to submit an acceptable plan to recapitalize Rock Hill Bank.

         Following the meeting with FDIC the boards of RHBT Financial and Rock Hill Bank met and considered actions that could be taken to restore Rock Hill Bank's capital. The boards concluded that it was unlikely that anyone would be willing to make a capital investment under the circumstances and that, if such a person could be found, it was likely that the person would demand such a large ownership share that the existing shareholders would lose most of the value of their investments. The boards believed that Rock Hill Bank was capable of earning sufficient profits to restore Rock Hill Bank's capital to an adequate level over a period of several years but that Rock Hill Bank would be subject to numerous regulatory restrictions during such a period which would limit its ability to grow. The boards decided that TSFG, because of its existing ownership in RHBT Financial and its expressed general interest in an acquisition of RHBT Financial, was the most promising prospective acquiror and that TSFG should be contacted and invited to make an acquisition proposal.

         On August 8, 2002 additional information regarding the status of Rock Hill Bank's situation with FDIC was provided to TSFG and it was asked if it would like to make a proposal. Thereafter, on August 15, 2002 senior executive officers of TSFG met with the RHBT Financial board of directors and expressed an interest in acquiring Rock Hill Bank and asked to be permitted access to Rock Hill Bank's loan files and other records to evaluate the situation. The board of directors agreed to the access and several TSFG personnel began reviewing records on August 16, 2002.

         On August 15, 2002 and on August 19, 2002 RHBT Financial made filings with the Securities and Exchange Commission regarding its financial condition at June 30, 2002 and its results of operations through June 30, 2002 which disclosed substantial losses and the fact that Rock Hill Bank was critically undercapitalized. These filings were reported in the local press in a way that implied that Rock Hill Bank was running out of money. That was followed by abnormally high deposit withdrawals.

         On August 19 and 20, 2002 Rock Hill Bank was contacted by two other financial institutions that indicated a possible interest in acquiring the bank. Representatives of Rock Hill Bank met with senior executives of each of those institutions on August 20, 2002 and explained to them the situation including the fact that Rock Hill Bank was fearful that the bank would be placed in receivership at the close of business on August 23, 2002, a fear that had also been communicated to TSFG. Accordingly, the other institutions were requested to make any proposal by the afternoon of August 22, 2002. At the meeting with one of the institutions, its chief executive officer advised the representatives of Rock Hill Bank, after a thorough discussion of Rock Hill Bank's situation, that it would not make a proposal. The other institution indicated that it expected to make a proposal and arranged to have its representatives conduct a due diligence investigation the following day. However, a representative of that institution notified Rock Hill Bank in the early afternoon of August 22, 2002 that it had decided not to make a proposal.

         By the morning of August 22, 2002 the outflow of deposits at Rock Hill Bank had reached a crisis level. Rock Hill Bank's counsel was informed by the South Carolina banking regulators that they would be obligated to appoint a receiver for Rock Hill Bank if the bank were unable to pay checks drawn on it and that it appeared that such could happen within the next day or two if Rock Hill Bank could not obtain additional cash. The FDIC had also communicated to Rock Hill Bank that it was extremely concerned about Rock Hill Bank's deteriorating liquidity and that immediate corrective action was required.

         The boards of directors of RHBT Financial and Rock Hill Bank met on the afternoon of August 22, 2002 and received, considered and accepted a proposal by TSFG and Carolina First Bank pursuant to which Rock Hill Bank would enter into a letter of intent to be followed by a definitive agreement under which Rock Hill Bank would sell most of its assets to Carolina First Bank in exchange for Carolina First Bank's assuming all of Rock Hill Bank's deposits as well as certain of its other liabilities and the issuance to Rock Hill Bank of 430,017 shares of TSFG common stock plus the possible issuance of additional shares of TSFG common stock if certain insurance payments were received and if Rock Hill Bank's classified loans improved in value over a three year period. In addition, Carolina First Bank agreed to lend Rock Hill Bank up to $10 million to meet its liquidity requirements on the security of Rock Hill Bank's loan portfolio. The letter of intent was signed by the parties thereto on August 22, 2002 and announced via a press release. Subsequently, Carolina First Bank (with the express approval of the Federal Reserve Board) entered into a $20 million line of credit with Rock Hill Bank, secured by Rock Hill Bank's loans, to provide additional liquidity support.

         Thereafter officers and counsel of TSFG, Carolina First Bank and Rock Hill Bank negotiated and agreed upon the terms of the Asset Sale Agreement which was approved by Rock Hill Bank's board of directors on September 4, 2002.

REASONS OF RHBT FINANCIAL AND ROCK HILL BANK FOR THE ASSET SALE

         Prior to the unfolding of the events described above, the boards of directors of RHBT Financial and Rock Hill Bank planned for the bank to continue as a Rock Hill based, independent community bank. The directors planned for the bank to grow in and with the Rock Hill area. As the events described above began to unfold it became apparent that the effect of the problems caused by the COO would be serious enough that a substantial change of direction would be required.

         Immediately after the August 8, 2002 meeting between the boards of directors and FDIC representatives Rock Hill Bank found itself saddled with legal and regulatory restrictions on its ability to do business and the requirement to develop and submit for approval a capital restoration plan. At that point the boards believed that three alternatives were available to remedy the situation: (i) obtaining an infusion of new capital; (ii) restoring capital through future earnings; or (iii) selling Rock Hill Bank to another party that could restore the capital.

         The first alternative, obtaining an infusion of new capital, was considered and rejected as being infeasible because (a) the boards did not know of any shareholders that they believed would be likely to make such an investment; (b) an informal contact with an investment banking firm familiar with Rock Hill Bank indicated substantial doubt that outside investors could be found; (c) a previous indication by another investment banking firm that interested investors might be available was based on an assumed condition of Rock Hill Bank that was much better than was actually the case; and (d) it was apparent that, even if a new investor could be found, the new investor would require receiving such a large share of Rock Hill Bank that the result would be tantamount to selling the bank.

         The boards believed that the second option, restoring the capital through future earnings, was a viable option but that it would take a number of years during which Rock Hill Bank would shrink in size. Subsequent to the August 8, 2002 meeting with the FDIC representatives, the boards learned through conversations with representatives of the FDIC that it was unlikely that the FDIC would approve any plan that did not involve the infusion of new capital in Rock Hill Bank. Thus, by August 22, 2002 the boards had determined that this option would not be acceptable to the FDIC and was, therefore, infeasible.

         The third option, selling Rock Hill Bank, was initially believed to be feasible but not consistent with the desire to remain independent. Eventually, it became apparent that selling Rock Hill Bank was the only option which was realistically available to avoid Rock Hill Bank's being placed in receivership and salvage some value for the shareholders.

         The directors were aware that the high level of uncertainty regarding the extent of the problems in Rock Hill Bank's loan portfolio would be a negative factor for potential buyers and would significantly reduce the price a potential buyer would be willing to pay. The directors initially contacted TSFG because they believed it would be likely to offer the best price for Rock Hill Bank because TSFG was already exposed to 22% of the risk due to its RHBT Financial stock ownership. Therefore, its purchase of Rock Hill Bank would expose it to less new risk than would be the case for other buyers. Although two other financially capable prospective buyers looked at Rock Hill Bank, neither decided to make an offer to buy the bank.

         On August 22, 2002 the status of Rock Hill Bank was:

         o        It was critically undercapitalized

         o It had very little liquidity (immediate ability to meet cash needs)

         o It had been advised that South Carolina bank regulators would have to appoint a receiver for Rock Hill Bank if it failed to meet its cash requirements

         o        It was experiencing a net outflow of deposits

         o The board of directors had been informed that Rock Hill Bank's advisers believed that: (a) it was likely the FDIC would place Rock Hill Bank in receivership the following day; and (b) if Rock Hill Bank were placed in receivership, it was unlikely that there would be any significant distribution from the receivership to Rock Hill Bank's shareholder.

         Upon receipt of the TSFG proposal, the boards met to consider the proposal. The RHBT Financial board consulted with RHBT Financial's management and its financial and legal advisors, and considered a number of factors. The following factors are some of those considered by the RHBT Financial board:

         o        The financial condition of Rock Hill Bank

         o The uncertainty as to the possibility of undiscovered problems with loans made or administered by the former chief operating officer

         o The threat of imminent receivership as the result of Rock Hill Bank's being critically undercapitalized and having inadequate liquidity

         o The inability or unwillingness of the FDIC to allow Rock Hill Bank to earn its way out of its capital predicament

         o The unavailability of new capital and the probable cost to existing shareholders if such capital were available

         o The unavailability of alternative proposals from other financial institutions

         o The likelihood that Rock Hill Bank's being placed in receivership would result in a total or near total loss of investment by RHBT Financial shareholders

         o The willingness and ability of Carolina First Bank to provide a liquidity line of credit to Rock Hill Bank upon signing of the Asset Sale Agreement

         o The value and liquidity of the TSFG common stock to be received

         o The opportunity to participate with Carolina First Bank in any proceeds from improvements in the loans classified by the FDIC and any insurance recoveries

         o The condition that an opinion be received from a financial advisor that the consideration to be received was fair from a financial point of view to the RHBT Financial shareholders

         The boards approved entering into a letter of intent with TSFG and Carolina First Bank to negotiate in good faith an asset sale agreement with substantially the terms described above. Thereafter, representatives of the parties negotiated the terms of the Asset Sale Agreement. On September 4, 2002 the boards of RHBT Financial and Rock Hill Bank met again to consider the Asset Sale Agreement. They again considered the factors set forth above as well as a preliminary opinion of the financial advisor, The Orr Group, that the consideration to be received was fair from a financial point of view to the RHBT Financial shareholders. After such consideration the boards of directors approved the Asset Sale Agreement.

         THE RHBT FINANCIAL BOARD BELIEVES THE ASSET SALE IS IN THE BEST INTERESTS OF RHBT FINANCIAL AND THE RHBT FINANCIAL SHAREHOLDERS. THE RHBT FINANCIAL BOARD UNANIMOUSLY RECOMMENDS THAT RHBT FINANCIAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE ASSET SALE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT.


OPINION OF RHBT FINANCIAL'S FINANCIAL ADVISOR

         RHBT Financial retained The Orr Group on September 1, 2002, to render to the Board of Directors of RHBT Financial, a written opinion as to the fairness, from a financial point of view, to the stockholders of RHBT Financial of the consideration to be paid to RHBT Financial (the "Purchase Consideration") as set forth in the Asset Sale Agreement whereby Carolina First Bank will acquire certain assets and assume certain liabilities of Rock Hill Bank (the "Purchase") pursuant to the Agreement.

         The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group's principals have over 75 years of combined banking experience and have been involved in numerous bank related mergers and acquisitions. No limitations were imposed by RHBT Financial upon The Orr Group with respect to rendering its opinion.

         On September 3, 2002, The Orr Group presented its written opinion to the Board of RHBT Financial. The full text of The Orr Group's opinion, dated as of September 3, 2002, is attached as Appendix C hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Orr Group in connection with its opinion. RHBT Financial's stockholders are urged to read the opinion in its entirety.

         The Orr Group's opinion to RHBT Financial's Board of Directors is directed only to the Purchase Consideration as defined in the Agreement as of date of the opinion and does not address the fairness, from a financial point of view, of any Purchase Consideration that may be agreed upon by TSFG, Carolina First Bank, RHBT Financial or Rock Hill Bank subsequent to the date of The Orr Group's opinion. The Orr Group's opinion takes into consideration the Purchase Consideration provided at the time of closing and does not consider the possibility of future Purchase Consideration, if any, that may result from Earnout Payments as defined in the Agreement. The Orr Group's opinion does not take into consideration any shares issued by TSFG to Rock Hill Bank or RHBT Financial that may be repurchased by TSFG to provide RHBT Financial adequate cash needed for the liquidation of RHBT Financial. The Orr Group's opinion does not consider any legal proceedings brought against RHBT Financial, Rock Hill Bank or any of its officers, employees or directors as of the time of the signing of the Agreement or thereafter. The Orr Group's opinion does not constitute a recommendation to any stockholder of RHBT Financial as to how such stockholder should vote at the RHBT Financial Special Meeting.

         In conducting its analysis and arriving at its opinion, The Orr Group considered, reviewed and analyzed financial and other information and materials that it deemed appropriate under the circumstances. The Orr Group, among other things:

         (i)      Reviewed the Agreement and certain related documents;

         (ii) Reviewed the historical and current financial position and results of operations of RHBT Financial and TSFG;

         (iii) Reviewed certain publicly available information concerning the RHBT Financial including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q for March 31 and June 30, 2002;

         (iv) Reviewed certain publicly available information concerning TSFG including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q for March 31 and June 30, 2002;

         (v) Participated in discussions with certain officers and employees of RHBT Financial to discuss the past and current business operations, financial condition and prospects of RHBT Financial and TSFG, as well as matters it believed relevant to our inquiry;

         (vi) Reviewed certain publicly available operating and financial information with respect to other companies that it believed to be comparable in certain respects to RHBT Financial and TSFG;

         (vii) Reviewed the current and historical relationships between the trading levels of RHBT Financial's common stock and TSFG's common stock and the historical and current market for the common stock of RHBT Financial, TSFG and other companies that it believed to be comparable in certain respects to RHBT Financial or TSFG;

         (viii) Reviewed the nature and terms of certain other acquisition transactions that it believed to be relevant;

         (ix)     Reviewed certain information provided by the FDIC;

         (x) Took into consideration RHBT Financial's and Rock Hill Bank's capital positions as reported in RHBT Financial's Form 10-Q dated June 30, 2002, which indicated that they failed to meet the minimum capital requirements of the Federal Reserve and FDIC to be adequately capitalized;

         (xi) Took into consideration that Rock Hill Bank had become subject to the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and the FDIC's requirement of Rock Hill Bank to submit a capital restoration plan by September 7, 2002;

         (xii) Took into consideration the lack of marketability of RHBT Financial's common stock at the time and the alternatives available for obtaining capital needed by RHBT Financial and Rock Hill Bank to meet capital adequacy guidelines of the Federal Reserve and the FDIC; and

         (xiii) Performed such other reviews and analysis we have deemed appropriate.


         In The Orr Group's review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided The Orr Group or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. The Orr Group expresses no opinion with respect to any forecasts provided or the assumptions on which they are based. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of RHBT Financial, Rock Hill Bank, Carolina First Bank or TSFG.

         The Orr Group employed a variety of methodologies in its analyses, of which some are briefly summarized below. The methodologies outlined below do not represent a complete description of the analyses performed by The Orr Group. The Orr Group believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them.

         Contribution Analysis

         The pro forma contribution analysis compared the financial impact of the Agreement on certain balance sheet and income statement items. Such analysis illustrated that RHBT Financial shareholders would hold approximately 1.1% of the common shares of TSFG to be outstanding after the Purchase. The analysis indicated that RHBT Financial's approximate contributions for some categories are as follows:

                                        RHBT Financial
                                        --------------

                  Assets                    3.5%
                  Loans                     4.4%
                  Core Deposits             2.4%
                  Equity                    1.1%
                  Tangible Equity           1.6%


         Shareholder's Claims Analysis

         Based on RHBT Financial's lack of potential earnings, financial instability and capital position and the potential earnings capabilities and financial stability of TSFG, The Orr Group analyzed the potential pro forma per share equivalent earnings, tangible book value and dividends to the stand-alone projections for RHBT Financial. The Orr Group also considered the fact that Rock Hill Bank had become subject to the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and that the FDIC had required Rock Hill Bank to submit a capital restoration plan by September 7, 2002. The Orr Group concluded, among other things, that the Purchase would be accretive to RHBT Financial on an earnings per share basis, a tangible book value per share basis and a dividend per share basis.

         Discounted Dividend Analysis

         The Orr Group's discounted dividend analysis estimated the value of RHBT Financial on a stand-alone basis. The Orr Group considered RHBT Financial's and Rock Hill Bank's capital positions as reported in RHBT Financial's Form 10-Q dated June 30, 2002, which indicated that both failed to meet the minimum capital requirements of the Federal Reserve and FDIC, respectively, to be adequately capitalized. The Orr Group also considered the fact that Rock Hill Bank had become subject to the Prompt Corrective Action provisions of the Federal Deposit Insurance Act, the FDIC requirement of Rock Hill Bank to submit a capital restoration plan by September 7, 2002, the lack of marketability of its common stock at the time and the alternatives available for obtaining capital needed by RHBT Financial and Rock Hill Bank to meet capital adequacy guidelines of the Federal Reserve and the FDIC. The Orr Group also reviewed certain available information from the FDIC concerning financial institutions in similar circumstances where they did not meet minimum capital requirements and the history of possible outcomes and potential value of the institution's common shares to the shareholders in these scenarios. The Orr Group then compared these values, discounted at rates between 12% and 15%, to the Purchase Consideration. The discounted dividend analysis revealed that the Purchase Consideration exceeded the value of RHBT Financial's common stock on a stand-alone basis.

         Comparable Transaction Analysis

         The Orr Group reviewed and compared actual information for groups of comparable completed bank merger transactions it deemed pertinent to an analysis of the Purchase. The pricing ratios for the Purchase were compared to the median ratios of (i) price to tangible book value (ii) price to deposits and (iii) other ratios The Orr Group deemed appropriate. The Orr Group reviewed the following comparable transaction groups.

         o All bank acquisitions in the Southeast since 1/1/00 where the target bank had assets between $200 and $300 million and had Non Performing Assets as a percentage of Total Assets (NPA ratio) of more than 2%;

         o All bank acquisitions in the Southeast since 1/1/00 where the target bank had assets between $200 and $300 million and the Most Recent Quarter Return on Average Assets ("ROAA") was between 0% and .5%;

         o All bank acquisitions in the Southeast since 1/1/00 where the target bank had assets between $200 and $300 million and the Most Recent Quarter ROAA was negative;

         o All bank acquisitions in the Southeast since 1/1/00 where the target bank had assets between $200 and $300 million and the Most Recent Quarter ROAA was less than .5% and NPA ratio was greater than 2%;

         o All bank acquisitions in the U.S. 1/1/90 where the target bank had assets between $200 and $300 million, a negative Most Recent Quarter ROAA and a TCE Ratio of less than 5%;

         o All bank acquisitions in the U.S. 1/1/90 where the target bank had assets between $200 and $300 million, a negative Most Recent Quarter ROAA and a TCE Ratio of between 4% and 5%;

         o All bank acquisitions in the U.S. 1/1/90 where the target bank had assets between $200 and $300 million, a negative Most Recent Quarter ROAA and a TCE Ratio of between 3% and 4%;

         o All bank acquisitions in the U.S. 1/1/90 where the target bank had assets between $200 and $300 million, a negative Most Recent Quarter ROAA and a TCE Ratio of between 2% and 3%; and

         o All bank acquisitions in the U.S. 1/1/90 where the target bank had assets between $200 and $300 million, a negative Most Recent Quarter ROAA and a TCE Ratio of between 0% and 2%.

                                                NUMBER      PRICE TO     PRICE
                                                  OF        TANGIBLE       TO
                                             TRANSACTIONS     BOOK      DEPOSITS
                                             ------------   --------    --------
                  SOUTHEASTERN TRANSACTIONS
                  SINCE JANUARY 1, 2000
                  ASSETS $200-$300 MILLION
                  NPAs>2%                          3         111.2%        9.7%
                  MRQ ROAA 0%-.5%                 38         167.9%       17.3%
                  MRQ Negative ROAA                6         112.2%       10.2%
                  Neg. ROAA + NPAs/A>2%            5         120.6%       11.4%

                  U.S. TRANS. SINCE 1990
                  TCE<5% + Neg ROAA               77         122.2%        5.1%
                  4-5% TCE + Neg ROAA             34         117.2%        5.8%
                  3-4% TCE + Neg ROAA             21         124.5%        4.1%
                  2-3% TCE + Neg ROAA             13         146.0%        4.2%
                  0-2% TCE + Neg ROAA              9         106.6%        2.0%

                  GUIDELINE MEDIAN                           120.6%        5.8%
                  RHBT
                  FINANCIAL                                  136.0%        5.6%


         The Price to Tangible Book ratio is above the Guideline Median and the Price to Deposit Ratio is marginally less than the Guideline Median.

No company or transaction used in the above analyses as a comparison is identical to the proposed Purchase. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial assumptions and operating characteristics of the companies, regulatory requirements and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

         The Orr Group will be paid a fee in connection with the proposed Purchase. The payment of a portion of that fee is contingent upon consummation of the Purchase. Further, RHBT Financial has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

         THE WRITTEN OPINION OF THE ORR GROUP TO RHBT FINANCIAL IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE RHBT FINANCIAL FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. RHBT FINANCIAL STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.


TREATMENT OF OPTIONS

         Each outstanding option to acquire RHBT Financial common stock granted under RHBT Financial's stock option plan is unaffected by the Asset Sale Agreement.


EFFECTIVE TIME

         The date and time which the asset sale becomes effective will be such date as TSFG shall notify Rock Hill Bank in writing at least five days in advance and not more than 30 days after all conditions have been satisfied or waived in writing.

         We anticipate that the asset sale will be completed during the fourth quarter of 2002. However, completion of the asset sale could be delayed if there is a delay in satisfying any conditions to the asset sale. There can be no assurances as to whether or when the asset sale will be completed. If the asset sale is not completed on or before March 31, 2003, TSFG, Carolina First Bank or Rock Hill Bank may terminate the Asset Sale Agreement, unless the failure to complete the asset sale by that date is due to the failure of the party seeking to terminate the Asset Sale Agreement to perform its covenants in the Asset Sale Agreement. See "-- Conditions to the Completion of the Asset Sale" below and "-- Regulatory Approvals Required for the Asset Sale" beginning on pages 33 and 36, respectively.

CONDITIONS TO THE COMPLETION OF THE ASSET SALE

         Completion of the asset sale is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

         The respective obligations of TSFG, Carolina First Bank and Rock Hill Bank to complete the asset sale are subject to the following conditions:

         o approval of the Asset Sale Agreement by RHBT Financial's shareholders;

         o receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

         o absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the asset sale;

         o absence of any statute, rule or regulation which prohibits, restricts or makes illegal the completion of the asset sale;

         o effectiveness of the registration statement for the TSFG shares to be issued in the asset sale;

         o accuracy of the other party's representations and warranties contained in the Asset Sale Agreement as of the dates specified in that agreement, except, in the case of most of those representations and warranties, where the failure to be so accurate would not be reasonably likely to have a "material adverse effect" on the party making those representations and warranties (see "-- Representations and Warranties" below), and the performance by the other party of its obligations contained in the Asset Sale Agreement in all material respects;

         o the absence of any pending proceeding by any government entity seeking an injunction to prevent the asset sale; and

         o there shall have been no material adverse event with respect to the other party prior to the closing date.

          The obligations of TSFG and Carolina First Bank to complete the asset sale are subject to the following conditions:

         o        Each of Herman E. Honeycutt, Patricia M. Stone, Stephen J.
                  Sannella and Robert M. Jolley, Jr. shall have entered into one year employment agreements with Carolina First Bank.

         o The directors of RHBT Financial shall agree to serve as advisory board members of Carolina First Bank for York County, South Carolina for at least two years following consummation of the asset sale (subject to their receipt of advisory board fees in accordance with of Carolina First Bank's policy), and shall agree not to become board members (including advisory board members) of any other banking or thrift institution in York County, South Carolina, during such two year period.

         o RHBT Financial shall have assigned to Rock Hill Bank all of its insurance policies, except its directors and officers liability policies and its general liability policies, which policies shall remain in full force and effect.

         The obligation of Rock Hill Bank to complete the asset sale is also subject to the receipt by Rock Hill Bank of a fairness opinion addressed to RHBT Financial and Rock Hill Bank reasonably acceptable to RHBT Financial and Rock Hill Bank.

REPRESENTATIONS AND WARRANTIES

         Each of Rock Hill Bank, Carolina First Bank and TSFG has made representations and warranties to the other in the Asset Sale Agreement as to, among other things:

         o        organization, good standing and conduct of business;

         o        corporate authority;

         o        binding effect of the asset sale agreement;

         o        capitalization of the parties;

         o        compliance with laws and absence of defaults;

         o        non-contravention and defaults under other agreements;

         o        necessary approvals;

         o        financial statements;

         o        undisclosed liabilities;

         o        litigation;

         o        the filing of all necessary reports;

         o the accuracy of the information included in this proxy statement/prospectus;

         o        the timely filing of securities reports;

         o        the accuracy of due diligence information


         In addition, Rock Hill Bank has made representations and warranties to TSFG and Carolina First Bank with respect to:

         o        title to assets;

         o        tax returns;

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

         o        properties, encumbrances;

         o        brokers;

         o        expenditures;

         o        insurance;

         o        material contracts and commitments;

         o        employee benefit plans and related matters;

         o        allowance for loan losses;

         o        environmental matters;

         o        classified assets;

         o        derivative contracts; and

         o        labor matters

         TSFG has also made representations and warranties to RHBT Financial with respect to its ownership of RHBT Financial common stock.

         The representations and warranties of the parties will be deemed to be true and correct unless the totality of any facts, circumstances or events inconsistent with any of those representations or warranties has had or would be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the party making those representations and warranties and its subsidiaries taken as a whole or on the ability of that party to consummate the transactions contemplated by the Asset Sale Agreement. In determining whether a material adverse effect has occurred or is likely to occur, the parties will disregard any effects resulting from any

         o        changes in banking laws, rules or regulations,

         o changes in generally accepted accounting principles or regulatory accounting principles that apply to banks, thrifts or their holding companies generally,

         o changes attributable to or resulting from general economic conditions, including changes in the prevailing level of interest rates,

         o any action or omission of either party or their subsidiaries taken with the prior consent of the other party, or

         o any expenses incurred by a party in connection with the Asset Sale Agreement and the asset sale.


         The representations and warranties contained in the Asset Sale Agreement or in any other documents delivered pursuant thereto, survive the closing of the transactions for a period of two years.

CONDUCT OF BUSINESS PENDING THE ASSET SALE

         Rock Hill Bank has agreed, during the period from the date of the Asset Sale Agreement to the completion of the asset sale (except as expressly provided in the Asset Sale Agreement and as consented to by TSFG, and subject to limited exceptions),

         o to carry on its business only in the ordinary course, to preserve intact its business organization and goodwill, to maintain the services of its present officers and employees and to preserve its relationships with customers, suppliers and others having business dealings;

         o not to acquire servicing or subservicing rights with respect to loans not originated by Rock Hill Bank;

         o not to amend its Articles of Incorporation or Bylaws as in effect on the date of the Asset Sale Agreement;

         o not to change its capital structure or declare, set aside or pay any dividends of any type;

         o to advise TSFG in writing of any change in the businesses of Rock Hill Bank which is or may reasonably be expected to have a material adverse effect;

         o not to take any action which would breach the Asset Sale Agreement, or which would cause any of the representations of Rock Hill Bank contained therein to become untrue in any material respect;

         o not to incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business;

         o except for expenses attendant to this transaction and current contractual obligations, not to incur any expenses greater than $25,000;

         o not grant any executive officers any increases in compensation;

         o        not to acquire any business or any entity;

         o not to change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; and

         o not to allow any material liens on any shares of Rock Hill Bank or on any of its assets.

         During the period from the date of the Asset Sale Agreement to the completion of the asset sale (except as expressly provided in the Asset Sale Agreement and except as consented by Rock Hill Bank), TSFG has agreed:

         o to carry on its business in substantially the same manner as heretofore conducted;

         o not to amend its Articles of Incorporation or Bylaws as in effect on the date of the Asset Sale Agreement in any manner that will adversely affect the RHBT Financial shareholders in any material respect;

         o to promptly advise RHBT in writing of any change in the businesses of TSFG or Carolina First Bank which is or may reasonably be expected to have a material adverse effect; and

         o not to take any action which would breach any of the terms or provisions of the Asset Sale Agreement or which would cause any of the representations of TSFG contained therein to be or become untrue in any material respect.

NO SOLICITATION BY ROCK HILL BANK

         Rock Hill Bank has agreed that it will not solicit or encourage acquisition proposals with respect to the acquisition of all or substantial all of the assets or deposits of, or a substantial equity interest in, Rock Hill Bank or any merger or other business combination with RHBT Financial or Rock Hill Bank. Rock Hill Bank has also agreed not to furnish any nonpublic information relating such an acquisition proposal. However, if RHBT Financial or Rock Hill Bank has received a bona fide, unsolicited third-party offer, the Board of Directors of RHBT Financial or of Rock Hill Bank may furnish information and participate in such discussions in response to such offer if the Board of Directors, after consultation with counsel, has determined that the failure to do so would cause the Board of Directors to breach their fiduciary duties under applicable law. Rock Hill Bank has agreed to notify TSFG if any such acquisition proposals are received by RHBT Financial or Rock Hill Bank. In the event that RHBT Financial or Rock Hill Bank enters into a definitive agreement providing for a transaction which constitutes a "change of control" with any party other than TSFG on or before June 30, 2003, Rock Hill Bank shall, subject to receipt of any necessary regulatory approvals, pay to TSFG a termination fee of $500,000.

REGULATORY APPROVALS REQUIRED FOR THE ASSET SALE

         TSFG, Carolina First Bank and Rock Hill Bank have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the Asset Sale Agreement, which include approval from the Federal Deposit Insurance Corporation and various state and other regulatory authorities. All such applications have been filed. The asset sale cannot proceed in the absence of these regulatory approvals. Although we expect to obtain these required regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the asset sale on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

         We are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the asset sale other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought.

         Federal Deposit Insurance Corporation. The acquisition of assets of Rock Hill Bank as contemplated herein is subject to approval of the Federal Deposit Insurance Corporation (the "FDIC") pursuant to the Bank Merger Act (12 U.S.C. Sec. 1828 et seq.). The Bank Merger Act (the "BMA") requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such asset sale are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

         Approval of South Carolina State Board of Financial Institutions. The South Carolina State Board of Financial Institutions must approve the sale of assets of Rock Hill Bank to Carolina First Bank. The South Carolina State Board of Financial Institutions will approve the transaction only after it has made an investigation and has determined that Carolina First Bank is qualified to operate the branches and that the transaction would serve the public interest, taking into consideration local circumstances and conditions.

         Federal Reserve Board. TSFG sent a letter to the Federal Reserve Board requesting confirmation that no application was required to be filed with the Federal Reserve Board. The Federal Reserve Board has confirmed that no application will be required.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of certain material United States federal income tax consequences of the asset sale to a shareholder of RHBT Financial that holds its shares of RHBT Financial common stock as a capital asset. In our discussion we refer to such a shareholder as a "holder." The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to holders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, holders that acquired their shares of RHBT Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

         The Asset Sale

         The Asset Sale will be a taxable transaction for federal income tax purposes. Although the transfer of voting stock to acquire substantially all the properties of a target corporation can, under certain circumstances, qualify as a tax free reorganization under Section 368 (a)(1)(C) of the Internal Revenue Code, the Asset Sale does not meet, and is not intended to meet, the necessary requirements to qualify as a tax free reorganization. Since the Asset Sale will be a taxable transaction, Rock Hill Bank will recognize gain on the excess of the fair market value of the consideration it receives (TSFG stock and the Earnout) over its adjusted basis in the assets sold to Carolina

First Bank. Any net operating loss of Rock Hill Bank for its current year will be available to offset all or a portion of any such taxable income.

         Carolina First Bank will not take any of the tax attributes of Rock Hill Bank, such as its net operating loss carryforward. Carolina First Bank will take a tax basis in the assets of Rock Hill Bank which it acquires equal to the fair market value of the TSFG stock given as consideration for those assets plus the amount of liabilities assumed by Carolina First Bank. In the event that Carolina First Bank is required to pay additional amounts pursuant to the Earnout, it will be entitled to add those amounts to its tax basis when and if they are paid.

         Merger of Rock Hill Bank into RHBT Financial

         The Merger of Rock Hill Bank into RHBT Financial will be treated as a subsidiary liquidation and will not be a taxable transaction pursuant to the rules under Sections 332 and 337 of the Internal Revenue Code.

         Dissolution of RHBT Financial

         The dissolution of RHBT will qualify as a complete liquidation. Therefore distributions by RHBT Financial to its shareholders will be treated as liquidating distributions, not dividends. Gain or loss on the liquidation will be capital gain or loss. A shareholder will be allowed to completely recover his basis before he is required to recognize gain. TSFG common stock distributed to RHBT Financial shareholders will have a basis equal to the market value of that stock at the time it was received by Rock Hill Bank and receipt of the stock will commence a new capital gains holding period.

         Dissenters

         Cash payments to dissenters will be treated as liquidating distributions for tax purposes.

         EACH HOLDER OF RHBT FINANCIAL COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ASSET SALE.

TERMINATION OF THE ASSET SALE AGREEMENT

         The Asset Sale Agreement may be terminated at any time prior to the Closing Date (subject to limited exceptions):

         o        by mutual consent of the parties;

         o by either TSFG or Rock Hill Bank, at that party's option, (A) if a permanent injunction or other order shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the asset sale, or (B) if the RHBT Financial shareholder approval is not received;

         o by either TSFG or Rock Hill Bank if the other party has failed to comply with the agreements or fulfill the conditions contained in the Asset Sale Agreement (assuming such failure constitutes a "material adverse event" and is not cured after reasonable notice of the breach);

         o by either TSFG or Rock Hill Bank in the event that closing has not occurred by March 31, 2003; or

         o by TSFG (i) if at any time prior to the special meeting, RHBT Financial's Board of Directors fails to recommend approval of the asset sale, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of TSFG, or (ii) because a tender offer or exchange offer for 20% or more of the outstanding shares of RHBT Financial Common Stock is commenced (other than by TSFG) and the Board of RHBT Financial recommends that, or takes no position as to whether, the stockholders of RHBT Financial tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof; or

         o by Rock Hill Bank or TSFG because of a failure to obtain the RHBT Financial shareholder approval after an "acquisition proposal" for RHBT Financial shall have been publicly disclosed or otherwise made known to RHBT Financial or Rock Hill Bank, or any Person shall have publicly disclosed or otherwise made known to RHBT Financial or Rock Hill Bank an intention (whether or not conditional) to make an "acquisition proposal".

         Consequences of Termination. In the event of the termination or abandonment of the Asset Sale Agreement as provided above, it will become void and have no force or effect, without any liability on the part of the parties or any of their respective directors or officers or shareholders. However, no termination of the Asset Sale Agreement will relieve any party of any liability for any breach of the Asset Sale Agreement or for any misrepresentation under the Asset Sale Agreement or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation.

EXTENSION, WAIVER AND AMENDMENT OF THE ASSET SALE AGREEMENT

         Extension and Waiver. At any time prior to the completion of the asset sale, the parties may, to the extent legally allowed:

         o extend the time for the performance of the obligations under the Asset Sale Agreement;

         o waive any inaccuracies in the other party's representations and warranties contained in the Asset Sale Agreement; and

         o waive the other party's compliance with any of its agreements contained in the Asset Sale Agreement, or waive compliance with any conditions to its obligations to complete the asset sale.

         Amendment. The Asset Sale Agreement may be amended at any time upon the written consent of the parties.

EMPLOYEE BENEFIT PLANS AND EXISTING AGREEMENTS

         Carolina First Bank and Rock Hill Bank have agreed to develop staffing plans which will result in retention of those employees of Rock Hill Bank who are selected by Carolina First Bank. Carolina First Bank has agreed that Rock Hill Bank employees will also be eligible for consideration for any other available positions for which they are qualified at Carolina First Bank. The former Rock Hill Bank employees who are employed by Carolina First Bank immediately following the closing date: (i) will continue to receive their existing benefits under Rock Hill Bank's benefit plans (which will be assumed by Carolina First Bank) until December 31, 2002, at which time (assuming they remain employed by Carolina First Bank) they shall become eligible, on the same basis as current TSFG employees, for all TSFG benefit plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under TSFG benefit plans for their years of service with Rock Hill Bank as if such service had been with TSFG or its subsidiaries.

         Any Rock Hill Bank benefit plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code and exempt from tax under
Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Rock Hill Bank prior to the effective time of the asset sale.

         Carolina First Bank and TSFG have agreed that any former Rock Hill Bank employee (i) who is not offered a comparable position by Carolina First Bank, and (ii) whose employment is terminated in connection with the asset sale, will be entitled to TSFG's currently-applicable severance benefits.

STOCK MARKET LISTING

         TSFG common stock is listed on the Nasdaq National Market. TSFG has agreed to cause the shares of TSFG common stock to be issued in the asset sale to be listed on the Nasdaq National Market. It is a condition of the asset sale that those shares be listed on the Nasdaq National Market.

EXPENSES

         The Asset Sale Agreement provides that each of TSFG and RHBT Financial will pay its own expenses in connection with the transactions contemplated by the Asset Sale Agreement.

ACCOUNTING TREATMENT

         TSFG will account for the asset sale as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Rock Hill Bank as of the effective time will be recorded at their respective fair values and added to those of TSFG. The amount by which the purchase price paid by TSFG exceeds the fair value of the net tangible and identifiable intangible assets acquired by TSFG through the asset sale will be recorded as goodwill. Financial statements of TSFG issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Rock Hill Bank.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

         In considering the recommendation of the RHBT Financial board of directors that RHBT Financial shareholders vote in favor of approval of the Asset Sale Agreement, RHBT Financial shareholders should be aware that some RHBT Financial executive officers and directors may have interests in the asset sale that may be different from, or in addition to, their interests as shareholders of RHBT Financial. RHBT Financial's board of directors was aware of these interests and took them into account in its decision to approve the Asset Sale Agreement.

         These interests relate to or arise from, among other things:

         o the hiring of some of the officers of Rock Hill Bank as officers of Carolina First Bank;

         o the execution of employment agreements between Carolina First Bank and four officers of Rock Hill Bank;

         o the creation by TSFG of an advisory board that includes each member of the board of directors of RHBT Financial and

         o the contribution of Carolina First Bank of up to $100,000 per year for five years for directors and officers liability insurance and defray any liability of directors and officers of RHBT Financial and Rock Hill Bank.

         Indemnification and Insurance. Rock Hill Bank has agreed to use its best efforts to extend RHBT Financial's existing directors' and officers' liability insurance policy past the closing date, and if successful, Carolina First Bank has agreed to pay to Rock Hill Bank up to $100,000 per year to cause such policy to remain in effect for up to five years (or to reimburse Rock Hill Bank for as much insurance as may be purchased for $100,000 per year for up to five years). In the event that insurance is not available, Carolina First Bank shall contribute $100,000 annually (for up to five years) to defray any directors and officers liability that may be incurred by RHBT Financial's directors and officers.

         Employment Agreements with Executive Officers. Herman E. Honeycutt, Patricia M. Stone, Stephen J. Sannella and Robert M. Jolley, Jr. each possess intimate knowledge of the business and affairs of Rock Hill Bank, and accordingly, TSFG has determined that it is critical to retain their services following the asset sale. It is a condition to the consummation of the asset sale that each of these individuals enter into employment agreements with Carolina First Bank. These agreements have one year terms, provide for termination only for cause and base compensation equal to the officer's current rate, and have such terms as are in accordance with TSFG's standard employment contracts. The contracts also provide that if the officer remains employed through April 30, 2003, but leaves thereafter, they will receive the base earnings under the contract for the remainder of the term. A substantial form of such contract is attached as Exhibit I to the Asset Sale Agreement included herewith as Appendix A.

         Advisory Board. It is a condition to closing that the directors of RHBT Financial agree to serve as advisory board members of Carolina First Bank for York County, South Carolina for at least two years following consummation of the Transaction (subject to their receipt of advisory board fees in accordance with Carolina First

Bank's policy), and agree not to become board members (including advisory board members) of any other banking or thrift institution in York County, South Carolina, during such two year period.

MATERIAL CONTACTS BETWEEN TSFG AND ROCK HILL BANK

         As noted above, TSFG owns 382,500 shares of RHBT Financial. These shares were acquired by TSFG through its acquisition of Anchor Financial Corporation in 2000. Anchor Financial Corporation acquired these shares via its acquisition of Bailey Financial Corporation, which purchased in RHBT Financial's initial public offering. In connection with its ownership of these shares of RHBT Financial, TSFG entered into "passivity" commitments with the Federal Reserve Board, which prohibited TSFG from taking any action which would constitute "control" of RHBT Financial.

         In August and September 2002, RHBT Financial was experiencing material liquidity problems. To alleviate the problem, with the consent of the Federal Reserve Board, Carolina First Bank purchased $10 million of Rock Hill Bank's loans at par, and entered into a line of credit providing that Rock Hill Bank could borrow up to $20 million from Carolina First Bank for liquidity purposes. This $20 million line of credit is secured by a lien on all of Rock Hill Bank's loans and is at market rate of interest.

RIGHTS OF DISSENTING SHAREHOLDERS OF RHBT FINANCIAL

         Dissenters' rights are statutory rights that enable shareholders who object to extraordinary transactions, such as asset sales, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, however, dissenters' rights are available with respect to this asset sale.

         The following discussion is merely a summary of rights of dissenting shareholders pursuant to South Carolina law and is qualified in its entirety by the provisions of the South Carolina dissenters' rights statute (Section 33-13-101 et seq. of the South Carolina Business Corporation Act of 1988, as amended), a copy of which is included herewith as Appendix D. Dissenting shareholders have only those rights provided by such law. Any shareholder wishing to exercise dissenters' rights is strongly advised to consult with an attorney. Any shareholder of RHBT Financial entitled to vote on the asset sale has the right to dissent from the asset sale and receive payment of the fair value of his shares of RHBT Financial common stock upon compliance with the South Carolina dissenters' rights statute. A shareholder may not dissent as to less than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of such shareholder. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify RHBT Financial in writing of the names and addresses of the record holders of the shares, if known to him. Any RHBT Financial shareholder intending to enforce this right may not vote in favor of the Asset Sale Agreement and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of RHBT Financial either before the special meeting or before the vote is taken at the special meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of RHBT Financial common stock if the asset sale is effected. Although any RHBT Financial shareholder who has filed an Objection Notice must not vote in favor of the Asset Sale Agreement , a vote in favor of the Asset Sale Agreement cast by the holder of a proxy appointment solicited by RHBT Financial (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the South Carolina code. A vote against approval of the asset sale will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the South Carolina code. If the asset sale is approved by RHBT Financial's shareholders at the RHBT Financial special meeting, each shareholder who has filed an Objection Notice will be notified by RHBT Financial of such approval within 10 days after the RHBT Financial special meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and
(b) deposit their Certificates; (ii) inform holders of uncertificated shares of RHBT Financial common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed asset sale; (iv) set a date by which
(x) RHBT Financial must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by RHBT Financial; and (v) be accompanied by a copy of the South Carolina dissenters' rights statute. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of RHBT Financial common stock before September 3, 2002 (the date of the first public announcement of the terms of the asset sale) and deposit his Certificates in accordance with the terms of the Dissenter's Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the asset sale. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY RHBT FINANCIAL SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the asset sale is consummated, or upon receipt of a Payment Demand, TSFG shall, pursuant to Section 33-13-250 of the South Carolina code, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the South Carolina code, the amount that TSFG estimates to be the fair value of the shares of RHBT Financial common stock plus accrued interest. Section 33-13-250 of the South Carolina code requires that payment to be accompanied by (i) certain of RHBT Financial's financial statements, (ii) a statement of TSFG's estimate of fair value of the shares and explanation of how TSFG's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of the South Carolina dissenters' rights statute. As authorized by
Section 33-13-270, TSFG intends to delay any payments with respect to any shares (the "After-acquired sales") held by a dissenting shareholder which were not held by such shareholder on September 3, 2002, the date of the first public announcement of the terms of the asset sale, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the South Carolina code will require TSFG, after the asset sale, to send to the holder of the After-acquired shares an offer to pay the holder an amount equal to TSFG's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the South Carolina code. If the asset sale is not consummated within 60 days after the date set for demanding payment and depositing Certificates, RHBT Financial, within the 60-day period, shall return the deposited Certificates and release the transfer restrictions imposed on the uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the asset sale is consummated, RHBT Financial must send a new Dissenters' Notice and repeat the payment demand procedure. If the dissenting shareholder believes that the amount paid by TSFG pursuant to Section 33-13-250 of the South Carolina code or offered under Section 33-13-270 of the South Carolina code is less than the fair value of his shares or that the interest due is calculated incorrectly, or if TSFG fails to make payment or offer payment (or, if the asset sale has not been consummated, RHBT Financial does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) TSFG made or offered payment for the sales or failed to pay for the shares or
(ii) RHBT Financial failed to return deposited Certificates or timely release restrictions on uncertificated shares, notify TSFG in writing of his own estimate of the fair market value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). FAILURE TO NOTIFY TSFG IN WRITING OF ANY DEMAND FOR ADDITIONAL PAYMENT WITHIN 30 DAYS AFTER TSFG MADE PAYMENT FOR SUCH SHARES WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND ADDITIONAL PAYMENT.

         If TSFG and the dissenting shareholder cannot agree on a fair price within 60 days after RHBT Financial receives such a demand for additional payment, the statute provides that TSFG will institute judicial proceedings in the South Carolina Court of Common Pleas in York County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the asset sale, excluding any appreciation or depreciation in anticipation of the asset sale, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the RHBT Financial common stock could be more than, the same as, or less than that produced by the exchange ratio set by the asset sale. TSFG must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by TSFG. If TSFG does not institute such proceeding within such 60-day period, TSFG shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder. The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against TSFG, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against TSFG if the Court finds that TSFG did not comply substantially with the relevant requirements of the South Carolina code or (ii) against either TSFG or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. The foregoing summary of the applicable provisions of the South Carolina dissenters' rights statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such statute, which is included as Appendix D hereof.

RESTRICTIONS ON RESALES BY AFFILIATES

         Shares of TSFG common stock to be issued to RHBT Financial shareholders in the asset sale have been registered under the Securities Act of 1933 and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of RHBT Financial. Any subsequent transfer of shares, however, by any person who is an affiliate of RHBT Financial at the time the asset sale is submitted for a vote of RHBT Financial shareholders will, under existing law, require either:

         o the further registration under the Securities Act of the TSFG common stock to be transferred,

         o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

         o        the availability of another exemption from registration.

         An "affiliate" of RHBT Financial is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, RHBT Financial. These restrictions generally are expected to apply to the directors and executive officers of RHBT Financial and the holders of 10% or more of the RHBT Financial common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. TSFG will give stop transfer instructions to the transfer agent with respect to the shares of TSFG common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

         Rock Hill Bank has agreed in the Asset Sale Agreement to cause each person who is an affiliate of RHBT Financial for purposes of Rule 145 under the Securities Act to deliver to TSFG a written agreement intended to ensure compliance with the Securities Act.

                               PLAN OF DISSOLUTION

         The following description of the material information pertaining to the Plan of Dissolution, including the material terms and conditions of the Plan of Dissolution, is qualified in its entirety by reference to the more detailed Appendices to this Proxy Statement/Prospectus, including the Plan of Dissolution attached as Appendix B, which is incorporated by reference into this Proxy Statement/Prospectus. We urge you to read the Appendices in their entirety.


         Pursuant to the Plan of Dissolution Rock Hill Bank will sell nearly all of its assets to Carolina First Bank in accordance with the Asset Sale Agreement (See "Asset Sale Agreement"). Upon consummation of the sale, Rock Hill Bank will merge with and into RHBT Financial. RHBT Financial will be the surviving corporation in the merger. As such, RHBT Financial will be the owner of all of Rock Hill Bank's remaining assets which will include 430,017 shares of TSFG common stock plus the right to receive any earnout payments under the Asset Sale Agreement and RHBT Financial will be responsible for all of the liabilities of Rock Hill Bank that were not assumed by Carolina First Bank. RHBT Financial will then file Articles of Dissolution with the South Carolina Secretary of State. Upon the filing of the Articles of Dissolution, RHBT Financial will be dissolved, its corporate existence will continue but it may not carry on any business except that appropriate to wind up and liquidate its business and affairs.

         Under South Carolina law, RHBT Financial may not make any distribution to its shareholders without first paying or making provision for the payment of its obligations. Accordingly, promptly after filing Articles of Dissolution, RHBT Financial will determine or estimate the amount of its known liabilities, possible unknown liabilities and the costs of administration of the corporation during the period of winding up. RHBT Financial will set aside assets or otherwise make provisions for paying such liabilities and costs. The remaining assets of RHBT Financial will be available for distribution to the RHBT Financial shareholders. Unless the Board of RHBT Financial determines that the other assets of RHBT Financial are not sufficient to cover such liabilities and costs, RHBT Financial expects to distribute most of the 430,017 shares of TSFG common stock to its shareholders.

         Assuming that all or nearly all of the 430,017 shares are available for distribution, each share of RHBT common stock will receive approximately 0.2499 shares of TSFG common stock. Fractional shares of TSFG common stock will not be issued but shareholders entitled to receive fractional shares will be paid cash in lieu of the fraction of a share to which they were entitled.

         Decisions regarding the winding up of the business and affairs of RHBT Financial will be made by the board of directors of RHBT Financial who may delegate some decisions to officers or other agents of RHBT Financial.

         Dissolution of RHBT Financial will not change the status of RHBT Financial shareholders. They will continue as shareholders throughout the winding up period unless they transfer their shares to another person.

         RHBT Financial common stock will not be exchanged. You do not need to send your stock certificates back to RHBT Financial or the transfer agent unless you are transferring the stock to another person.

         Winding up the affairs of RHBT Financial is expected to continue through the first quarter of 2006. At that time, RHBT Financial expects to distribute all of its remaining assets which are not needed to meet obligations or liabilities to RHBT Financial shareholders and to cease to function.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         The rights of RHBT Financial shareholders are currently governed by the South Carolina Business Corporation Act (the "South Carolina Code") and the articles of incorporation and bylaws of RHBT Financial. The rights of TSFG shareholders are also currently governed by the South Carolina Code and by the articles of incorporation and bylaws of TSFG. The following discussion summarizes the material differences between the current rights of RHBT Financial shareholders and the rights they will have as TSFG shareholders if they receive TSFG common stock in the asset sale.

         The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders. This summary is qualified in its entirety by reference to the South Carolina Code, RHBT Financial's articles of incorporation and bylaws, and TSFG's articles of incorporation and bylaws.

AUTHORIZED CAPITAL STOCK

         TSFG. TSFG is authorized to issue 100,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share.

         RHBT FINANCIAL. RHBT Financial is authorized to issue 10,000,000 shares of common stock, par value $.01 per share.

SIZE OF BOARD OF DIRECTORS

         TSFG. TSFG's bylaws provide that the number of directors may be increased or decreased by the action of the board or shareholders at any board meeting or annual meeting of shareholders. This provision is limited by South Carolina law, which requires a shareholder vote to change the number of directors by more than 30% of the existing number of directors.

         RHBT FINANCIAL. RHBT Financial's bylaws provide that the board must consist of not less than 7 directors and no more than 25 directors, with the exact number fixed by the board of directors. RHBT Financial's board of directors is currently comprised of nine persons.

CLASSIFICATION OF DIRECTORS

         TSFG. TSFG's articles of incorporation provide that the board of directors, to the extent it consists of nine or more members, will be divided into three classes of directors as nearly equal in size as possible, with each class being elected to a staggered three-year term.

         RHBT FINANCIAL. The South Carolina Code allows a corporation to have multiple classes of directors with staggered terms if the articles of incorporation of the corporation provide for staggered terms. The articles of incorporation for RHBT Financial do not provide for multiple classes of directors. RHBT Financial's bylaws provide for staggered terms for its directors.

REMOVAL OF DIRECTORS

         TSFG. Under South Carolina law, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. TSFG's articles of incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of TSFG to remove any director or the entire board of directors without cause. Directors may be removed for cause as provided under South Carolina law.

         RHBT FINANCIAL. RHBT Financial's articles of incorporation do not limit the right of shareholders to remove directors without cause. Under the South Carolina Code and the bylaws of RHBT Financial the directors of RHBT Financial may be removed with or without cause by the affirmative vote of holders of a majority of the shares entitled to vote on the election of directors. The Bylaws provide that directors may be removed with or without cause.

FILING VACANCIES ON THE BOARD OF DIRECTORS

         TSFG. Under TSFG's bylaws, shareholders may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors. During the time that the shareholders fail or are unable to fill such vacancy, the board of directors may fill the vacancy by majority vote, even if the board of directors remaining in office constitute fewer than a quorum.

         RHBT FINANCIAL. RHBT Financial's bylaws contain substantially similar provisions regarding vacancies on the board of directors to those contained in the bylaws for TSFG.


NOMINATION OF DIRECTOR CANDIDATES BY SHAREHOLDERS

         TSFG. TSFG's bylaws provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the Secretary of TSFG at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the board of directors.

         RHBT FINANCIAL. RHBT Financial's articles of incorporation also permit shareholders to nominate candidates for election to RHBT Financial's board. The shareholder must deliver or mail such notice (by first class United States mail postage prepaid, return receipt requested) to RHBT Financial's Secretary not less than 90 days prior to an annual meeting of shareholders or within 7 days following the date of notice of a special meeting. Such notice must contain specific information as set forth in RHBT Financial's bylaws.

ELECTION OF DIRECTORS

         TSFG. TSFG's articles of incorporation do not provide for cumulative voting rights in the election of directors. Therefore, in accordance with South Carolina law, directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of shareholders at which a quorum is present.

         RHBT FINANCIAL. Like TSFG, RHBT Financial's articles of incorporation do not provide for cumulative voting rights in the election of director, and in accordance with South Carolina law, its directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

SHAREHOLDER ACTION WITHOUT A MEETING

         TSFG. South Carolina law and TSFG's bylaws provide that any action that may be taken by shareholders at a meeting may be taken without a meeting only if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter.

         RHBT FINANCIAL. RHBT Financial is subject to the same provisions as TSFG regarding this matter.

CALLING SPECIAL MEETINGS OF SHAREHOLDERS

         TSFG. TSFG's bylaws provide that special meetings of shareholders may be called at any time for any purpose by TSFG's president or board of directors. The president is required to call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting. In addition, in the case of a public corporation which elects in its articles of incorporation, South Carolina law requires that a special meeting of shareholders be held upon the written demand of holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The articles of incorporation of TSFG do not require that a special meeting of the shareholders be held in this situation.

         RHBT FINANCIAL. RHBT Financial's bylaws provide that special meetings of shareholders may be called for any purpose by the board of directors or by the chief executive officer, president or chairman of the board of directors, or upon written demand by holders of at least 10% of the votes entitled to be cast on any issue to be considered at such a meeting, if the written demand of such holders meets certain requirements described in RHBT Financial's bylaws.

SHAREHOLDER PROPOSALS

         TSFG. TSFG's bylaws provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to the Secretary of TSFG at least 60 days but not more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to the annual meeting or no later than the 10th day following the public announcement of the meeting date.

         RHBT FINANCIAL. RHBT Financial's bylaws also permit shareholders to make proposals for any new business to be taken up at any annual meeting of shareholders to the extent required by applicable law. The shareholder must deliver or mail such notice (by United States mail postage prepaid, return receipt requested) to RHBT Financial's Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 31 days notice of the meeting is given to the shareholders, the notice must be delivered or mailed to the Secretary no later than 10 days following the mailing of the notice of the meeting to shareholders. Such notice must contain specific information as set forth in RHBT Financial's bylaws. Holders of at least 10% of the votes entitled to be cast on a particular issue at a meeting may demand a special meeting of the shareholders to consider that issue if the demand meets certain requirements described in RHBT Financial's bylaws.

RECORD DATE

         TSFG. For the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any distribution or dividend, or for any other action, the board may fix a record date in advance, which cannot be more than 70 days prior to the date of the meeting or action. If the board of directors does not set a record date, the bylaws list default record dates for various types of meetings and business.

         RHBT FINANCIAL. RHBT Financial's bylaws provide that for the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any dividend, or for any other action, the board may fix a record date in advance, which cannot be more than 70 days, and not less than 10 days, before the date on which the particular action requiring such determination of shareholders is to be taken. If the board does not fix a date, the record date will be the date on which notice of the meeting is mailed or the date on which the dividend is declared.

DIVIDENDS

         TSFG. The holders of the TSFG common stock are entitled to dividends ratably when, as and if declared by the board of directors in their discretion out of legally available assets. South Carolina law prohibits a dividend if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The principal source of funds for TSFG is dividends from its subsidiaries. There are various statutory limitations on the ability of TSFG's subsidiary institutions to pay dividends to TSFG.

         RHBT FINANCIAL. RHBT Financial is subject to dividend provisions substantially similar to those applicable to TSFG. Like TSFG, the principal source of funds for RHBT Financial is dividends from its banking subsidiary. There are various statutory limitations on the ability of RHBT Financial's subsidiary institution to pay dividends to RHBT Financial.

LIQUIDATION RIGHTS

         TSFG. In the event of the liquidation, dissolution or winding-up of the affairs of TSFG, holders of TSFG common stock are entitled to share, pro rata, in TSFG's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of TSFG, and after payment of all amounts due to holders of preferred stock upon liquidation. TSFG currently has no preferred stock outstanding.

         RHBT FINANCIAL. Upon liquidation, dissolution or the winding up of the affairs of RHBT Financial, holders of RHBT Financial common stock are entitled to receive their pro rata portion of the remaining assets of RHBT Financial after payment or provision for payment of all debts and other liabilities of RHBT Financial.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         TSFG. Under South Carolina law, TSFG may indemnify a past or present director against liability incurred in a proceeding if (i) the director conducted himself in good faith, (ii) the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, TSFG may not indemnify a director (a) in connection with a proceeding by or in the right of TSFG in which the director is adjudged liable to TSFG, or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

         Under South Carolina law, unless limited by the articles of incorporation, TSFG must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. TSFG's articles of incorporation contain no such limitations.

         Under South Carolina law, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract.

         TSFG's bylaws provide that the corporation will indemnify any individual made a party to a proceeding because he is or was a director of TSFG against liability incurred in the proceeding to the fullest extent permitted by law. TSFG may, to the extent authorized from time to time by the board of directors, grant rights to indemnification to any employee or agent of TSFG to the fullest extent permitted by the bylaws and applicable law.

         RHBT FINANCIAL. RHBT Financial's bylaws require the indemnification and advancement of expenses of directors, officers, legal representatives of directors and persons serving in certain capacities at the request of RHBT Financial, and authorize the indemnification and advancement of expenses of employees or other agents, to the fullest extent permitted by law.

LIMITATION OF LIABILITY FOR DIRECTORS

         TSFG. TSFG's directors are exempt under the articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the South Carolina Code. This statutory provision provides that a director of a corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

         o for any breach of the director's duty of loyalty to the corporation or its shareholders;

         o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;

         o imposed under South Carolina law as a result of an improper distribution to shareholders; or

         o for any transaction from which the director derived an improper personal benefit.

         RHBT FINANCIAL. Under RHBT Financial's articles of incorporation, the potential personal liability of a RHBT Financial director for monetary damages to RHBT Financial or its shareholders is substantially the same as the personal monetary liability of directors of TSFG.

AMENDMENTS TO ARTICLES OF INCORPORATION

         TSFG. South Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders, and such amendment receives the requisite shareholder approval. Unless a corporation's articles of incorporation provide otherwise, such amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. TSFG's articles of incorporation do not alter the default provisions of South Carolina law except to require an affirmative vote of shareholders holding 80% of the stock entitled to vote thereon to amend provisions of its articles of incorporation relating to the following issues (unless 80% of the directors approve the amendment):

         o supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges;

         o provisions regarding the board of directors' powers to evaluate proposals for business combinations;

         o provision of notice requirements for shareholder nominations of directors;

         o supermajority voting requirements for removal of directors without cause;

         o        provision of staggered terms for three classes of directors;
                  and

         o        supermajority voting provisions for dissolution of TSFG.

         If 80% of the directors approve amendments pertaining to the articles of incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments.

         RHBT FINANCIAL. RHBT Financial's articles of incorporation do not alter the default provisions of South Carolina law regarding the amendment of articles of incorporation.

AMENDMENTS TO BYLAWS

         TSFG. TSFG's board of directors may amend or repeal its bylaws unless:

         o the articles of incorporation or South Carolina law reserve this power exclusively to shareholders;

         o TSFG shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or

         o the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement.

         Amendments to the bylaws by the board of directors must be proposed at a meeting of the board of directors prior to the meeting at which such amendments are adopted. TSFG's bylaws may also be amended by a majority vote of shareholders.

         RHBT FINANCIAL. RHBT Financial's bylaws authorize a majority of the board of directors or shareholders to adopt, repeal, alter or amend the bylaws of RHBT Financial if notice of the proposed action is contained in the notice of the meeting, except:

         o        to the extent required otherwise by law;

         o the directors may not repeal, alter or amend any bylaw if the shareholders have provided expressly in adopting that bylaw that the directors may not take such action; and

         o an amendment that adversely affects the rights of certain persons to indemnification or advancement of expenses will not be effective as to actions, events or omissions occurring before the amendment and delivery of notice of the amendment to the affected persons.

SHAREHOLDER VOTE ON FUNDAMENTAL ISSUES

         TSFG. Under South Carolina law, a plan of merger or share exchange must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

         Under South Carolina law, the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or voluntary dissolution of the corporation, requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction.

         TSFG's articles of incorporation alter the default rules of South Carolina law to require the affirmative vote of 80% of the outstanding stock of TSFG entitled to vote for approval of the following actions (unless 80% of the directors of TSFG have approved the action):

         o a merger or share exchange of TSFG or any of its subsidiaries with any other corporation which holds at least 5% of the outstanding voting power of all outstanding voting stock of TSFG (a "related corporation");

         o the sale or exchange of all or a substantial part of TSFG's assets to or with any "related corporation"; or

         o the issuance or delivery of TSFG stock or other TSFG securities in exchange or payment for properties or assets of or securities issued by any "related corporation".

         Transactions solely between TSFG and another corporation are excluded from this 80% approval requirement if TSFG owns 50% or more of the other corporation's voting stock.

         RHBT FINANCIAL. RHBT Financial's Articles of Incorporation do not alter the default rules of South Carolina law regarding the vote required to authorize a plan of merger or share exchange or the sale, lease, exchange or other disposition of all or substantially all of the property of RHBT Financial.

         CONTROL SHARE ACQUISITION PROVISIONS

         TSFG. The South Carolina control share acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as TSFG, that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina.

         Unless a corporation has opted out of the provisions of the South Carolina statute before the control share acquisition in question through an amendment to its articles of incorporation or bylaws, control shares of the corporation acquired in a control share acquisition have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a control share acquisition, any officer of the corporation or any employee of the corporation who is also a director of the corporation.

         If authorized by such a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

         Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, if control shares acquired in a control share acquisition are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

         For purposes of the South Carolina control share acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:

         o        one-fifth or more but less than one-third of all voting power,

         o one-third or more but less than a majority of all voting power or

         o        a majority or more of all voting power.

         For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Among certain other circumstances, a control share acquisition is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange.

         TSFG has not opted out of coverage of the control share acquisition provisions of the South Carolina Code.

         RHBT FINANCIAL. The articles of incorporation of RHBT Financial provide that the South Carolina control share acquisition law shall not apply to control share acquisition of shares of RHBT Financial.

         BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

         TSFG. South Carolina law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

         Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

         o        merger of the corporation;

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

         o sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

         o transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

         o dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

         Covered business combinations are prohibited unless:

         o the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

         o a majority of shares not beneficially owned by the interested shareholder approved the combination; and

         o        certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

         TSFG has not opted out of coverage of the business combination provisions of the South Carolina Code.

         RHBT FINANCIAL. RHBT Financial has not opted out of coverage of the business combination provisions of the South Carolina Code. The asset sale is a covered business combination. However, if the asset sale is approved by the requisite two-thirds vote, the votes in favor of the transaction (not counting the shares owned by TSFG) will be sufficient to authorize the transaction under the business combinations law.

SHAREHOLDERS' RIGHTS AGREEMENT

         TSFG. TSFG has a shareholders' rights agreement. The plan is described in the section entitled "Description of TSFG Capital Stock - Certain Matters - Shareholders' Rights Agreement."

         RHBT FINANCIAL. RHBT Financial does not currently have a shareholders' rights agreement.

CONSIDERATION OF OTHER CONSTITUENCIES

         TSFG. TSFG's articles of incorporation provide that the board of directors, when evaluating any proposed business combination with TSFG, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of TSFG, and on its subsidiaries, the communities and geographical areas in which TSFG and its subsidiaries operate or are located, and on any of the businesses and properties of TSFG or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for TSFG's outstanding shares, but also in relation to the then current value of TSFG in a freely-negotiated transaction and in relation to the board of directors' estimate of the future value of TSFG (including the unrealized value of its properties and assets) as an independent going concern.

         RHBT FINANCIAL. The articles of incorporation of RHBT Financial provide that the board of directors of RHBT Financial may, in connection with the exercise of its judgment in determining what is in the best interest of RHBT Financial, consider the interests of the employees, customers, suppliers, creditors, and other contingencies of the corporation and its subsidiaries, the communities and geographical area in which the corporation and its subsidiaries operate or are located, and all other factors the directors consider pertinent.

DISSENTER'S RIGHTS

         TSFG. Under South Carolina law, shareholders of a corporation who do not consent to certain major corporate transactions, including a merger, may, under varying circumstances, be entitled to Dissenters' Rights pursuant to which such shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. Unless the articles of incorporation or bylaws provides otherwise, such Dissenters' Rights are not available in certain circumstances, including without limitation:

         o to shareholders of a surviving corporation if shareholder approval is not required, or

         o as to any class of stock which is listed either on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

         RHBT FINANCIAL. RHBT Financial is subject to the same dissenters' rights provisions.

                        DESCRIPTION OF TSFG CAPITAL STOCK

COMMON STOCK

         TSFG has 100,000,000 shares of common stock authorized, of which approximately 43,582,638 shares were outstanding as of September 24, 2002. The holders of the TSFG common stock are entitled to dividends when, as and if declared by the board of directors in their discretion out of funds legally available therefor. The principal source of funds for TSFG is dividends from its subsidiaries. TSFG's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. All outstanding shares of TSFG common stock are fully paid and nonassessable. No holder of TSFG common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of TSFG common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock that may be issued in the future. Holders of TSFG common stock are entitled to one vote per share.

PREFERRED STOCK

         TSFG has 10,000,000 shares of "blank check" preferred stock authorized, none of which is outstanding. TSFG's board of directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the preferred stock are determined by TSFG's board of directors in its sole discretion. Among other things, the board may designate with respect to the preferred stock, without further action of the shareholders of TSFG, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, TSFG's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the preferred stock shall be issued. The preferred stock could be utilized by TSFG to impede the ability of third parties who attempt to acquire control of TSFG without the cooperation of TSFG's board of directors.

CERTAIN MATTERS

         Shareholders' Rights Agreement. In 1993, the TSFG board of directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the board of directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of TSFG common stock outstanding on November 23, 1993 and each share to be issued by TSFG thereafter, including the shares to be issued to Rock Hill Bank. Each Right entitles the registered holder to purchase from TSFG one-half share of TSFG common stock at a cash exercise price of $30.00, subject to adjustment.

         Initially, the Rights are not exercisable and no separate right certificates are distributed. However, the Rights will separate from the TSFG common stock and a "distribution date" will occur upon the earlier of:

         o the close of business on the 10th calendar day after the "share acquisition date" (as defined below), or

         o the close of business on the 10th business day after the date of the commencement, by any person, other than an "exempt person", of, or the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an "acquiring person" (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the TSFG common stock) (the date of such announcement being referred to as the "share acquisition date").

         Until the distribution date, the Rights will be evidenced by the TSFG common stock certificates and will be transferred with and only with such certificates, and the surrender for transfer of any certificates for TSFG common stock will also constitute the transfer of the Rights associated with the TSFG common stock represented by such certificate. The Rights are not exercisable until the distribution date and will expire at the close of business on December 18, 2006, unless previously redeemed by TSFG as described below. As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of TSFG common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the board of directors, only shares of TSFG common stock issued prior to the distribution date will be issued with Rights.

         In the event that:

         o a person acquires beneficial ownership of 20% or more of the TSFG common stock,

         o TSFG is the surviving corporation in an merger with an Acquiring Person or its affiliate or associate and the TSFG common stock is not changed or exchanged,

         o an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or

         o an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split),

proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of TSFG common stock (or in certain circumstances, cash, property, or other securities of TSFG) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void.

         In the event that following the share acquisition date:

         o TSFG is acquired in an merger or other business combination transaction, or

         o        50% or more of TSFG's assets or earning power is sold,

each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its affiliates and associates, becomes the Beneficial Owner of 50% or more of the outstanding TSFG common stock, the board of directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of TSFG common stock per Right, subject to adjustment as provided in the Rights Agreement.

         The exercise price payable, and the number of shares of TSFG common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

         o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the TSFG common stock,

         o if holders of the TSFG common stock are granted certain rights or warrants to subscribe for TSFG common stock or securities convertible into TSFG common stock at less than the current market price of the TSFG common stock, or

         o upon the distribution to holders of the TSFG common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, TSFG common stock or other consideration deemed appropriate by the board of directors) by the board of directors at any time prior to a share acquisition date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are "disinterested directors" (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such disinterested directors. After the redemption period has expired, TSFG's right of redemption may be reinstated upon the approval of the board of directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of TSFG common stock in a transaction or series of transactions not involving TSFG and there are no other Acquiring Persons. Immediately upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

         Any of the provisions of the Rights Agreement may be amended by the board of directors of TSFG prior to the distribution date. After the distribution date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included in TSFG's public filings with the SEC.

         Management Contracts. TSFG has entered into Noncompetition, Severance and Employment Agreements with all of its senior executive officers. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with TSFG is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

BOARD OF DIRECTORS.

         Classification of Board of Directors. TSFG's board of directors currently consists of 18 persons. In accordance with its articles of incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more directors as described below, it would take three annual meetings for shareholders to change the members of the entire board of directors. TSFG's articles of incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of TSFG at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the board of directors.

         Removal of Directors. TSFG's articles of incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of TSFG to remove any director or the entire board of directors without cause. Directors may be removed for cause as provided under South Carolina law.

         Limitation of Director Liability. The members of the board of directors of TSFG are exempt under TSFG's articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the South Carolina Code. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

         o for any breach of the director's duty of loyalty to the corporation or its shareholders,

         o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law,

         o imposed under Section 33-8-330 of the South Carolina Code (improper distribution to shareholder), or

         o for any transaction from which the director derived an improper personal benefit.

         Evaluation of Proposed Business Combinations. TSFG's articles of incorporation provide that the board of directors, when evaluating any proposed business combination with TSFG, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of TSFG, and on its subsidiaries, the communities and geographical areas in which TSFG and its subsidiaries operate or are located, and on any of the businesses and properties of TSFG or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for TSFG's outstanding shares, but also in relation to the then current value of TSFG in a freely-negotiated transaction and in relation to the board of directors' estimate of the future value of TSFG (including the unrealized value of its properties and assets) as an independent going concern.

VOTING

         Voting For Directors. TSFG's articles of incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for directors than positions available, the nominees receiving the largest number of votes are elected.

         Supermajority Voting Requirements. TSFG's articles of incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of TSFG entitled to vote for approval before TSFG may effect:

         o an merger of TSFG or any of its subsidiaries with any other corporation which holds at least 5% of the outstanding voting power of all outstanding voting stock of TSFG (a "Related Corporation");

         o the sale or exchange of all or a substantial part of TSFG's assets to or with any Related Corporation; or

         o the issuance or delivery of TSFG stock or other TSFG securities in exchange or payment for properties or assets of or securities issued by any Related Corporation (the foregoing being hereinafter referred to as a "business combination").

         This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The articles of incorporation expressly permit the board of directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of TSFG entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between TSFG and another corporation, 50% or more of the voting stock of which is owned by TSFG. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of at least two-thirds of the outstanding shares entitled to vote. Amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of TSFG without the cooperation of TSFG's board of directors.

         Control Share Acquisition/Business Combination Statutes. The South Carolina Code has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "Comparative Rights of Shareholders - Control Share Acquisition Provisions" and "Comparative Rights of Shareholders - Business Combinations with Interested Shareholders.".

         Transfer Agent. The transfer agent for the TSFG common stock is Registrar & Transfer Company, Cranford, New Jersey.

         Dividend Reinvestment Plan. TSFG has in place a dividend reinvestment plan with respect to the TSFG common stock. As set forth in the plan, holders of such shares may elect to receive TSFG common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of TSFG common stock through optional cash payments.

                               DESCRIPTION OF TSFG

         TSFG is a financial holding company registered under the Bank Holding Company Act of 1956. It is headquartered in Greenville, South Carolina and engages in a general banking business primarily through its two banking subsidiaries:

         o Carolina First Bank. Carolina First Bank is a South Carolina-chartered, non-member bank that engages in a general banking business through 75 locations, which are located throughout South Carolina and in North Carolina. At August 31, 2002, it had total assets of approximately $5.7 billion, total loans of approximately $3.2 billion and total deposits of approximately $3.2 billion.

         o        Mercantile Bank. Mercantile Bank (formerly known as Citrus
                  Bank) is a Florida-chartered, non-member bank that engages in a general banking business through 31 locations, which are located primarily in the Orlando, Tampa/St. Petersburg and Jacksonville areas. On August 31, 2002, TSFG completed its acquisition of Gulf West Banks, Inc. (and its wholly owned banking subsidiary, Mercantile Bank of St. Petersburg and Tampa, Florida). Its name was changed from Citrus Bank to Mercantile Bank upon consummation of this acquisition (in which Mercantile Bank and Citrus Bank were merged). At August 31, 2002, following completion of the merger, Mercantile Bank (the surviving entity) had total assets of approximately $1.4 billion, total loans of approximately $1.0 billion and total deposits of approximately $1.1 billion.

         Through its subsidiaries, TSFG provides a full range of banking services, including mortgage, trust and investment services designed to meet substantially all of the financial needs of its customers. TSFG commenced operations in December 1986. At June 30, 2002, TSFG had total assets of approximately $6.2 billion, total loans of approximately $3.9 billion, total deposits of approximately $3.7 billion and approximately $472 million in shareholders' equity. At August 31, 2002 (after the acquisition of Gulf West Banks, Inc.), it had total assets of approximately $7.1 billion, total loans of approximately $4.2 billion, total deposits of approximately $4.2 billion and approximately $579 million in shareholders' equity. TSFG's common stock trades on the Nasdaq National Market under the symbol "TSFG." The deposits associated with its banking subsidiaries are insured by the FDIC.

         The principal executive offices of TSFG are located at 104 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255-7900.

                          DESCRIPTION OF RHBT FINANCIAL

GENERAL

         RHBT Financial was organized in 1999 to serve as a bank holding company for Rock Hill Bank. Rock Hill Bank commenced business on May 20, 1996 as a South Carolina state-chartered bank headquartered in Rock Hill, South Carolina. The principal business activity of RHBT Financial is to provide banking services to domestic markets, principally in York County, South Carolina. In addition to providing traditional banking services, Rock Hill Bank has a trust department that offers a full range of trust services and a mortgage loan division. The mortgage loan division originates loans to purchase existing or construct new homes and to refinance existing mortgages. RHBT Financial opened two additional branches in 1999. The Ebenezer office opened in January 1999, and the Fort Mill/Tega Cay office opened in September 1999.

         In July 2002, RHBT Financial discovered that a former executive officer had engaged in improper activities and bad lending practices with respect to a large number of Rock Hill Bank's loans. As a result, Rock Hill Bank has had to charge off or establish additional reserves for a material portion of its loan portfolio, such that it is virtually impossible that it will be able to continue independent operations. The following discussion is qualified to the extent of the facts described above in "THE ASSET SALE - Background of the Asset Sale".

         As used in this section, "we" and "our" refers to RHBT Financial and Rock Hill Bank, as appropriate.

         Our primary source of revenue is interest income and fees, which we earn by lending and investing our capital and the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, Rock Hill Bank seeks to employ as many of its deposit funds as possible in the form of loans to individuals and businesses. We attempt to ensure sufficient liquidity, by maintaining a portion of Rock Hill Bank's deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "federal funds sold") to correspondent banks. The revenue which Rock Hill Bank earns (prior to deducting its overhead expenses) is essentially a function of the amount of Rock Hill Bank's loans and deposits, as well as the profit margin ("interest spread") and fee income. Rock Hill Bank provides trust services and has a mortgage loan division.

MARKETING FOCUS

         Rock Hill Bank primarily serves the city of Rock Hill and the surrounding area of York County, South Carolina. Rock Hill Bank's extended market area also includes the south side of Charlotte in Mecklenburg County, North Carolina, and Lancaster and Chester Counties in South Carolina. Rock Hill is the fifth largest city in South Carolina and is located in the eastern central area of York County, South Carolina, approximately 25 miles southwest of Charlotte, North Carolina and on the outskirts of the Charlotte/Mecklenburg metropolitan area. Rock Hill is approximately 70 miles north of Columbia, South Carolina, and 95 miles northeast of Greenville, South Carolina. The area has experienced steady growth over the past ten years and Rock Hill Bank expects the area, as well as the service industries needed to support it, to continue to grow. According to the U.S. Census Bureau, York County is one of the fastest growing counties in South Carolina, with a population of 164,614 in 2000, reflecting a 9.7% increase since 1997.

BANKING SERVICES

         Rock Hill Bank strives to provide its customers with products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a community bank. In addition to offering a full range of deposit services and commercial and personal loans, Rock Hill Bank offers trust services and products such as mortgage loan origination and accounts receivable financing.

         o Deposit Services. Rock Hill Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market area at rates competitive to those offered by other banks and financial institutions in the area. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. Rock Hill Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

         o Loan Products. Rock Hill Bank offers a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. Rock Hill Bank also makes real estate construction and acquisition loans. Rock Hill Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to us), in general we are subject to a loans-to-one-borrower limit of an amount equal to 15% of Rock Hill Bank's unimpaired capital and surplus. We may not make any loans to any director, officer, employee, or 10% shareholder of Rock Hill Bank unless the loan is approved by our board of directors and is made on terms not more favorable to such a person than would be available to a person not affiliated with us.

         o Mortgage Loan Division. Rock Hill Bank has a mortgage loan division through which it has broadened the range of services that it offers to its customers. The mortgage loan division originates loans to purchase existing or construct new homes and to refinance existing mortgages. Rock Hill Bank anticipates generating additional fee income by selling most of these loans in the secondary market and cross-selling its other products and services to its mortgage customers.

         o Trust Services. Rock Hill Bank has a trust department, through which we offer a full range of trust services, including personal trusts, testamentary trusts, investment management, custodian services, income tax assistance and counseling, and retirement and estate planning.

         o Accounts Receivable Financing. Rock Hill Bank provides accounts receivable financing to businesses in cooperation with an outsource partner, using software licensed from the partner to handle the billing and collection of these receivables. Because accounts receivable-based loans typically carry a higher rate of risk than many other types of loans, Rock Hill Bank also has default and fraud insurance and customarily obtains a personal guarantee from the small business owner.

         o Other Services. Other bank services include cash management services, safe deposit boxes, debit cards, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. Rock Hill Bank is associated with Star and Plus networks of automated teller machines that may be used by our customers throughout South Carolina and other regions. Rock Hill Bank also offers credit card and merchant account services through a correspondent bank as an agent for us.

COMPETITION

         Competition in the rapidly growing Rock Hill - York County region comes from a variety of financial services organizations. There were ten banks with multiple branches located throughout the region on December 31, 2001. Three of Rock Hill's banks had international operations; four would be considered regional banks and three would be classified as local community banks. There were four credit unions with several locations and a large number of brokerage houses, mortgage companies, insurance companies and independent financial service organizations that provided products and services that compete with banks.

         Competition among financial institutions in the Rock Hill area is particularly intense because of the strong credit union base in the area; Rock Hill's proximity to Charlotte, North Carolina, which is home to large regional and national banks such as Bank of America and Wachovia; and the establishment of two other new community banks in Rock Hill in the last several years.


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

EMPLOYEES

         At August 31, 2002, RHBT Financial Corporation had ___ full-time employees.

PROPERTIES

         Rock Hill Bank's main office is located in an 11,000 square foot facility at 315 East Main Street in the city of Rock Hill, South Carolina. On January 7, 1999, Rock Hill Bank opened its second office at 1746 Ebenezer Road in Rock Hill near the intersection of Ebenezer and Herlong roads. This office is located in a 2,700 square foot facility and is located approximately 2.9 miles northwest of the Main Office. Rock Hill Bank opened a third office in September 1999 in the Fort Mill/Tega Cay area on Highway 160. The address is 100 Stone Village Drive, Fort Mill, South Carolina. Rock Hill Bank occupies approximately 4,000 square feet on the first floor of the two-story facility. Rock Hill Bank maintains drive-up automated teller machines at each office.

         On December 21, 2001, RHBT Financial opened its Corporate Center at 249 East Main Street, next door to its Main Office. The 12,888 square foot facility includes corporate offices and the mortgage loan division along with several departments including compliance, human resources, operations, and branch operations and support.

         All of our properties are leased except for the Ebenezer office, for which we lease the land only.

LEGAL PROCEEDINGS

         Rock Hill Bank & Trust vs. Robert M. Yoffie, Donald E. Hughes, Hughes Corporation U.S.A., Hughes Corporation (Bahamas), Inc., Douglas J. Smith, WCH Executive Holdings, Inc., and E. Dawson Roberts, [United States District Court, District Of South Carolina, Rock Hill Division, Civil Action File No. 0-01-447-17]. This lawsuit was filed on or about February 14, 2001, with RHBT originally named as a defendant. The original plaintiffs, who were former RHBT customers, claimed $9.5 million, plus related damages, as a result of their funds being released from Rock Hill Bank's trust department by its former trust officer, Robert Yoffie. The plaintiffs generally asserted they entered into an investment program with persons unrelated to Rock Hill Bank, and that they deposited their funds in Rock Hill Bank with the understanding that the funds would not be released. Rock Hill Bank answered the complaint, denying any and all liability, and asserting counterclaims against the plaintiffs and the principals of the plaintiff entities. Rock Hill Bank also asserted a cross-claim against Mr. Yoffie, stating that to the extent, if any, the plaintiffs might be permitted to recover from Rock Hill Bank, Rock Hill Bank would be entitled indemnification from Mr. Yoffie. Finally, Rock Hill Bank brought into the lawsuit as third-party defendants the individuals and entities who conducted the investment programs at issue.

         Rock Hill Bank and the plaintiffs reached a compromise settlement, which originally called for Rock Hill Bank to pay the plaintiffs $7.6 million. Ultimately, the settlement figure was reduced to $7.2 million, based on further negotiations and early payment of required installments. After reaching settlement with the plaintiffs, Rock Hill Bank also settled claims against its insurers, which resulted in the payments to Rock Hill Bank totaling $7.2 million.

         Rock Hill Bank's out of pocket expenses, including attorneys fees and costs, total approximately $600,000. RHBT requested and was granted the right to be realigned as the plaintiff in this lawsuit. As such, Rock Hill Bank is pursuing claims against Mr. Yoffie and numerous other individuals and entities who conducted the investment program at issue. We expect this litigation to continue through 2002.

         Premier Productions Vs. Rock Hill Bank & Trust, [South Carolina Court Of Common Pleas, York County, Civil Action File No. Cp46436]. On March 1, 2001, RHBT was sued by Premier Productions, a former agency account holder, which deposited $1,000,000 in Rock Hill Bank's trust department. Premier placed these funds in an agency account in connection with a high yield investment program managed by a third party known as Dipresa Management. According to the complaint, Dipresa promised to pay Premier $50,000 in the event certain investment returns were not realized. While Premier concedes it received full return of its deposit, it contends that promised "profits" on its investment were not realized, and therefore that it is entitled to recover the $50,000 allegedly guaranteed by Dipresa, plus related damages. Premier is pursuing legal theories that the investment offering violated the state securities act, and gave rise to claims for actual and constructive fraud, breach of

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

fiduciary duty, breach of contract, unfair trade practices, negligence and promissory estoppel. Rock Hill Bank was not a party to the placement agreement or any other documents soliciting any investment by Premier. Rock Hill Bank believes that the allegations are contrary to the agency agreement with Rock Hill Bank executed by Premier. Rock Hill Bank has filed an answer and denied all liability, and has asserted against Mr. Yoffie a claim for indemnity. The case is in the discovery and motions phase at this time, and Rock Hill Bank intends to vigorously defend the action. Although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of Rock Hill Bank in connection with this case should not have a material adverse effect on RHBT Financial's financial position.

         Blue City, S.A.L. Vs. Rock Hill Bank & Trust, Gold Star Financial Services, Ltd., And Walkill International, Ltd., [South Carolina Court Of Common Pleas, York County, Civil Action File No. Cp461522]. This case was filed against Rock Hill Bank on July 13, 2001. The plaintiff in this case, Blue City, entered into an agreement with a company named Gold Star to find financing for a $30 million housing project. The plaintiff deposited $300,000 in an escrow account in Rock Hill Bank's trust department. The funds were to be used by Gold Star as expenses incurred in locating a source for the housing project loan. Blue City asserts the money was improperly disbursed in violation of Rock Hill Bank's alleged fiduciary duty to Blue City. Blue City contends that this allegedly improper disbursement caused it to lose $80,000, as well as other financing opportunities valued by the plaintiff at approximately $1 million. Blue City is pursuing three legal theories: breach of contract, breach of fiduciary duty, and fraud. Rock Hill Bank was not a party to the agreement between Blue City and Goldstar. Rock Hill Bank has filed an answer and denied all liability. Rock Hill Bank also has asserted third-party claims against its former trust officer, Robert Yoffie, and against Gold Star Financial's principal, David Dunbar. The case is in the discovery and motions phase at this time, and Rock Hill Bank intends to vigorously defend the action. Although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of Rock Hill Bank in connection with this case should not have a material adverse effect on Rock Hill Bank's financial position or results of operations.

         Yarborough vs. RHBT Financial Corporation, Rock Hill Bank & Trust, Herman E. Honeycutt, Patricia M. Stone et al., [South Carolina Court of Common Pleas, York County, Civil Action File No. 2002-CP-46-2053]. This case was filed on September 10, 2002. The plaintiff, a shareholder, seeks to bring a class action and a derivative action against the defendants named above and against the former COO of the Rock Hill Bank and a customer of Rock Hill Bank. The complaint asserts claims of fraud and conversion against the former COO and customer. It also asserts claims of negligence against the Rock Hill Bank and Honeycutt and Stone as well as claims of breach of fiduciary duty. No response has yet been filed but RHBT Financial and Rock Hill Bank expect to vigorously defend their interests and further expect that they will be responsible for indemnifying the defendants Honeycutt and Stone. The amount and impact of the cost of defending this lawsuit and any such indemnification cannot be estimated at this time.

         Wood et al. vs. Herron et al., [South Carolina Court of Common Pleas, York County, Civil Action File No. 2002-CP-46-2144]. This case was filed September 16, 2002 against the former COO, the Chief Financial Officer and the members of the board of directors of RHBT Financial as well as against the auditors for RHBT Financial. The suit seeks class action status on behalf of shareholders. It alleges various breaches of fiduciary duty and acts of negligence by the defendants related to the misconduct of the former COO. No responses to the complaint have been filed yet. Although RHBT Financial and Rock Hill Bank are not defendants in this lawsuit, they may be the named defendants. The amount and impact of any such indemnification cannot be estimated at this time.

FINANCIAL STATEMENTS

         Financial information regarding RHBT Financial at and for the six month period ended June 30, 2002 is included below under "FINANCIAL STATEMENTS OF RHBT FINANCIAL" beginning on page F-1.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our discussion and analysis of certain significant factors that have affected our financial position and operating results and those of our subsidiary, Rock Hill Bank, during the periods included in the accompanying financial statements. Significant developments have occurred with respect to our financial position

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

as well as our plans for future operations. Those developments and plans are discussed throughout this document and the discussion below is qualified in its entirety by those developments and plans.

         This discussion contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail herein and in our filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

         At the end of its second quarter, the Rock Hill Bank discovered that its then president and chief operating officer had engaged in various improper activities with respect to a large number of loans held in the loan portfolio of Rock Hill Bank and had used his knowledge of Rock Hill Bank's policies and procedures to hide the improprieties and the true nature of the loans involved. Rock Hill Bank immediately notified law enforcement agencies, the Federal Deposit Insurance Corporation, and its state banking regulator, and terminated the employment of the officer. Since that time, Rock Hill Bank, law enforcement, the FDIC and the state banking regulators have been investigating the situation, including an ongoing examination of all loans that were the responsibility of the officer.

         As a result of its examination through August 16, 2002, the FDIC had determined that a provision of $19,684,970 is required to charge off the loans or portions of loans considered by the FDIC to be uncollectible ($13,021,000) and to increase the allowance for loan losses sufficiently to cover its estimate of the losses inherent in Rock Hill Bank's loan portfolio. The provision determined by FDIC is in addition to the provision of $207,500 which had been made for the six months ended June 30, 2002 by Rock Hill Bank prior to discovery of the problem. Rock Hill Bank expects to make additional provisions to the allowance for loan losses and take additional charge-offs which will be reflected in financial statements for subsequent periods.

         In general terms, the provision, in part because of its magnitude, is reflected in RHBT Financial's financial condition and results of operations at and for the six months ended June 30, 2002, as follows:

         o Net interest income was reduced by the provision for loan losses.

         o Accrued income on affected loans was charged off, also reducing net interest income.

         o The reduction in net interest income and the additional provision caused income before taxes to be negative (a loss).

         o The before tax loss triggered a tax benefit which consists of a right to a refund of previously paid income taxes ($3,208,746) and a deferred tax asset of $3,186,260 (represents the amount of taxes that will not have to be paid in future years because of the loss assuming that RHBT Financial is able to generate otherwise taxable income of approximately $10 million in the next 20 years).

         o The before tax loss was reduced by the tax benefit to obtain the net loss.

         o The net loss reduced total shareholders' equity by a corresponding amount ($12,720,623).

         In addition to the negative impact on RHBT Financial's earnings and balance sheet, the losses also reduce RHBT Financial's and Rock Hill Bank's regulatory capital. Their capital positions at June 30, 2002 are shown in the following table.

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
                                                                Required to be
                                             June 30, 2002        Adequately
                                                 Actual          Capitalized
                                           -----------------  ------------------
                                             Amount    Ratio     Amount    Ratio
                                           ----------  -----  -----------  -----
RHBT FINANCIAL
  Total capital (to risk-weighted assets)  $5,837,454  2.75%  $16,956,184  8.00%
  Tier 1 capital (to risk-weighted assets)  3,188,050  1.50%    8,478,092  4.00%
  Tier 1 capital (to average assets)        3,188,050  1.26%   10,121,353  4.00%


ROCK HILL BANK
  Total capital (to risk-weighted assets)  $5,899,013  2.87%  $16,955,920  8.00%
  Tier 1 capital (to risk-weighted assets)  3,249,179  1.58%    8,477,969  4.00%
  Tier 1 capital (to average assets)        3,249,179  1.30%   10,121,230  4.00%

         As a further result of the required provision and charge offs of loans, Rock Hill Bank has been notified by the FDIC that it does not meet the requirements to be adequately capitalized under the Federal Deposit Insurance Act (the "FDIA") and that it is subject to the restrictions described below. The federal banking agencies, including the FDIC, have broad powers under current federal law to take prompt corrective action to resolve capital problems of insured depository institutions. The extent of these powers depends, to some extent, upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Rock Hill Bank meets the definition of "critically undercapitalized" because its tangible capital is less than 2% of its total average assets. The purpose of these powers is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to have receivers appointed for banks that are unwilling or unable to take such steps. These powers are in addition to the FDIC's more general powers to take a broad range of actions to protect the safety and soundness of the institution's deposits which it insures.

         A bank that is "undercapitalized" becomes subject to provisions of
Section 38 of the FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets; and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions in Section 38 of the FDIA on compensation paid to senior management of the bank. A bank that is "critically undercapitalized" is further restricted in that it is prohibited from engaging in any of the following activities without prior written approval from the FDIC:

         o Entering into any material transaction other than in the usual course of business, including any investment, expansion, acquisition, sale of assets, or other similar action with respect to which the bank is required to provide notice to the FDIC.

         o        Extending credit for any highly leveraged transaction.

         o Amending the bank's charter or bylaws, except to the extent necessary to carry out any other requirement of any law, regulation, or order.

         o        Making any material change in accounting methods.

         o Engaging in any covered transaction (as defined in section 23A(b) of the Federal Reserve Act).

         o        Paying excessive compensation or bonuses.

         o Paying interest on new or renewed liabilities at a rate that would increase the bank's weighted average cost of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the bank's normal market area.

         o Making any principal or interest payment on subordinated debt beginning 60 days after becoming critically undercapitalized.

         In addition, the FDIC is required by the FDIA to appoint a receiver or conservator for a critically undercapitalized bank or take other action the FDIC determines would better achieve the purpose of the prompt corrective action provisions of the FDIA. Pursuant to its prompt corrective action powers, the FDIC required Rock Hill Bank to submit a capital restoration plan by September 7, 2002. The FDIC has sixty days to review the plan and provide written notice of whether the plan has been approved. If the plan is disapproved, Rock Hill Bank must submit a revised plan within the time specified by the FDIC. To be approved, the plan must be based on realistic assumptions and be likely to succeed in restoring the bank's capital, and must not appreciably increase the risk (including credit risk, interest-rate risk, and other types of risk) to which the bank is exposed. RHBT Financial is

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

required to guarantee that Rock Hill Bank will comply with the plan until Rock Hill Bank has been adequately capitalized on average during each of four consecutive calendar quarters, and provide appropriate assurances of performance. The guarantee is, however, limited to the lesser of: (i) an amount equal to 5% of Rock Hill Bank's total assets at the time Rock Hill Bank was notified or deemed to have notice that it was undercapitalized; or (ii) the amount necessary to restore the relevant capital measures of Rock Hill Bank to the levels required for Rock Hill Bank to be classified as adequately capitalized.

         The capital restoration plan must include the following information:

         o        The steps the bank will take to become adequately capitalized;

         o The levels of capital to be attained during each year the plan is in effect;

         o How the bank will comply with the restrictions or requirements in effect under the prompt corrective action provisions of the FDIA;

         o The types and levels of activities in which the bank will engage; and

         o        Any other information the FDIC may require.

         Subsequent to August 16, 2002, Rock Hill Bank entered into the Asset Sale Agreement and submitted the Asset Sale Agreement to FDIC as the central part of its capital restoration plan. For a description of the events leading up to the Asset Sale Agreement, see "THE ASSET SALE - Background of the Asset Sale."

         Should the Asset Sale Agreement not be approved and consummated, the board of directors believes that Rock Hill Bank will be placed in receivership.

NET INTEREST INCOME

         For the six months ended June 30, 2002, net interest income increased $178,359 or 5.14%, to $3,646,612, as compared to $3,468,253 for the same period in 2001. Although the volume of loans increased during the period, total interest income decreased from $8,585,984 for the six months ended June 30, 2001 to $7,667,618 for the same period in 2002. The decrease is primarily related to a decrease in interest on federal funds sold, repurchase agreements and loans. The decrease of $615,546 on federal funds and repurchase agreements between the two periods relates to the significant decrease in interest rates. The decrease in interest income on loans relates primarily to a charge of $415,000 against loan interest income for the accrued interest on loans charged off and interest relating to other problem loans. The net interest margin realized on earning assets decreased from 3.47% for the six months ended June 30, 2001 to 3.08% for the same period in 2002. The interest rate spread also decreased by 7 basis points from 2.80% at June 30, 2001 to 2.73% at June 30, 2002. The net interest margin and net interest spread were negatively affected by the accrued interest on the problem loans reversed out of loan interest income during the period.

         Net interest income decreased from $1,691,445 for the quarter ending June 30, 2001 to $1,632,082 for the quarter ending June 30, 2002. This represents a decrease of $59,363, or 3.51%. The decrease is primarily attributable to a decrease in total interest income. Total interest income decreased $529,869 during the quarter ended June 30, 2002 when compared to the same quarter in 2001. As mentioned earlier, a charge of $415,000 was made to loan interest income during the quarter for loans charged off and problem loans. Interest expense also decreased $470,506, or 18.78%, over the quarter ending June 30, 2001 as a result of the declining interest rate environment. The net interest margin realized on earning assets decreased from 3.41% for the quarter ended June 30, 2001 to 2.66% for the quarter ended June 30, 2002. The interest rate spread also decreased by 59 basis points from 2.75% for the six months ended June 30, 2001 to 2.16% for the six months ended June 30, 2002. The net interest margin and net interest spread were negatively affected by the accrued interest on the problem loans reversed out of loan interest income during the quarter.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for possible loan losses at an adequate level. For the six months ended June 30, 2002, the

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

provision charged to expense was $19,892,470 as compared to $177,000 for the same period in 2001. We increased our provision in 2002 as a result of the identification of a number of problem loans. See the discussion above under "Recent Developments." While these problems still exist and we are reexamining all of our loans, based on what we know as of August 16, 2002, we believe that the allowance has been funded to cover potential losses associated with these loans. For the quarter ended June 30, 2002 and 2001, the provision charged to expense was $19,747,470 and $87,000, respectively. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. We also make provisions to our allowance for loan losses when and as required or requested by FDIC and our state banking regulators. See the discussion above under "Recent Developments." Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a further decrease of our net income and our capital.

NONINTEREST INCOME

         Noninterest income during the six months ended June 30, 2002 was $518,988, an increase of $35,604 from $483,384 during the comparable period in 2001. Residential mortgage fee income increased $28,006, or 20.37% to $165,511 for the six months ended June 30, 2002, when compared to the same period in 2001. In addition, we recognized gains on the sale of securities totaling $24,219 during the six months ended June 30, 2002, compared to no gains on sales during the comparable period in 2001. These increases were partially offset by the decrease in income from fiduciary activities of $43,201, or 59.96%, from $72,048 during the six months ended June 30, 2001, as we continued to refocus the trust department toward traditional activities and local customers.

         For the quarter ended June 30, 2002, noninterest income increased $27,860, or 11.58%, from $240,549 for the same period in 2001. The overall increase relates to an increase in residential mortgage fee income of $24,038 or 34.54% from $69,604 for the same period in 2001. Other charges, commissions and fees also increased from $37,096 for the quarter ended June 30, 2001 to $52,985 for the quarter ended June 30, 2002.

NONINTEREST EXPENSE

         Total noninterest expense for the six months ended June 30, 2002 was $2,682,179, or 74.72% lower than the $10,609,181 amount for the six months ended June 30, 2001. The significant decrease was the result of the expense in the 2001 period associated with the trust settlement of $7,600,000 to finalize the outstanding claims resulting from the trust lawsuit filed in February 2001. In addition, we expensed $740,063 in legal fees during the six months ended June 30, 2001, as compared to $90,025 during the six months ended June 30, 2002. Occupancy expenses increased $121,199, or 39.30% over the $308,424 for the same period in 2001. Salaries and employee benefits increased from $988,373 for the six months ended June 30, 2001 to $1,089,850 for the six months ended June 30, 2002. This increase represents normal pay increases and additional staff to assist with our growth.

         For the quarter ended June 30, 2002, noninterest expense decreased $7,785,755, or 84.24%, over the same period in 2001. As mentioned above, the largest decrease between the quarters ended June 30, 2002 and June 30, 2001 was the recording of $7,600,000 to account for the trust settlement. In addition, legal expenses decreased $422,560, or 86.23%, to $67,502 during the quarter ended June 30, 2002. The majority of these legal fees relate to the trust settlement. Other operating expenses increased $95,095, or 19.31% over the $492,373 amount for the three months ended June 30, 2001. Salaries and employee benefits also increased from $506,332 for the quarter ended June 30, 2001 to $585,360 for the quarter ended June 30, 2002. As stated above, this increase represents normal pay increases.

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

INCOME TAXES

         Due primarily to the provision for loan loss expense of $19,892,470, we recorded an income tax benefit of $5,688,426 for the six months ended June 30, 2002. We recorded an income tax benefit of $2,559,500 for the same period in 2001 mainly as a result of expenses associated with the trust settlement. The effective income tax benefit rate for the six months ended June 30, 2002 and 2001, was 30.90% as compared to 37.45%, respectively.

         For the same reasons as mentioned above, we recorded an income tax benefit for the three months ended June 30, 2002 of $6,001,726 as compared to $2,368,500 for the same period in 2001. The effective income tax benefit rate for the three months ended June 30, 2002 and 2001, was 31.09% as compared to 32.02%, respectively.

NET INCOME (LOSS)

         Net income generated from normal operations of RHBT Financial were offset by the provision for loan losses which resulted in the net loss for the six months ended June 30, 2002 of $12,720,623 as compared to a net loss of $4,275,044 resulting from the settlement of the trust lawsuit for the same period in 2001. For the quarter ended June 30, 2002, our net loss was $13,301,829 as compared to net a loss of $5,028,837 for the quarter ended June 30, 2001. A significant charge to the provision for loan losses was recorded during the quarter ended June 30, 2002 (see discussion above under "Results of Operations") and the trust settlement was recorded during the quarter ended June 30, 2001.

ASSETS AND LIABILITIES

         During the first six months of 2002, total assets increased $18,129,886, or 7.80%, when compared to December 31, 2001. Loans continue to be our primary source of growth in assets, increasing $15,107,775 during the first six months of 2002. This was after the charge-off of loans totaling $13,021,000 during the second quarter of 2002. Total deposits increased $29,330,737, or 16.00%, from the December 31, 2001 amount of $183,299,434. Within the deposit area, other time deposits increased $15,851,865, or 26.98%, during the first six months of 2002. Time deposits $100,000 and over increased $6,326,487 from the December 31, 2001 amount to $85,339,585 at June 30, 2002. Such growth is expected to be replaced by decreases in the near future as the results of restrictions imposed by FDIC and RHBT Financial's capital restoration plan. See discussion above under "Recent Developments."

SECURITIES AVAILABLE-FOR-SALE

         Securities available-for-sale increased from $16,051,250 at December 31, 2001 to $21,511,242 at June 30, 2002. The increase is attributable to our efforts to improve our asset-liability position by purchasing additional securities. All of our marketable investment securities were designated as available-for-sale at June 30, 2002.

NONMARKETABLE EQUITY SECURITIES

         Nonmarketable equity securities include the cost of our investments in the stock of the Federal Home Loan Bank of $1,250,000 at June 30, 2002 and December 31, 2001, and the stock of Community Financial Services, Inc., of $351,794 at June 30, 2002 and December 31, 2001. Investment in Federal Home Loan Bank stock is required for borrowings from the Federal Home Loan Bank.

LOANS

         We continued to experience loan growth during the first six months of 2002. Net loans increased $8,240,757, or 4.43%, during the period. As mentioned, we had significant loan charge-offs during the second quarter of 2002. See the discussion above under "Recent Developments." The majority of the charge-offs were in the commercial and industrial loan category. As shown below, the main component of growth in the loan portfolio was in real estate-construction loans, which increased 172.74%, or $11,014,738, from December 31, 2001. Despite significant charge-offs, commercial and industrial loans increased $2,149,367, or 1.61% to $135,818,453 at June 30, 2002. Commercial and industrial loans include discounted accounts receivable loans that totaled $7,910,746 at June 30, 2002. Accounts receivable loans increased $584,503, or 7.98%, when compared to December 31, 2001. Balances within the major loans receivable categories as of June 30, 2002 and December 31, 2001 are as follows:

                                               June 30,        December 31,
                                                 2002              2001
                                             ------------      ------------
 Real estate - construction                  $ 17,391,080      $  6,376,342
 Real estate - mortgage                        46,275,401        44,006,124
 Commercial and industrial                    135,818,453      133,669,086
 Consumer and other                             3,381,964         3,707,571
                                             ------------      ------------

                                             $202,866,898      $187,759,123
                                             ============      ============

RISK ELEMENTS IN THE LOAN PORTFOLIO

         The following is a summary of identified risk elements in the loan portfolio:

                                                                June 30,
                                                       ------------------------
                                                           2002         2001
                                                       -----------  -----------
 Loans:  Nonaccrual loans                              $ 5,269,127  $ 2,100,317
 Accruing loans more than 90 days past due             $        --  $        --
 Loans identified by the internal review mechanism
   or the FDIC
     Criticized                                        $        --  $   294,307
     Classified                                        $25,651,000  $ 1,806,978

         As discussed earlier, we are uncertain as to the risk elements in the portfolio as of June 30, 2002. We are continually reviewing credits and monitoring past due loans to determine their creditworthiness. Nonaccrual loans at June 30, 2002 include loans identified by our loan accounting system as nonaccrual and loans considered doubtful as a result of the current loan review examination. While our internal loan review mechanism has not identified any loans as criticized, we are carefully monitoring the remaining portfolio that was the responsibility of our former president. The remainder of his portfolio totaled $69,005,000 at June 30, 2002 and may contain risks or losses that have not yet been identified.

         Activity in the Allowance for Loan Losses is as follows:

                                                             June 30,
                                                    ---------------------------
                                                        2002           2001
                                                    ------------   ------------
 Balance, January 1,                                $  1,932,698   $  1,601,539
 Provision for loan losses for the period             19,892,470        177,000
 Net loans (charged-off) recovered for the period    (13,025,452)       (36,510)
                                                    ------------   ------------

    Balance, end of period                          $  8,779,716   $  1,742,029
                                                    ============   ============

 Gross loans outstanding, end of period             $202,866,898   $173,384,677

 Allowance for loan losses to loans outstanding            4.33%          1.00%

DEPOSITS

         At June 30, 2002, our total deposits increased by $29,330,737, or 16.00%, from December 31, 2001. The largest increase was in other time deposits which increased $15,851,865, or 26.98%, from December 31, 2001 to June 30, 2002. Time deposits $100,000 and over also increased $6,326,487 to $85,339,585 at June 30, 2002.

Brokered deposits increased $1,157,000, or 4.63%, from December 31, 2001 to $42,743,346 at June 30, 2002. We determined that the cost of funds using brokered deposits is reasonable in comparison to the cost of obtaining traditional deposits. Interest-bearing checking accounts increased $2,944,172, or 22.32%, to $16,135,692 at June 30, 2002. Expressed in percentages, noninterest-bearing deposits increased 11.77% and interest-bearing deposits increased 16.21%.

         Balances within the major deposit categories as of June 30, 2002 and December 31, 2001 are as follows:

                                                June 30,           December 31,
                                                  2002                 2001
                                              ------------         ------------
 Noninterest-bearing demand deposits          $  9,598,317         $  8,587,618
 Interest-bearing demand deposits               16,135,692           13,191,520
 Savings deposits                               26,960,714           23,763,200
 Time deposits $100,000 and over                85,339,585           79,013,098
 Other time deposits                            74,595,863           58,743,998
                                              ------------         ------------

                                             $ 212,630,171         $183,299,434
                                             =============         ============

ADVANCES FROM THE FEDERAL HOME LOAN BANK

         Advances from the Federal Home Loan Bank totaled $25,000,000 and consisted of the following at June 30, 2001.

     Maturity Date     Call Date     Grant Date     Current Rate      Balance
     -------------     ---------     ----------     ------------   ------------
        10/11/05        10/11/02      10/11/00          6.26%      $  5,000,000
        01/10/11        01/10/06      01/10/01          5.05          7,000,000
        01/12/11        01/13/03      01/12/01          4.63          5,000,000
        02/01/11        02/01/03      02/01/01          4.78          2,000,000
        02/09/11        02/09/04      02/09/01          5.02          3,000,000
        03/21/11        03/19/04      03/19/01          4.67          3,000,000
                                                                   ------------

               Total advances                                      $ 25,000,000
                                                                   ============

         Advances from the Federal Home Loan Bank are all fixed rate advances with principal due at maturity and interest payable quarterly. All advances are subject to early termination with two days notice.

         As collateral, we have pledged our portfolio of first mortgage loans on one-to-four family residential properties aggregating $21,852,000 and certain commercial loans totaling $6,067,000 at June 30, 2002. Investment securities totaling $5,000,000 and our investment in Federal Home Loan Bank stock of $1,250,000, are also pledged as collateral.

LIQUIDITY

         We meet our liquidity needs through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts and borrowings from the Federal Home Loan Bank. The level of liquidity is measured by the loan-to-total borrowed funds ratio, which was at 83.38% at June 30, 2002 and 88.44% at December 31, 2001.

         Securities available-for-sale, which totaled $21,511,242 at June 30, 2002, serve as a ready source of liquidity. However, as of June 30, 2002, securities totaling $10,150,000 were pledged to secure public deposits. We also have lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At June 30, 2002, unused lines of credit totaled $6,500,000.

         Prior to the identification of our problem loan situation, we also had a line of credit with the Federal Home Loan Bank allowing us to borrow up to fifteen percent of our total assets. However, subsequent to June 30, 2002, the Federal Home Loan Bank rescinded the line of credit. We may continue to apply for advances from the Federal Home Loan Bank and each application will be reviewed and acted upon by their credit committee. At June 30, 2002, we had advances from the Federal Home Loan Bank totaling $25,000,000.

         In August and September 2002, Carolina First Bank purchased $10 million of Rock Hill Bank's loans at par, and entered into a line of credit providing that Rock Hill Bank could borrow up to $20 million from Carolina First Bank for liquidity purposes. This $20 million line of credit is secured by a lien on all of Rock Hill Bank's loans.

CRITICAL ACCOUNTING POLICIES

         We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2001 as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

         We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

OFF-BALANCE SHEET RISK

         Through the operations of our Bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At June 30, 2002, we had issued commitments to extend credit of $31,687,000 and standby letters of credit of $796,000 through various types of commercial lending arrangements. We evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

         Total shareholders' equity decreased from $19,222,217 at December 31, 2001 to $6,308,900 at June 30, 2002. The net loss for the six months ended June 30, 2002 of $12,720,623 was the primary reason for the decrease. We paid cash dividends totaling $120,465 during the period. Also, as of June 30, 2002, we had declared another dividend for the same amount which was paid on July 15, 2002. As discussed, the loss was primarily a result of the charge to the provision for loan losses of $19,892,470. The problem loan situation has caused us to be undercapitalized at June 30, 2002.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. See the discussion above under "Recent Developments" for further information about our capital position and potential consequences of the failure to meet our minimum regulatory capital ratios.

         Banks and bank holding companies are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis point above the minimum. As noted, we did not meet the required minimum regulatory capital ratios as of June 30, 2002. See the discussion under "Recent Developments" for further information about our capital position and potential consequences of the failure to meet our minimum regulatory capital ratios.

         The following table summarizes our risk-based capital at June 30, 2002:

         Shareholders' equity                                    $  6,308,900
         Less: unrealized gains on securities                         (81,549)
         Less: disallowed deferred taxes                           (3,039,301)
                                                                 ------------
         Tier 1 capital                                             3,188,050
         Plus: allowance for loan losses (1)                        2,649,404
                                                                 ------------
         Total capital                                           $  5,837,454
                                                                 ============
         Risk-weighted assets                                    $211,952,296
                                                                 ============
         Average assets                                          $253,033,826
                                                                 ============

         Risk based capital ratios
         Tier 1 capital (to risk-weighted assets)                       1.50%
         Total capital (to risk-weighted assets)                        2.75%
         Tier 1 capital (to total average assets)                       1.26%

         (1) limited to 1.25% of risk-weighted assets

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows how much of our common stock is owned by our directors, certain executive officers, and owners of more than 5% of our outstanding common stock, as of September 23, 2002.

                                   NUMBER OF        RIGHT TO     % OF BENEFICIAL
            NAME                SHARES OWNED (1)   ACQUIRE (2)     OWNERSHIP(3)
            ----                ----------------   -----------   ---------------


The South Financial Group, Inc.
102 S. Main Street
Greenville, SC 29601                382,500              --           22.22%

Edwin L. Barnes                      32,500           5,625            2.21
William C. Beaty, Jr.                37,455           5,625            2.50
Claude W. Burns, III                  1,250           1,252               *
Jean M. Gaillard                     15,000           5,625            1.20
Hugh L. Harrelson, Sr.               14,101           5,625            1.14
Herman E. Honeycutt                  14,365           8,420            1.32
Jerry H. Padgett                     28,816           5,625            1.99
Richard S. Powell                    23,000           5,625            1.66
Patricia M. Stone                       437          17,617               *
Elvin F. Walker                      13,750           5,625            1.12

Executive officers and directors    180,674          66,664           13.84
as a group (10 persons)
         ---------------------
         * Less than 1%

(1) Includes shares for which the named person: has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
         Does not include shares that may be acquired by exercising stock options.
(2) Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.
(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.


                                  LEGAL MATTERS

         The validity of TSFG common stock to be issued in connection with the asset sale will be passed upon by William P. Crawford, Jr., Esq., Executive Vice President and General Counsel of TSFG. Mr. Crawford beneficially owns or has rights to acquire an aggregate of less than 0.1% of TSFG's common stock. Wyche, Burgess, Freeman & Parham, P.A., counsel to TSFG, and Haynsworth Sinkler Boyd, P.A., counsel to RHBT Financial, will deliver opinions concerning the federal income tax consequences of the asset sale.


                                     EXPERTS

         The consolidated financial statements of TSFG and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial information for RHBT Financial contained herein is not audited and is not being passed upon by independent certified public accountants. At the end of the second quarter 2002 Rock Hill Bank discovered improper activities with respect to a large number of loans held in its loan portfolio. Since it has not been determined when such improper activities occurred, prior historical financial information of RHBT Financial cannot be relied upon. The June 30, 2002 balance sheet data have not been audited or reviewed by independent certified public accountants.


                                  OTHER MATTERS

         RHBT Financial's board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the asset sale and the proposal to approve the Plan of Dissolution. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.


                       WHERE YOU CAN FIND MORE INFORMATION

         TSFG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that TSFG files with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

         TSFG filed a registration statement with the SEC to register the issuance of the TSFG common stock to be distributed to RHBT Financial shareholders after dissolution of RHBT Financial. This document is a part of that registration statement and constitutes a prospectus of TSFG. As allowed by SEC rules, this document does not contain all the information you can find in TSFG's registration statement or the exhibits to that registration statement.

         The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

         This document incorporates by reference the documents set forth below that TSFG has previously filed with the SEC. These documents contain important information about TSFG and its business and financial condition.

         (1) TSFG's Annual Report on Form 10-K for the year ended December 31, 2001;

         (2) TSFG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

         (3) TSFG's Current Reports on Form 8-K dated April 4, 2002, June 17, 2002, July 16, 2002, July 26, 2002, August 6, 2002, August
                  26, 2002, September 4, 2002, and September 16, 2002;

         (4)      TSFG's registration statement on Form 8-A filed pursuant to
                  Section 12 of the Securities Exchange Act of 1934 that contains descriptions of TSFG's common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

         TSFG also incorporates by reference additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the special meeting.

         You can obtain any of the documents incorporated by reference from TSFG, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from TSFG without charge, excluding all exhibits, except that if TSFG has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

                           The South Financial Group
                           102 South Main Street
                           Greenville, South Carolina 29601
                           Attn: Mary M. Gentry
                           Telephone: (864) 255-4919
                           E-mail:  mary.gentry@thesouthgroup.com
                                    -----------------------------

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [OCTOBER 26], 2002 TO RECEIVE THEM BEFORE THE RHBT FINANCIAL SPECIAL MEETING.

         You should rely only on the information contained or incorporated by reference in this document. TSFG and RHBT Financial have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [September 27], 2002. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of TSFG common stock in the asset sale creates any implication to the contrary.


                           FORWARD-LOOKING STATEMENTS

         TSFG and RHBT Financial make forward-looking statements in this document and their public documents that are subject to risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the benefits of the asset sale between TSFG and RHBT Financial, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from the asset sale, statements with respect to TSFG's and RHBT Financial's plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and "projects" or similar expressions. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the asset sale. These possible events or factors include the following:

         o our cost savings from the asset sale may be less than we expect, or we may be unable to obtain those cost savings as soon as we expect;

         o        the impact of litigation filed against RHBT Financial;

         o the fact that the RHBT Financial Board of Directors may elect to not distribute all of the assets in connection with the plan of liquidation in order to retain such assets to fund the costs of defending pending RHBT Financial litigation and pay administrative expenses;

         o costs, including asset sale-related charges, or difficulties relating to the integration of RHBT Financial may be greater than expected;

         o we may lose more deposits, customers, or business than we expect;

         o maintaining our relationships with employees and suppliers may be more difficult than we expect;

         o competition in the banking industry may increase significantly;

         o our integration costs may be higher than we expect or our operating costs after the asset sale may be greater than we expect;

         o fair value and purchase price adjustments may differ from the pro forma assumptions provided herein;

         o        the asset sale may not generate the synergies we expect;

         o        revenues following the asset sale may be lower than we expect;

         o technological changes and systems integration may be harder to make or more expensive than we expect;

         o the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase our competitive pressures;

         o changes in the interest rate environment may increase our funding costs and reduce our earning asset yields, thus reducing our margins;

         o changes in general economic and business conditions in the United States and the Southeast in general and in the communities we serve in particular may lead to a deterioration in credit quality thereby increasing our provisioning costs, or reduce a demand for credit, thereby reducing earning assets;

         o changes in trade, monetary and fiscal policies, laws, regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse affect on our business;

         o changes in consumer and business spending and saving habits may have an effect on our ability to increase assets and to attract deposits;

         o        changes may occur in the securities markets.

         Management of each of TSFG and RHBT Financial believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of TSFG following completion of the asset sale may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond TSFG's and RHBT Financial's ability to control or predict.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

         The following unaudited pro forma combined condensed balance sheet and explanatory notes are presented to show the impact of the asset sale on the historical financial position of TSFG in accordance with the Asset Sale Agreement. The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheet of TSFG with Rock Hill Bank at June 30, 2002 under the terms of the Asset Sale Agreement, assuming consummation on that date.

         The unaudited pro forma combined condensed balance sheet is presented for illustrative purposes only and is not necessarily indicative of the actual financial position that would have occurred if the asset sale had been consummated on June 30, 2002, nor is it necessarily indicative of future results. The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the asset sale. The pro forma fair values for assets and liabilities are subject to change as a result of final valuation analyses and include no adjustments for evaluation of credit risk, principally related to loans, except for the additional loan charge-offs and provision for loan losses expected to be recorded by Rock Hill Bank in the third quarter 2002, which is shown as a pro forma adjustment (see
Note 6). In addition, the pro forma data assumes no changes to the combined capitalization, such as increases in long-term debt or the repurchase of shares issued in connection with the asset sale.

         The unaudited pro forma combined condensed balance sheet is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of TSFG, which are incorporated herein by reference.

           THE SOUTH FINANCIAL GROUP, INC. AND ROCK HILL BANK & TRUST
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             (Dollars in thousands)

         The following unaudited pro forma combined condensed balance sheet is presented to show the impact of the purchase of substantially all of the assets and liabilities of Rock Hill Bank in accordance with the Asset Sale Agreement. It combines the consolidated historical balance sheets of TSFG and Rock Hill Bank assuming the purchase was completed on June 30, 2002.

                                                                           JUNE 30, 2002
                                                  ---------------------------------------------------------------
                                                                    ROCK HILL
                                                                  BANK & TRUST       PRO FORMA        PRO FORMA
                                                      TSFG          PURCHASE        ADJUSTMENTS        COMBINED
                                                 ------------     ------------      ------------     ------------
ASSETS
Cash and due from banks (Note 4)                 $    137,925     $      6,343      $        (75)    $    144,193
Interest-bearing bank balances                         40,532               --                --           40,532
Federal funds sold                                         --           16,390                --           16,390
Securities
     Trading                                            2,244               --                --            2,244
     Available for sale (Notes 4 and 5)             1,575,324           23,113            (5,451)       1,592,986
     Held for maturity                                 79,671               --                --           79,671
                                                 ------------     ------------      ------------     ------------
          Total securities                          1,657,239           23,113            (5,451)       1,674,901
                                                 ------------     ------------      ------------     ------------
Loans
     Loans held for sale                               19,636               --                --           19,636
     Loans held for investment (Notes 4 and 6)      3,915,405          202,867            (1,538)       4,116,734
     Allowance for loan losses (Notes 4 and 6)        (46,985)          (8,800)           (7,265)         (63,050)
                                                 -------------    ------------      ------------     ------------
          Net loans                                 3,888,056          194,067            (8,803)       4,073,320
                                                 ------------     ------------      ------------     ------------
Premises and equipment, net                           112,992            1,548                --          114,540
Accrued interest receivable (Notes 4 and 6)            38,242            1,421              (100)          39,563
Intangible assets (Notes 3 and 4)                      96,554               --             9,467          106,021
Other assets                                          193,957            3,996                --          197,953
                                                 ------------     ------------      ------------     ------------
                                                 $  6,165,497     $    246,878      $     (4,962)    $  6,407,413
                                                 ============     ============      ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
          Noninterest bearing                    $    553,579     $      9,654      $         --      $   563,233
          Interest bearing (Note 4)                 3,170,038          203,032             4,430        3,377,500
                                                 ------------     ------------      ------------     ------------
          Total deposits                            3,723,617          212,686             4,430        3,940,733
                                                 ------------     ------------      ------------     ------------
     Federal funds purchased and repurchase
            agreements                              1,299,898            5,685                --        1,305,583
     Other borrowed funds                             439,374           25,000                --          464,374
     Subordinated notes                                37,344               --                --           37,344
     Trust preferred debt                              31,000               --                --           31,000
     Accrued interest payable                          25,406              461                --           25,867
     Other liabilities (Note 4)                        50,249              374               680           51,303
                                                 ------------     ------------      ------------     ------------
           Total liabilities                        5,606,888          244,206             5,110        5,856,204
                                                 ------------     ------------      ------------     ------------
Minority interest in consolidated subsidiary           86,471                                 --           86,471
                                                 ------------                       ------------     ------------
Shareholders' equity
     Preferred stock                                       --                                 --               --
     Common stock (Notes 2 and 4)                      40,342                                430           40,772
     Surplus (Note 4)                                 290,685                              8,127          298,812
     Investment in RHBT Financial
           (Notes 4 and 5)                                 --                             (1,902)          (1,902)
     Retained earnings (Note 4)                       132,741                            (12,529)         120,212
     Guarantee of employee stock ownership
        plan debt and nonvested restricted
        stock                                          (1,624)                                --           (1,624)
     Accumulated other comprehensive income
        (loss), net of tax
           (Notes 4 and 5)                              9,994                             (1,526)           8,468
                                                 ------------                       ------------     ------------
           Total shareholders' equity                 472,138                             (7,400)         464,738
                                                 ------------                       ------------     ------------
                                                 $  6,165,497     $    244,206      $     (2,290)    $  6,407,413
                                                 ============     ============      ============     ============

     See notes to the unaudited pro forma combined condensed balance sheet.

     THE SOUTH FINANCIAL GROUP AND SUBSIDIARIES AND ROCK HILL BANK & TRUST
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1) The assets and liabilities of Rock Hill Bank that are purchased will be recorded at their respective fair values on the date the asset sale is completed.

         The pro forma balance sheet includes estimated adjustments to record certain assets and liabilities of Rock Hill Bank at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Rock Hill Bank, such as securities, premises and equipment, and long-term debt, will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities.

         Under the Asset Sale Agreement, Rock Hill Bank will receive 430,017 shares of TSFG Common stock, plus the right to receive a cash earnout under the earnout provisions of the Asset Sale Agreement. At this time, we are unable to estimate the value of the earnout and accordingly have made no adjustments for the earnout in the pro forma information. In addition, this assumes that none of the 430,017 shares are repurchased by TSFG. Under the Asset Sale Agreement, TSFG has agreed to repurchase for cash from Rock Hill Bank (at a price equal to the average closing prices of TSFG common stock for the five trading days immediately prior to closing), such number of these 430,017 shares as (i) shall be necessary to avoid the issuance of fractional shares to the RHBT Financial shareholders and (ii) as are not being distributed in connection with the dissolution of RHBT Financial.

         The final allocation of the purchase price will be determined after the purchase is completed and after completion of thorough analyses to determine the fair values of Rock Hill Bank tangible and identifiable intangible assets and liabilities as of the date the purchase is completed. Any change in the fair value of the net assets of Rock Hill Bank will change the amount of the purchase price allocable to goodwill. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

         Certain other adjustments related to the write-down of TSFG's investment in RHBT Financial (see Note 5) and additional provision for loan losses and charge-offs expected to be recorded by Rock Hill Bank in the third quarter 2002 (see Note 6) are reflected in the pro forma condensed combined balance sheet.

(2) The pro forma balance sheet is included only as of June 30, 2002. The pro forma adjustments in the pro forma balance sheet reflect the issuance of 430,017 shares of TSFG common stock in exchange for certain Rock Hill Bank assets and liabilities. The unaudited pro forma balance sheet is not necessarily indicative of the combined financial position that would have resulted had the asset sale been completed on June 30, 2002, nor is it necessarily indicative of the future financial position of the combined company. As discussed above in Note (1), this assumes that none of the 430,017 shares of TSFG common stock issued to Rock Hill Bank are repurchased.

         The Asset Sale Agreement includes the right to receive a cash earnout essentially equal to 30% of the gross amount associated with net recoveries of charge-offs and net reductions in the loss reserve of certain designated loans and 50% of net amounts recovered under RHBT's blanket bond insurance policy with respect to such loans. At this time, we are unable to estimate the value of the earnout and accordingly have made no pro forma adjustments for the earnout.

         Additionally, the pro forma balance sheet adjustments include payment of an estimated $75,000 in professional fees; accrual of an estimated $1.2 million in asset sale-related expenses; and an estimated $1.4 million to reflect the amounts allocated to liabilities assumed in the purchase business combination. The liabilities assumed in the asset sale consist principally of acquisition costs related to professional fees, contract and lease terminations, severance, and other. The asset sale-related expenses, which are charged to retained earnings, are for estimated costs, such as advertising, personnel training, retention program expenses, and system conversion, for both companies.

(3) The computation of the purchase price, the allocation of the purchase price to net assets of Rock Hill Bank based on fair values estimated at June 30, 2002, and the resulting amount of goodwill are presented below (in thousands). The per share value of TSFG common stock reflects the average closing price of TSFG common stock on August 16, 2002 through August 27, 2002.

ESTIMATED PURCHASE PRICE
Consideration for assets and liabilities of Rock Hill Bank
      TSFG common shares issued (in thousands)                                                           430
      Calculated per share value of TSFG common stock                                             $    19.90
                                                                                                  ----------
           Total base purchase price                                                                   8,557
Rock Hill Bank carrying value of assets acquired net of liabilities
   assumed                                                                                             2,672
                                                                                                  ----------
   Excess purchase price over carrying value of net assets acquired                                    5,885
Fair value adjustments:
   Loan portfolio                                                       $   (2,049)
   Fixed maturity deposits                                                   4,430        2,381
                                                                        ----------
Acquisition costs:
   Professional fees                                                         1,135
   Contract and lease terminations
   Severance                                                                   141
   Other                                                                       200        1,476        3,857
                                                                        ----------    ---------
Gross amounts subject to deferred income tax:
   Core deposit intangibles                                                  1,936
   Fair value adjustments                                                   (2,381)
   Acquisition related costs                                                  (341)        (786)
                                                                        ----------
   Income tax rate                                                                         0.35         (275)
                                                                                      ---------
ESTIMATED CORE DEPOSIT INTANGIBLE                                                                     (1,936)
                                                                                                  ----------
ESTIMATED GOODWILL                                                                                $    7,531
                                                                                                  ==========

(4) The pro forma adjustments related to the pro forma combined condensed balance sheet at June 30, 2002, are presented below (in thousands).

                                                                                          Adjustments
                                                                                      Increase (decrease)
                                                                                      -------------------
ASSETS
Cash and due from banks                                                                           $      (75)
Available for sale securities
   Value of shares of TSFG common stock owned by TSFG through its
     investment in RHBT Financial (Note 5)                                         $  (1,902)
   Write-down of TSFG investment in RHBT Financial to estimated
     fair value (Note 5)                                                              (3,549)         (5,451)
                                                                                   ---------
Loans held for investment
   Estimated third quarter 2002 Rock Hill Bank loan charge-off (Note 6)               (3,587)
   Fair value adjustment                                                               2,049          (1,538)
                                                                                   ---------
Allowance for loan losses
   Estimated third quarter 2002 Rock Hill Bank loan charge-off (Note 6)                3,587
   Estimated third quarter 2002 Rock Hill Bank provision for loan losses (Note 6)    (10,852)         (7,265)
                                                                                   ---------
Accrued interest receivable                                                                             (100)
Intangible assets
   Purchased goodwill                                                                  7,531
   Core deposit intangibles                                                            1,936           9,467
                                                                                   ---------      ----------
                                                                                                  $   (4,962)
                                                                                                  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Interest-bearing deposits
      Fixed maturity deposits, fair value adjustment                                              $    4,430
   Other liabilities
      Accrual for professional fees                                                $   1,060
      Accrual for lease and contract terminations
      Accrual for severance                                                              141
      Accrual for other                                                                  200
      Accrual for asset sale-related expenses (advertising, personnel training,
        and retention program expenses, and system conversion)                         1,225
      Current income tax benefit on acquisition-related expenses at 35%                 (429)
      Reduction of deferred income taxes on TSFG investment in RHBT Financial
        at 35% (Note 5)                                                               (1,242)
      Deferred income taxes                                                             (275)            680
                                                                                   ---------      ----------
         Total liabilities                                                                             5,110
                                                                                                  ----------
Shareholders' equity
   Common stock
      Par value of TSFG stock issued (430,017 shares at $1 par value)                                    430
   Surplus
      Value of shares of TSFG common stock issued in excess of par                                     8,127
   Investment in RHBT Financial (Note 5)                                                              (1,902)
   Retained earnings
      Estimated third quarter 2002 Rock Hill Bank provision for loan losses
        (Note 6)                                                                     (10,852)
      Estimated third quarter 2002 Rock Hill Bank write-down of accrued interest
        (Note 6)                                                                        (100)
      Acquisition-related expenses, net of current income tax benefit                   (796)
      Write-down of TSFG investment in RHBT Financial to estimated fair value,
        net of deferred income tax benefit                                              (781)        (12,529)
                                                                                   ---------
   Accumulated other comprehensive loss, net of tax
      Write-off on unrealized holding gains on TSFG investment in RHBT
        Financial (Note 5)                                                                            (1,526)
                                                                                                  ----------
            Total shareholders' equity                                                                (7,400)
                                                                                                  ----------
                                                                                                  $   (2,290)
                                                                                                  ==========

(5) TSFG owns 382,500 shares, or approximately 22%, of RHBT Financial's outstanding stock, which is included in available for sale securities. The pro forma adjustments for available for sales securities include the write-down of TSFG's investment in RHBT Financial to its estimated fair value of approximately $1.9 million, or $4.97 per share. This pro forma adjustment includes a $3.5 million decrease in available for sale securities, a $1.5 million decrease in accumulated other comprehensive income, a $1.2 million decrease in deferred income taxes, and a $781,000 decrease in retained earnings. The estimated fair value of $1.9 million assumes the distribution of the 430,017 shares of TSFG common stock to RHBT Financial shareholders. Rock Hill Bank intends to merge into RHBT Financial, which in turn intends to distribute all of its assets, including the TSFG common stock (net of assets retained to cover potential liabilities) to its shareholders. Upon the distribution of the TSFG common stock to RHBT Financial shareholders, TSFG will cancel any TSFG shares received by TSFG. As discussed above in Note (1), this assumes that none of the 430,017 shares of TSFG common stock issued to Rock Hill Bank are repurchased. Upon the distribution of the TSFG common stock to RHBT Financial shareholders, TSFG will cancel any TSFG shares received. Pending such a distribution, TSFG's investment in RHBT Financial (which reflects a potential distribution of TSFG common stock) of $1.9 million is reclassified from available for sale securities to "Investment in RHBT Financial," shown in the equity section of the balance sheet similar to a treasury stock presentation.

(6) At the end of the second quarter 2002, Rock Hill Bank discovered improper activities and bad lending practices with respect to a large number of loans held in its loan portfolio. Since that time, management of Rock Hill Bank, law enforcement, banking regulators, and other outside third parties have been investigating the situation. Rock Hill Bank's balance sheet as of June 30, 2002 includes the results of this examination through August 16, 2002, when RHBT Financial filed its quarterly report on Form 10-QSB with the Securities and Exchange Commission for the quarterly period ended June 30, 2002. Since August 16, 2002, management of Rock Hill Bank and outside third parties have continued to review Rock Hill Bank's loan portfolio. Based upon this review, Rock Hill Bank anticipates recording an additional provision for loan losses and charge-offs in the third quarter 2002. These anticipated adjustments, which include an estimated $10.9 million additional provision for loan losses, additional loan charge-offs of an estimated $3.6 million, and an estimated $100,000 decrease in uncollected accrued interest, are reflected in the pro forma adjustments.

               FINANCIAL STATEMENTS OF RHBT FINANCIAL CORPORATION

                                   (Unaudited)

FINANCIAL INFORMATION

                                                                                               Page No.

Condensed Consolidated Balance Sheets -- June 30, 2002 and December 31, 2001........................F-2

Condensed Consolidated Statements of Income -- Six months ended June 30, 2002 and 2001 and Three months ended June 30, 2002 and 2001....................................F-3

Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Income --
          Six months ended June 30, 2002 and 2001...................................................F-4

Condensed Consolidated Statements of Cash Flows -- Six months ended June 30, 2002 and 2001..........F-5

Notes to Condensed Consolidated Financial Statements..........................................F-6 - F-9

















                  See notes to condensed financial statements.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                       June 30,            December 31,
                                                                         2002                  2001
                                                                     -------------         -------------
                                                                      (Unaudited)
ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                          $   6,342,507         $   6,713,420
    Federal funds sold and securities purchased under
     agreements to resell                                               16,390,000            17,756,000
                                                                     -------------         -------------
                                                                        22,732,507            24,469,420
                                                                     -------------         -------------
Investment securities:
  Securities available-for-sale                                         21,511,242            16,051,250
  Nonmarketable equity securities                                        1,601,794             1,601,794
                                                                     -------------         -------------
                                                                        23,113,036            17,653,044
                                                                     -------------         -------------

Loans receivable                                                       202,866,898           187,759,123
Less allowance for loan losses                                          (8,799,716)           (1,932,698)
                                                                     -------------         -------------
  Loans, net                                                           194,067,182           185,826,425

Accrued interest receivable                                              1,421,018             1,716,661
Premises and equipment, net                                              1,645,908             1,524,851
Other real estate owned                                                    343,508               323,577
Income taxes receivable                                                  3,208,746               266,554
Deferred tax assets                                                      3,696,744               473,314
Other assets                                                               349,613               194,530
                                                                     -------------         -------------
  Total assets                                                       $ 250,578,262         $ 232,448,376
                                                                     =============         =============

LIABILITIES:
  Deposits:
    Noninterest-bearing                                              $   9,598,317         $   8,587,618
    Interest-bearing                                                    16,135,692            13,191,520
    Savings                                                             26,960,714            23,763,200
    Time deposits $100,000 and over                                     85,339,585            79,013,098
    Other time deposits                                                 74,595,863            58,743,998
                                                                     -------------         -------------
                                                                       212,630,171           183,299,434
                                                                     -------------         -------------

  Securities sold under agreement to repurchase                          5,685,000             4,001,000
  Advances from the Federal Home Loan Bank                              25,000,000            25,000,000
  Accrued interest payable                                                 705,513               801,690
  Other liabilities                                                        248,678               124,035
                                                                     -------------         -------------

    Total liabilities
                                                                       244,269,362           213,226,159
                                                                     -------------         -------------

SHAREHOLDERS' EQUITY
  Common stock, $.01 par value; 10,000,000 shares authorized,
  1,720,928 shares issued and outstanding                                   17,209                17,209
  Capital surplus                                                       15,383,929            15,383,929
  Retained earnings (deficit)                                           (9,173,787)            3,787,766
  Accumulated other comprehensive income (loss)                             81,549                33,313
                                                                     -------------         -------------
    Total shareholders' equity                                           6,308,900            19,222,217
                                                                     -------------         -------------

    Total liabilities and shareholders' equity                       $ 250,578,262         $ 232,448,376
                                                                     =============         =============



                  See notes to condensed financial statements.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                      Six Months Ended                  Three Months Ended
                                                          June 30,                            June 30,
                                               ------------------------------      -----------------------------
                                                   2002              2001                2002           2001
                                               ------------      ------------      ------------      -----------
INTEREST INCOME:
  Loans, including fees                        $  7,102,429      $  7,678,515      $  3,374,397      $ 3,820,036
  Investment securities, taxable                    402,075           125,384           212,201           59,410
  Nonmarketable equity securities                    47,730            51,155            20,451           26,689
  Federal funds sold and securities
    purchased under agreements to resell            115,384           730,930            59,652          290,435
                                               ------------      ------------      ------------      -----------
    Total                                         7,667,618         8,585,984         3,666,701        4,196,570
                                               ------------      ------------      ------------      -----------

INTEREST EXPENSE:
  Deposit accounts                                3,355,252         4,399,049         1,699,340        2,132,128
  Securities sold under agreements to
    repurchase                                       20,037           127,496            10,637           48,353
  Advances from the Federal Home Loan
    Bank                                            645,717           591,186           324,642          324,644
                                               ------------      ------------      ------------      -----------
    Total                                         4,021,006         5,117,731         2,034,619        2,505,125
                                               ------------      ------------      ------------      -----------

NET INTEREST INCOME                               3,646,612         3,468,253         1,632,082        1,691,445
Provision for loan losses                        19,892,470           177,000        19,747,470           87,000
                                               ------------      ------------      ------------      -----------
NET INTEREST INCOME (LOSS) AFTER PROVISION
  FOR LOAN LOSSES                               (16,245,858)        3,291,253       (18,115,388)       1,604,445
                                               ------------      ------------      ------------      -----------

OTHER INCOME
  Service charges on deposit accounts               210,785           207,485           110,997          109,673
  Other charges, commissions and fees                89,626            66,346            52,985           37,096
  Gain on sale of securities                         24,219                --                --               --
  Residential mortgage origination fees             165,511           137,505            93,642           69,604
  Income from fiduciary activities                   28,847            72,048            10,785           24,176
                                               ------------      ------------      ------------      -----------
    Total                                           518,988           483,384           268,409          240,549
                                               ------------      ------------      ------------      -----------

OTHER EXPENSE
  Salaries and employee benefits                  1,089,850           988,373           585,360          506,332
  Occupancy expense                                 429,623           308,424           216,246          153,564
  Legal expense                                      90,025           740,063            67,502          490,062
  Trust settlement                                       --         7,600,000                --        7,600,000
  Other operating expenses                        1,071,781           972,321           587,468          492,373
                                               ------------      ------------      ------------      -----------
    Total
                                                  2,682,179        10,609,181         1,456,576        9,242,331
                                               ------------      ------------      ------------      -----------

INCOME (LOSS) BEFORE INCOME TAXES               (18,409,049)       (6,834,544)      (19,303,555)      (7,397,337)
Income tax expense (benefit)                     (5,688,426)       (2,559,500)       (6,001,726)      (2,368,500)
                                               ------------      ------------      ------------      -----------

NET INCOME (LOSS)                              $(12,720,623)     $ (4,275,044)     $(13,301,829)     $(5,028,837)
                                               ============      ============      ============      ===========

Basic net income (loss) per share              $      (7.39)     $      (2.48)     $      (7.73)     $     (2.92)
Diluted net income (loss) per share            $      (7.39)     $      (2.48)     $      (7.73)     $     (2.92)



                  See notes to condensed financial statements.

               CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)



                                                                                                     Accumulated
                                  Common Stock                                                         Other
                            -----------------------          Capital            Retained            Comprehensive
                             Shares         Amount           Surplus            Earnings               Income            Total
                            ---------       -------        -----------        ------------          -------------     -----------
BALANCE,
 DECEMBER 31, 2000          1,720,928       $17,209        $15,383,930        $   3,581,500          $   (6,803)      $18,975,835

Net income (loss)
 for the period                                                                  (4,275,044)                           (4,275,044)

Other
 comprehensive
 income,
 net of tax $10,157                                                                                      18,766            18,766
                                                                                                                      -----------
Comprehensive
 Income (loss)                                                                                                         (4,256,278)
                            ---------       -------        -----------         ------------           ---------       -----------

BALANCE,
 JUNE 30, 2001              1,720,928       $17,209        $15,383,930         $   (693,544)          $  11,963       $14,719,557
                            =========       =======        ===========         ============           =========       ===========

BALANCE,
 DECEMBER 31, 2001          1,720,928       $17,209        $15,383,930         $  3,787,766           $  33,313       $19,222,217

Net income (loss)
 for the period                                                                 (12,720,623)                          (12,720,623)

Other comprehensive
income,
net of tax $25,973                                                                                       48,236            48,236
                                                                                                                      -----------

Comprehensive
 income (loss)                                                                                                        (12,672,387)

Dividends declared                                                                 (120,465)                             (120,465)

Dividends paid
                                                                                   (120,465)                             (120,465)
                            ---------       -------        -----------         ------------           ---------       -----------
BALANCE,
 JUNE 30, 2002              1,720,928       $17,209        $15,383,930         $ (9,173,787)          $  81,549       $ 6,308,900
                            =========       =======        ===========         ============           =========       ===========



                  See notes to condensed financial statements.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                             Six Months Ended
                                                                                  June 30,
                                                                      ------------------------------
                                                                          2002              2001
                                                                      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                            $(12,720,623)     $ (4,275,044)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation and amortization                                          146,826           144,512
    Provision for loan losses                                           19,892,470           177,000
    Accretion and premium amortization                                       3,132           (18,437)
    Amortization of net loan fees and costs                                271,545            29,515
    Gain on sale of securities available-for-sale                          (24,219)               --
    Increase in deferred tax asset                                      (3,223,430)           17,300
    Increase in income tax receivable                                   (3,208,746)               --
    (Increase) decrease in interest receivable                             295,643           (32,936)
    Increase (decrease) in interest payable                                (96,177)           21,680
    (Increase) decrease in other assets                                    111,471          (311,437)
    Increase (decrease) in other liabilities                               (21,795)          238,908
                                                                      ------------      ------------
      Net cash provided (used) by operating activities                   1,426,097        (4,008,939)
                                                                      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available-for-sale                           (11,048,305)       (4,000,000)
  Maturities of securities available-for-sale                            2,659,390         5,500,000
  Proceeds from sales of securities available-for-sale                   3,024,219                --
  Net increase in loans made to customers                              (28,404,772)      (18,666,357)
  Additions to other real estate                                           (19,931)               --
  Purchases of premises and equipment                                     (267,883)         (152,661)
  Purchase of Federal Home Loan Bank Stock                                      --          (650,000)
                                                                      ------------      ------------
    Net cash used by investing activities                              (34,057,282)      (17,969,018)
                                                                      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, interest-bearing transaction
   accounts and savings accounts                                         7,152,385         1,195,084
  Net increase in certificates of deposit and other time deposits       22,178,352           955,451
  Net increase (decrease) in securities sold under agreements
   to repurchase                                                         1,684,000        (2,543,900)
  Advances from the Federal Home Loan Bank                                      --        13,000,000
  Cash dividends paid                                                     (120,465)               --
                                                                      ------------      ------------
    Net cash provided by financing activities                           30,894,272        12,606,635
                                                                      ------------      ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                               (1,736,913)       (4,387,381)

CASH AND CASH EQUIVALENTS, BEGINNING                                    24,469,420        36,122,117
                                                                      ------------      ------------

CASH AND CASH EQUIVALENTS, ENDING                                     $ 22,732,507      $ 31,734,736
                                                                      ============      ============

Cash paid during the period for:
 Income taxes                                                         $    440,000      $    473,988
 Interest                                                             $  4,117,183      $  5,096,051



                  See notes to condensed financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

Except as indicated below, the accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of June 30, 2002 and for the interim periods ended June 30, 2002 and 2001 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation based on the information known to management as of August 16, 2002. The financial information as of December 31, 2001 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in RHBT Financial Corporation's 2001 Annual Report on Form 10-KSB.

Information related to the Company's loan portfolio and the income or loss resulting therefrom is presented as of June 30, 2002 based on the information known to management as of August 16, 2002. Such information is the subject of an ongoing examination of the loan portfolio by the South Carolina State Board of Financial Institutions, the FDIC and management. Changes with respect to the loan portfolio and related matters are presented as though they occurred in the three months ended June 30, 2002, because management has not had the time or available resources to ascertain what portion, if any, of those changes should be allocated to prior periods in accordance with generally accepted accounting principles. Therefore, the financial statements, other than the balance sheet at June 30, 2002, may not be entirely accurate with the respect to the time or period presented.

MANAGEMENT'S ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and uncollectible accrued interest receivable on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment, and in determining a valuation allowance to reduce the amount of deferred tax assets to their estimated realizable values.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to provide additions to the allowances based on such agencies' judgments about information available to them at the time of their examination. Because of these factors, the allowances for losses on loans and foreclosed real estate may change materially in the near term.

The realization of deferred tax assets ultimately depends upon having sufficient future taxable income. The estimation of future taxable income requires management to use all available evidence, both positive and negative, for the basis of making subjective estimates and judgments about future events. While management uses available information to adjust deferred tax assets to their realizable values, future adjustments may be necessary because of the failure to achieve projected results.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

The lawsuit involving Rock Hill Bank & Trust vs. Robert M. Yoffie, Donald E. Hughes, Hughes Corporation U.S.A., Hughes Corporation (Bahamas), Inc., Douglas
J. Smith, WCH Executive Holdings, Inc., and E. Dawson Roberts was filed on or about February 14, 2001, with the Bank originally named as a defendant. The original plaintiffs, who were former Bank customers, claimed $9.5 million, plus related damages, as a result of their funds being released from the Bank's trust department by its former trust officer. The plaintiffs generally asserted they entered into an investment program with persons unrelated to the Bank, and that they deposited their funds in the Bank with the understanding that the funds would not be released. The Bank answered the complaint, denying any and all liability, and asserting counterclaims against the plaintiffs and the principals of the plaintiff entities. The Bank also asserted a cross-claim against the former trust officer, stating that to the extent, if any, the plaintiffs might be permitted to recover from the Bank, the Bank would be entitled to indemnification from the former trust officer. Finally, the Bank brought into the lawsuit as third-party defendants the individuals and entities who conducted the investment programs at issue.

The Bank and the plaintiffs reached a compromise settlement, which originally called for the Bank to pay the plaintiffs $7.6 million. Ultimately, the settlement figure was reduced to $7.2 million, based on further negotiations and early payment of required installments. After reaching settlement with the plaintiffs, the Bank also settled claims against its insurers, which resulted in the payments to the

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


Bank totaling $7.2 million.

The Bank's remaining losses, including attorneys fees and costs, total approximately $500,000. The Bank requested and was granted the right to be realigned as the plaintiff in this lawsuit. As such, the Bank is pursuing claims against the former trust officer and numerous other individuals and entities who conducted the investment program at issue. We expect this litigation to continue through much of 2002.

On March 1, 2001, the Bank was sued by Premier Productions, a former agency account holder, which deposited $1,000,000 in the Bank's trust department, in the case of Premier Productions vs. Rock Hill Bank & Trust. Premier placed these funds in an agency account in connection with a high yield investment program managed by a third party known as Dipresa Management. According to the complaint, Dipresa promised to pay Premier $50,000 in the event certain investment returns were not realized. While Premier concedes it received full return of its investment, it contends that promised "profits" on its investment were not realized, and therefore that it is entitled to recover the $50,000 allegedly guaranteed by Dipresa, plus related damages. Premier is pursuing legal theories that the investment offering violated the state securities act, and gave rise to claims for actual and constructive fraud, breach of fiduciary duty, breach of contract, unfair trade practices, negligence and promissory estoppel. The Bank was not a party to the placement agreement or any other documents soliciting any investment by Premier. The Bank believes that the allegations are contrary to the agency agreement with the Bank executed by Premier. The Bank has filed an answer and denied all liability, and has asserted against the Bank's former trust officer a claim for indemnity. The case is in the discovery and motions phase at this time, and the Bank intends to vigorously defend the action.

The case of Blue City, S.A.L. vs. Rock Hill Bank & Trust, Gold Star Financial Services, Ltd, and Walkill International, Ltd. was filed against the Bank on July 13, 2001. The plaintiff contends it entered into an agreement with Gold Star, which required certain funds to be escrowed with the Bank, with return of the funds being guaranteed by Walkill. Blue City asserts the money was improperly disbursed in violation of the Bank's alleged fiduciary duty to Blue City. Blue City contends that this allegedly improper disbursement caused it to lose $80,000, as well as other financing opportunities valued by the plaintiff at approximately $1 million. Blue City is pursuing three legal theories: breach of contract, breach of fiduciary duty, and fraud. The Bank was not a party to the agreement between Blue City and Goldstar. The Bank has filed an answer and denied all liability. The Bank also has asserted third-party claims against its former trust officer, and against Gold Star Financial's principal, David Dunbar. The case is in the discovery and motions phase at this time, and the Bank intends to vigorously defend the action.

NOTE 3 - COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the three and six month periods ended June 30, 2002 and 2001.

                                                                                  Tax
                                                                 Pre-tax       (Expense)    Net-of-tax
                                                                  Amount        Benefit       Amount
                                                                 --------      --------     ----------
FOR THE SIX MONTHS ENDED JUNE 30, 2002:
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the period     $ 98,428      $(34,450)     $ 63,978
 Plus: reclassification adjustment for gains
    realized in net income                                        (24,219)        8,477       (15,742)
                                                                 --------      --------      --------
 Net unrealized gains (losses) on securities                       74,209       (25,973)       48,236
                                                                 --------      --------      --------
Other comprehensive income                                       $ 74,209      $(25,973)     $ 48,236
                                                                 ========      ========      ========


                                                                                  Tax
                                                                 Pre-tax       (Expense)    Net-of-tax
                                                                  Amount        Benefit       Amount
                                                                 --------      --------     ----------
FOR THE SIX MONTHS ENDED JUNE 30, 2001:
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the period     $ 28,923      $(10,157)     $18,766
 Plus: reclassification adjustment for gains
    realized in net income                                             --            --           --
 Net unrealized gains (losses) on securities                       28,923       (10,157)      18,766
                                                                 --------      --------      -------
Other comprehensive income                                       $ 28,923      $(10,157)     $18,766
                                                                 ========      ========      =======

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                                                                  Tax
                                                                 Pre-tax       (Expense)    Net-of-tax
                                                                  Amount        Benefit       Amount
                                                                 --------      --------     ----------
FOR THE THREE MONTHS ENDED JUNE 30, 2002:
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the period     $ 250,051      $ (87,518)     $162,533
 Plus: reclassification adjustment for gains
    realized in net income                                              --             --            --
                                                                 ---------      ---------      --------
 Net unrealized gains (losses) on securities                       250,051        (87,518)      162,533
                                                                 ---------      ---------      --------
Other comprehensive income                                       $ 250,051      $ (87,518)     $162,533
                                                                 =========      =========      ========


                                                                                 Tax
                                                                 Pre-tax      (Expense)   Net-of-tax
                                                                  Amount       Benefit      Amount
                                                                 --------     --------    ----------
FOR THE THREE MONTHS ENDED JUNE 30, 2001:
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) arising during the period     $ 5,818      $(1,978)     $3,840
 Plus: reclassification adjustment for gains
    realized in net income                                            --           --          --
                                                                 -------      -------      ------
 Net unrealized gains (losses) on securities                       5,818       (1,978)      3,840
                                                                 -------      -------      ------
Other comprehensive income                                       $ 5,818      $(1,978)     $3,840
                                                                 =======      =======      ======


Accumulated other comprehensive income consists solely of the unrealized gain on securities available for sale, net of the deferred tax effects.

NOTE 4 - EARNINGS PER SHARE

Net income (loss) per share - basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Net income (loss) per share - diluted is computed by dividing net income (loss) by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

                                                            Six Months Ended                Three Months Ended
                                                                June 30,                         June 30,
                                                      ----------------------------     ----------------------------
                                                         2002             2001            2002             2001
                                                      ------------     -----------     ------------     -----------
NET INCOME (LOSS) PER SHARE - BASIC COMPUTATION:

Net income (loss) available to common shareholders    $(12,720,623)    $(4,275,044)    $(13,301,829)    $(5,028,837)
                                                      ============     ===========     ============     ===========

Average common shares outstanding - basic                1,720,928       1,720,928        1,720,928       1,720,928
                                                      ============     ===========     ============     ===========

Net income (loss) per share - basic                   $      (7.39)    $     (2.48)    $      (7.73)    $     (2.92)
                                                      ============     ===========     ============     ===========

NET INCOME (LOSS) PER SHARE - DILUTED COMPUTATION:

Net income (loss) available to common shareholders    $(12,720,623)    $(4,275,044)    $(13,301,829)    $(5,028,837)
                                                      ============     ===========     ============     ===========

Average common shares outstanding - basic                1,720,928       1,720,928        1,720,928       1,720,928
                                                      ============     ===========     ============     ===========

Incremental shares from assumed conversions:
  Stock options                                                 --              --               --              --
                                                      ------------     -----------     ------------     -----------

Average common shares outstanding - diluted
                                                         1,720,928       1,720,928        1,720,928       1,720,928
                                                      ------------     -----------     ------------     -----------
Net income (loss) per share - diluted                 $      (7.39)    $     (2.48)    $      (7.73)    $     (2.92)
                                                      ============     ===========     ============     ===========

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE 5 - INCOME TAX BENEFIT

The net operating realized loss for both the six and three months period ended June 30, 2002 produced an estimated taxable operating loss. This loss was sufficient enough to allow the Company to record $3,208,746 of currently refundable income taxes as a benefit. The remainder of the income tax benefit for these periods relates to the increase in estimated net deferred tax assets that can be used in future years.

NOTE 6 - REGULATORY MATTERS

At June 30, 2002, the Company and the Bank failed to meet the minimum capital requirements of the Federal Reserve and FDIC, respectively, to be adequately capitalized. As a result, the Bank has become subject to the Prompt Corrective Action provisions of the Federal Deposit Insurance Act. These provisions and the FDIC require the Bank to submit a capital restoration plan to FDIC by September 7, 2002, and impose limitations or prohibitions on the Bank's ability to: pay capital distributions and management fees; increase its assets; engage in expansion activities; pay compensation to senior management; engage in material transactions not in the ordinary course of business; extend credit for highly leveraged transactions; amend its charter or bylaws; engage in certain transactions with affiliates of the Bank; and pay rates of interest that increase the Bank's cost of funds. Because the Bank's tangible capital is less than 2% of its average total assets, the FDIC has the right to appoint a receiver for the Bank without prior notice to the Bank.

The following table shows the capital amounts and ratios for the Company and the Bank at June 30, 2002. In making decisions regarding the actions it will take and requirements it will impose on the Bank, the FDIC does its own computations of capital ratios which could differ from those presented below.

                                                   June 30, 2002                 Required to be
                                                       Actual                Adequately Capitalized
                                              ----------------------        -----------------------
                                                Amount         Ratio          Amount          Ratio
                                              ----------       -----        -----------       -----
THE COMPANY
  Total capital (to risk-weighted assets)     $5,837,454       2.75%        $16,956,184       8.00%
  Tier 1 capital (to risk-weighted assets)     3,188,050       1.50%          8,478,092       4.00%
  Tier 1 capital (to average assets)           3,188,050       1.26%         10,121,353       4.00%

THE BANK

  Total capital (to risk-weighted assets)     $5,899,013       2.87%        $16,955,920       8.00%
  Tier 1 capital (to risk-weighted assets)     3,249,179       1.58%          8,477,969       4.00%
  Tier 1 capital (to average assets)           3,249,179       1.30%         10,121,230       4.00%

                                   APPENDIX A




                              ASSET SALE AGREEMENT




                                  BY AND AMONG

                               CAROLINA FIRST BANK

                         THE SOUTH FINANCIAL GROUP, INC.

                                       AND

                             ROCK HILL BANK & TRUST







                          DATED AS OF SEPTEMBER 3, 2002

                                TABLE OF CONTENTS

        This ASSET SALE AGREEMENT (this Asset Sale Agreement, including all schedules, appendices and exhibits attached hereto, being referred to as this "Agreement") is entered into as of this 3rd day of September, 2002 among The South Financial Group, Inc. ("TSFG"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a state banking corporation organized and existing under the laws of the State of South Carolina, and Rock Hill Bank & Trust ("RHBT"), a state banking corporation organized and existing under the laws of the state of South Carolina.

                                    RECITALS

        A. TSFG is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

        B. CFB is a South Carolina-chartered, non-member bank headquartered in Greenville, South Carolina.

        C. RHBT is a South Carolina-chartered, non-member bank headquartered in Rock Hill, South Carolina and a wholly-owned subsidiary of RHBT Financial Corporation ("RFC").

        D. The parties hereto desire that CFB purchase substantially all the assets and assume certain liabilities of RHBT (the "Transaction"), all as more particularly set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, TSFG, CFB and RHBT hereby agree as follows:

                             SECTION I. DEFINITIONS

        1.1 Acquisition Proposal. Acquisition Proposal shall have the meaning assigned to such term in Section 6.8 hereof.

        1.2 Assets. The Assets shall have meaning assigned to such term in
Section 2.1 hereof. Without limiting anything in Section 2.1 and subject to any described item's being, in whole or in part, an Excluded Asset, the Assets shall include:

                1. all loan receivables and related collateral and documentation, including loan receivables which have been charged off or for which reserves have been established;

                2. all intellectual property owned or licensed by RHBT and used in its business;

                3. all confidential information (including electronic information), operational data, marketing information, advertising materials, sales records, customer lists, customer files (including customer credit and collection information), historical and financial records and files relating to RHBT's business;

                4. all warranties, indemnities or other rights and causes of action relating to the Assets;

                5. all goodwill and other intangible property related to, arising from or used in connection with RHBT's business;

                6. all rights under Contracts being expressly assumed hereunder;

                7. to the extent transferable, all permits, licenses, consents, approvals, certificates, variances or other authorizations required in connection with the operation of RHBT's business under any law or Contract (other than RHBT's charter);

                8. the names and other intellectual property of RHBT;

                9. all deferred tax assets and any Tax refunds (but not net operating loss carryforwards);

                10. RHBT's blanket bond policy, errors and omission policies and all other insurance policies other than any directors and officers liability policies or general liability policies; and

                11. any choses in action, claims and other pending or inchoate rights (other than such as may arise as counterclaims in connection with liabilities not assumed).

        1.3 BHCA. The Bank Holding Company Act of 1956, as amended.

        1.4 Benefit Plans. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any
related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.

        1.5 CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.

        1.6 CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of TSFG. Where the context permits, CFB shall be deemed to include its subsidiaries.

        1.7 Change of Control Transaction. A Change of Control Transaction shall mean:

                (i) The acquisition, directly or indirectly, by any Person of securities of RFC or RHBT (other than TSFG) representing an aggregate of 20% or more of the combined voting power of RFC's or RHBT's then outstanding voting securities, or the sale by RFC or RHBT of a material portion of RHBT's assets;

                (ii) if at any time between the date hereof and June 30, 2003, individuals who, on the date hereof, constituted the Board of RFC cease for any reason to constitute at least a majority thereof at any time prior to June 30, 2003, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of RFC, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with RFC to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;

                (iii) a merger or consolidation of RFC or RHBT with any other corporation other than (A) a merger or consolidation that would result in the voting securities of RFC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any company, at least 51% of the combined voting power of the voting securities of RFC or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of RFC (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of RFC representing 20% or more of the combined voting power of RFC's then outstanding voting securities; or (C) a plan of complete liquidation of RFC after which the business of RHBT is not conducted by any de facto successor entity.

                (iv) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which TSFG reasonably determines to constitute a change in control of RFC or RHBT.

        1.8 Closing; Closing Date. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.3 hereof.

        1.9 Code. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.

        1.10 Contract. Contract shall mean any contract, lease, lease option, commitment, understanding sales order, purchase order, license, equipment lease, mortgage, note, bond or other agreement to which RHBT is a party or by which its assets are bound.

        1.11 Confidential Information. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Transaction, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

        1.12 Contemplated Liquidation. The complete liquidation of RFC contemplated by RFC and RHBT as occurring on or about the Closing Date.

        1.13 Derivative Contract. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).

        1.14 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

        1.15 Earnout Payments. Amounts payable under Clauses (A) and (B) of
Section 2.5.

        1.16 Effective Time. The date and time which the Transaction becomes effective as set forth in the Closing documents. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as TSFG shall notify RHBT in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.

        1.17 Employment Agreements. Employment Agreements shall mean one year employment agreements between CFB and each of Herman E. Huneycutt, Patricia M. Stone, Stephen J. Sannella and Robert M. Jolley, Jr. substantially in the form attached hereto as Exhibit I.

        1.18 Exchange Act. The Securities Exchange Act of 1934, as amended.

        1.19 Excluded Assets. Excluded Assets shall mean:

                1. RHBT's rights under this Agreement;

                2. all taxpayer and other identification numbers, and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of RHBT as a corporation;

                3. all Contracts not specifically assumed;

                4. RHBT's rights under RFC's directors and officers liability insurance and RHBT's general liability insurance and umbrella excess policies, to the extent that such policies cover liabilities, including liabilities of the officers, directors and affiliates of RHBT, not assumed hereunder; and

                5. such other assets specifically listed on Schedule 1.18 attached hereto.

        1.20 FDIC. The Federal Deposit Insurance Corporation.

        1.21 Fair Market Value. The number derived from average closing prices of the TSFG Common Stock on the five trading days immediately preceding the Closing Date rounded to the nearest whole cent.

        1.22 Federal Reserve Board. The Board of Governors of the Federal Reserve System, or any successor thereto.

        1.23 GAAP. Generally accepted accounting principles consistently applied.

        1.24 IRS. The Internal Revenue Service.

        1.25 Knowledge. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other senior management and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).

        1.26 Lien. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.

        1.27 Material Adverse Event; Material Adverse Effect. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect, in the case of TSFG or CFB, on the properties, financial condition, results of operations, or business of such party and its subsidiaries or, in the case of RHBT, on the Assets or Assumed Liabilities, taken as a whole, or (ii) would prevent or materially impede or delay such party's, or any affiliated party's, ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto,
(C) any action or omission of RHBT or TSFG or a subsidiary thereof taken with the prior written consent of TSFG or RHBT, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.11, and (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates. Without limiting the foregoing, a decline in RFC's or TSFG's common stock price shall not, in and of itself, constitute a Material Adverse Event.

        1.28 PBGC. The Pension Benefit Guaranty Corporation.

        1.29 Permitted Liens. Permitted Liens shall mean (a) Liens for Taxes, assessments and governmental charges with respect to the Assets not yet due and payable, and (b) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of RHBT's properties as currently operated and constructed or proposed to be operated and constructed;
(c) the Lien of the Federal Home Loan Bank of Atlanta on RHBT's loan portfolio and other assets; (d) any Lien held by CFB; (e) any Lien granted to the Federal Reserve Bank of Richmond; (f) any Lien granted to secure public deposits or in connection with repurchase agreements and (g) matters of public record.

        1.30 Person. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

        1.31 Proxy Statement. The proxy statement/prospectus included in the Registration Statement which shall be furnished to the RFC shareholders in connection with the RFC Shareholders' Meeting and the matters contemplated hereby.

        1.32 RFC. RHBT Financial Corporation, a corporation organized and existing under the laws of the state of South Carolina.

        1.33 RFC Common Stock. The common stock, no par value per share, of RFC.

        1.34 RFC Shareholder Approval. This term shall mean, as the context may require, the duly authorized written consent of RFC to the Transaction and the approval by the requisite vote of the shareholders of RFC at the RFC Shareholders' Meeting of the Transaction, all in accordance with this Agreement.

        1.35 RFC Shareholders' Meeting. The meeting of RFC shareholders at which the Transaction will be voted upon, including any adjournments hereof.

        1.36 RHBT. Rock Hill Bank & Trust, a state bank organized and existing under the laws of the state of South Carolina.

        1.37 RHBT Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by RFC or RHBT or under which RFC or RHBT may be obligated.

        1.38 RHBT Deposits. RHBT Deposits means RHBT deposit liabilities, including accrued interest payable thereon.

        1.39 Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance and distribution of the TSFG Common Stock to be issued in connection with the Transaction.

        1.40 Regulations. The regulations issued by the IRS under the Code.

        1.41 Regulatory Approvals. The order of the FDIC approving the Transaction and the required order, approval, or exemption (if applicable) of the Federal Reserve Board, the State Board, or any other Regulatory Authority approving the Transaction.

        1.42 Regulatory Authority. Any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the FDIC, and the Federal Reserve Board) and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.

        1.43 Rights. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.

        1.44 SEC. The Securities and Exchange Commission.

        1.45 Securities Act. The Securities Act of 1933, as amended.

        1.46 State Board. The South Carolina State Board of Financial Institutions.

        1.47 Taxes. Taxes shall mean all taxes, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, payroll, severance and employees' income withholding and Social Security taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority, including all applicable penalties and interest.

        1.48 Tax Return. Tax Return shall mean any report, return or other information required to be supplied to a governmental authority in connection with Taxes.

        1.49 Tax Opinions. The opinion of Wyche, Burgess, Freeman & Parham, P.A. relating to the federal income tax consequences of purchase and assumption transaction contemplated in Section II hereof, and the opinion of Haynsworth Sinkler Boyd, P.A. relating to the federal income tax consequences of the liquidation of RHBT to RFC, and the liquidation of RFC.

        1.50 Transaction. The transaction contemplated herein.

        1.51 Transaction Documents. This Agreement, together with all other documents executed in connection herewith.

        1.52 TSFG. The South Financial Group, Inc., a bank holding company headquartered in Greenville, South Carolina. Where the context permits, TSFG shall be deemed to include its subsidiaries.

        1.53 TSFG Benefit Plans. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by TSFG or CFB or under which TSFG or CFB may be obligated.

        1.54 TSFG Common Stock. The common stock, par value $1.00 per share, of TSFG.


                       SECTION II. PURCHASE AND ASSUMPTION

        2.1 Purchase of Assets. Subject to the terms and conditions set forth herein, on the Closing Date, CFB shall purchase from RHBT and RHBT shall sell, assign, convey and transfer to CFB all of its right, title and interest in all of its assets, except the Excluded Assets (such purchased assets being referred to hereinafter as the "Assets"). If any of the Assets is not assignable or transferable without the consent of a third party, and such consent cannot be obtained prior to the Effective Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and CFB shall not assume RHBT's obligations with respect thereto, but RHBT and CFB shall diligently use their best efforts to obtain such consent as soon as possible after the Effective Date and, until such consents are obtained, shall cooperate to find and implement mutually agreeable arrangements under which CFB would obtain the benefits and bear the obligations thereunder consistent with this Agreement on the Closing Date or as promptly thereafter as practicable.

        2.2 Assumption of Liabilities.

        (a) Liabilities Assumed. Subject to the terms and conditions set forth herein, on the Closing Date, RHBT shall assign and transfer to CFB, and CFB shall assume from RHBT the following liabilities (collectively, the "Assumed Liabilities") to the extent such Assumed Liabilities are effectively assigned to CFB on the Effective Date pursuant hereto, except where the consent of a third party is required for the assignment of such Assumed Liability and such consent has not been obtained:

                1. the RHBT Deposits and all obligations of RHBT to provide services incidental to the RHBT Deposits;

                2. liabilities reflected on RHBT's August 31, 2002 balance sheet included in the RHBT Financial Statements provided to CFB prior to the date hereof, except to the extent not assumed pursuant to Section 2.2(b);

                3. RHBT's obligations that have arisen in the ordinary course of its business and which are related to the Assets (such as under RHBT's loan receivables), except for non-contractual liabilities arising from RHBT's (or its affiliates') negligence, misconduct, violations of law or breaches of duty and provided that CFB shall not assume any liabilities covered by RHBT's errors and omission policy(ies) unless and to the extent that such policy(ies) is effectively assigned to CFB;

                4. limiting TSFG's rights under Section X, RHBT's indemnity obligations under its investment banking agreement entered into in August 2002 with the Orr Group;

                5.      liabilities under the Contracts set forth on Schedule
                        2.2 or otherwise expressly being assumed by CFB hereunder in accordance with the terms hereof (except to the extent attributable to any act or omission taken or omitted to be taken by RHBT prior to the Closing in violation of any such Contract, and except to the extent not assigned to CFB at the Closing due to the failure to receive a necessary consent or otherwise);

                6.      obligations arising from the Transaction;

                7. obligations pursuant to loan commitments and letters of credit entered into in the ordinary course of business;

                8. such other liabilities as are set forth on Schedule 2.2 (which Schedule may be expanded from time to time by the express written inclusion of items thereon by CFB).

        (b) Liabilities Not Assumed. Except for the liabilities specifically set forth in Section 2.2(a) of this Agreement as expressly being assumed, none of CFB or its affiliates is assuming any liabilities or obligations of RHBT or of any other Person, whether or not the same is in any way involved, either directly or indirectly, with the operation by RHBT of its business or to which RHBT may have become a party or liable by reason of its business. Liabilities not assumed include, but are not limited to, the following:

                1. except for the litigation described in RFC's quarterly report on Form 10-Q for the quarter ended June 30, 2002, liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to RHBT prior to Closing, or related to or arising from any act or omission of RHBT or its affiliates prior to the Closing, whether known, unknown or contingent, or otherwise arising out of the conduct by RHBT and its affiliates prior to the Closing;

                2. except for liability arising from actions taken by non-executive employees of RHBT in the ordinary course of business, liabilities arising from RHBT's or its affiliates' negligence, misconduct, violations of law or breaches of duty or contract (including liabilities under environmental laws, ERISA laws, contracts, agreements or understandings, securities laws or state corporate laws), or any obligations of indemnity with respect to any such violations by any Person;

                3. liabilities relating to any regulatory matters arising prior to the Closing or arising after the Closing and relating to pre-closing acts, omissions or business operations of RHBT and its affiliates;

                4. liabilities relating to or arising from circumstances, events or conditions existing prior to the Closing and not expressly assumed hereunder;

                5.      liabilities relating to any Excluded Assets; and

                6. RHBT's liability for any Taxes not recorded on RHBT's or RFC's Financial Statements.

        (c) Construction of Section 2.2. The parties hereto expressly agree that TSFG's good faith interpretation of all matters related to Section 2.2 shall be the prevailing interpretation and, in particular, in the event that this Section
2.2 is considered to be ambiguous or to have contradictory language, TSFG's interpretation shall prevail.

        2.3 The Closing. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the " Closing Date"), at the offices of CFB or at such other place and time as the parties hereto may mutually agree.

        (a) Closing Deliveries of RHBT. At Closing, RHBT shall deliver to TSFG and/or CFB (as applicable) the following:

                1. Affiliates' Letters. A letter identifying all Persons who are, at the time the Transaction is submitted to a vote of the shareholders of RFC, "affiliates" of RFC or RHBT for purposes of Rule 145 of the Securities Act and (if obtained after exercise of RHBT's best efforts) written agreements signed by such individuals in the form attached hereto as Exhibit G.

                2. Opinion of Counsel for RHBT. An opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to TSFG and its counsel, opining as to the matters set forth on Exhibit E.

                3. Bill of Sale and Assignments. A Bill of Sale, in substantially the form attached hereto as Exhibit B (the "Bill of Sale"), an assignment and assumption agreement, in substantially the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement") and the assignment and assumption of lease agreements, in substantially the form attached hereto as Exhibit D (the "Assignment and Assumption of Lease Agreements"), all of which shall be duly executed by RHBT.

                4. Certificate. Certificates of officers of RHBT, in form and substance reasonably satisfactory to TSFG, dated as of the Closing Date, certifying to such matters as TSFG may reasonably request, including but not limited to the fulfillment of the conditions specified in Section VII.

                5. Waivers of Indemnification. A waiver from each of RFC directors and executive officers in the form attached hereto as Exhibit H.

                6. Consents. Any consents obtained in connection with the assignment of the Assumed Liabilities.

                7. Other Documents. All other documents specifically required herein to be delivered at Closing or which may reasonably be requested by TSFG.

        (b) Closing Deliveries of TSFG. At Closing, TSFG and/or CFB (as applicable) shall deliver to RHBT the following:

                1. Opinion of Counsel for TSFG. An opinion of counsel (which may be TSFG's in-house counsel), dated as of the Closing Date, and in form and substance reasonably satisfactory to RHBT and its counsel, opining as to the matters set forth on Exhibit F.

                2. Assignments. The Assignment and Assumption Agreement and the Assignment and Assumption of Lease Agreement, duly executed by CFB.

                3. Certificates. Certificates of officers of TSFG and CFB, in form and substance reasonably satisfactory to RHBT, dated as of the Closing Date, certifying to such matters as RHBT may reasonably request, including but not limited to the fulfillment of the conditions specified in Section VIII.

                4. Initial Shares and Cash. The Initial Shares and the cash contemplated in Section 2.4.

                5. Other Documents. All other documents specifically required herein to be delivered at Closing or which may reasonably be requested by RHBT.

        2.4 Initial Shares. In connection with the Transaction, TSFG shall issue to RHBT at Closing, 430,017 shares of TSFG common stock (the "Initial Shares"); provided, however, that at the Closing, or as soon thereafter as is practicable, if RHBT shall give TSFG notice of the number of shares of TSFG Common Stock to be distributed to RFC shareholders in the Contemplated Liquidation and provide TSFG with all of the necessary information for which RHBT shall be totally responsible, TSFG shall:

                1. as an accommodation to RHBT and without incurring liability to any Person as a result thereof, cause its transfer agent to prepare certificates in such names and share amounts to be issued to RFC shareholders (representing the transfer of all or a portion (as applicable) of the Initial Shares from RHBT, to RFC and then to RFC's shareholders);

                2. repurchase from RHBT at the Fair Market Value such number of the Initial Shares as shall be requested by RHBT in order to provide cash to RFC so that it may avoid distributing fractional shares; and

                3. repurchase from RHBT at the Fair Market Value such number of the Initial Shares as shall not be distributed in connection with the Contemplated Liquidation of RFC.

        2.5 Earnout Payments.

        (a) TSFG shall pay to RHBT (or its assignees) cash equal to the following amounts ("Earnout Payments"):

                A. An amount equal to 30% of the Loss Recovery (the "Loss Recovery Earnout"), which shall be payable within 60 days following December 31, 2005 and be accompanied by a certification of an executive officer of TSFG demonstrating in reasonable detail the calculation of the Loss Recovery Earnout.

                B. An amount equal to 50% of the Insurance Recovery (the "Insurance Earnout"), which shall be payable within ten business days following the end of any calendar quarter in which an Insurance Recovery is received and be accompanied by a certification of an executive officer of TSFG demonstrating in reasonable detail the calculation of the Insurance Recovery.

        (b) For purposes of this Section 2.5, the following terms shall have the definitions indicated below:

                "Designated Loans" Designated Loans or portions of Designated Loans shall mean those loans of RHBT set forth on Exhibit A (which are the loans classified by the FDIC as "substandard", "doubtful", or "loss" at August 30, 2002 and any related credits).

                "Loss Recovery" shall mean the amount by which the Initial Estimated Loss exceeds the Final Estimated Loss, plus (1) the Recovered Interest and (2) any consequential or punitive damages recovered against third parties that do not otherwise constitute Insurance Recoveries.

                "Initial Estimated Loss shall be equal to Charged-off Amounts associated with the Designated Loans on August 31, 2002, plus the general and specifically allocated reserves on such Designated Loans on August 31, 2002.

                "Final Estimated Loss" shall be equal to Charged-off Amounts associated with the Designated Loans on December 31, 2005, plus the general and specifically allocated reserves on such Designated Loans on December 31, 2005.

                "Charged-Off Amounts" shall mean the difference between the principal balance outstanding on the Designated Loans and the book value of such Designated Loans (as carried on a the appropriate party's loan ledger, not net of reserves).

                "Insurance Recovery" shall mean the net amounts collected by CFB (as RHBT's successor) on or before December 31, 2007 under RHBT's blanket bond or other fiduciary-type insurance policies as they relate to the Designated Loans, net of any out of pocket expenses paid to third parties (such as attorneys) in connection with the procurement of such amounts.

                "Recovered Interest" shall mean the interest on the Loss Recovery at an interest rate equal to Carolina First Bank's gross yield on earning assets, which interest shall have been deemed to have accrued from August 31, 2002 through December 31, 2005.

        (c) The following provisions shall apply with respect to calculating Earnout Payments:

                1. Designated Loans which are the subject of an Insurance Recovery shall be removed from the calculation of Loss Recovery.

                2. All credit related decisions relating to the Designated Loans, including the determination of loss reserves shall be made in accordance with CFB's loan and credit policies then in effect generally.

                3. Amounts collected with respect to Designated Loans shall be applied first to the extent of any interest and fees, and the balance to outstanding and charged-off principal amounts (before any proceeds are applied to expenses of collection).

        (d) CFB will manage, service, administer, enforce and make collections on the Designated Loans in accordance with the terms of this Agreement, the Designated Loans, CFB's credit policies, CFB's servicing procedures and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which, it services and administers its other loans that are similar to the Designated Loans. CFB shall be deemed to be exercising ordinary care and diligence if it performs its servicing functions consistent with its servicing procedures and credit policies in existence from time to time.

        (e) Reporting Obligations. CFB shall provide quarterly reports in reasonable detail with respect to Loss Recoveries and Insurance Recoveries to RHBT and CFB's York County Advisory Board.


               SECTION III. REPRESENTATIONS AND WARRANTIES OF RHBT

        Except to the extent inconsistent with information previously furnished to or actually known by TSFG and CFB regarding RHBT's status under the Federal Deposit Insurance Act, RHBT hereby represents and warrants to TSFG and CFB the following matters on and as of the date of this Agreement and at the Effective Time;; provided, however, that before any breach of or inaccuracy in the representation and warranty given in Section 3.5 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by TSFG or CFB, such breach or inaccuracy must be material, and before any breach of or inaccuracy of any of the other representations or warranties given in this Section III shall be so actionable or shall constitute such grounds, such breach or inaccuracy, together with all other breaches and inaccuracies by RHBT, must have had a Material Adverse Effect disregarding for purposes of this standard any qualification or exception for, or reference to, "materiality" or "Material Adverse Effect" or similar qualification or exception contained in any representation or warranty.

        3.1 Organization, Good Standing and Conduct of Business. RHBT is a state bank, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted (except for such limitations as shall result from its capital position and related matters), and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by RHBT makes such license or qualification necessary. RHBT is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of RHBT are insured by the Bank Insurance Fund of the FDIC.

        3.2 Title to Assets. RHBT has good title to the Assets, and the Assets when transferred, shall be sold, assigned, transferred, and conveyed free and clear of all Liens, except for Permitted Liens.

        3.3 Corporate Authority. The execution, delivery and performance of the Transaction Documents have been duly authorized by the Board of Directors of RHBT and RFC. Other than the RFC Shareholder Approval, no further corporate acts or proceedings on the part of RHBT are required or necessary to authorize the Transaction Documents or the Transaction.

        3.4 Binding Effect. Subject to receipt of the RFC Shareholder Approval and the Regulatory Approvals, when executed, the Transaction Documents will constitute valid and legally binding obligations of RHBT, enforceable against RHBT in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Agreement, when executed and delivered by RHBT in accordance with the provisions hereof, shall be duly authorized, executed and delivered by RHBT and enforceable against RHBT in accordance with its terms, subject to the exceptions in the previous sentence.

        3.5 Capitalization of RHBT; Subsidiaries. The authorized capital stock of RHBT consists solely of (i) 10,000,000 authorized shares of common stock ($.01 par value per share), of which 1,720,928 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of RHBT are validly issued and fully paid and nonassessable and are held by RFC. RHBT neither owns nor controls, directly or indirectly five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. There are no outstanding Rights to purchase any shares of RHBT or RFC except for options issued under RFC's 1999 Stock Incentive Plan and RFC's Dividend Reinvestment Plan.

        3.6 Compliance with Laws; Absence of Defaults.

        (a) RHBT is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Except as disclosed in Schedule 3.6, RHBT is not in default under, or in violation of, any agreement to which RHBT is a party.

        (b) RHBT is not in violation of any applicable law, rule or regulation. RHBT has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority
(i) asserting that RHBT is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of RHBT, as applicable,
(ii) threatening to revoke any Authorization, (iii) requiring or threatening to require RHBT, or indicating that RHBT may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of RHBT, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of RHBT (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

        (c) RHBT: (ii) had capital at August 14, 2002 as set forth in RFC's Form 10-QSB for the quarter ended June 30, 2002; and (ii) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations.

        3.7 Non-Contravention and Defaults; No Liens. Except as provided on
Schedule 3.7, neither the execution or delivery of the Transaction Documents, nor the fulfillment of, or compliance with, the terms and provisions thereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which RHBT is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of RHBT, or (iv) violate any provisions of RHBT's Articles of Incorporation or Bylaws. To the best of RHBT's knowledge, no other party to any material agreement to which RHBT is a party is in default thereunder or in breach of any provision thereof. To the best of RHBT's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

        3.8 Necessary Approvals. RHBT has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, except for the consequences of RHBT's status as undercapitalized and lacking in liquidity, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of RHBT in connection with the execution and delivery of the Transaction Documents or the consummation by RHBT of the Transaction. Except for the Regulatory Approvals, RHBT is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of RHBT as a result of this Agreement.

        3.9 Financial Statements. (a) Schedule 3.9 sets forth (i) the financial statements of RHBT at and for each of the fiscal years ended December 31, 1999, 2000, and 2001, and the quarterly statements subsequent to December 31, 2001, and a balance sheet of RHBT at August 31, 2002 (the "RHBT Financial Statements"), (ii) the financial statements of RFC at and for each of the fiscal years ended December 31, 1999, 2000, and 2001, and the quarterly statements subsequent to December 31, 2001, and a balance sheet of RFC at August 31, 2002

(the "RFC Financial Statements", and collectively with the RHBT Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.9, all of the Financial Statements are true, correct and complete in all material respects and present fairly, in conformity with GAAP or, in the case of RHBT, with the instructions for call reports, the financial position of the applicable entity at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments.

        (b) The books and records of RHBT have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of RHBT.

        3.10 Tax Returns. RHBT files its income tax returns and maintains its Tax books and records on the basis of a taxable year ending December 31. RHBT has duly filed all Tax Returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchise, licenses, sales, payrolls, and trusts established by RHBT) through the date hereof, and RHBT has duly paid all Taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. RHBT is not delinquent in the payment of any Taxes and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. RHBT does not have in effect any waiver relating to any statute of limitations for assessment of Taxes. RHBT does not know, or have reason to know, of any questions which have been raised or which may be raised by any Taxing authority relating to Taxes of RHBT which, if determined adversely, would result in the assertion of any deficiency.

        3.11 Undisclosed Liabilities. Except for the liabilities which are disclosed in the RHBT Financial Statements or as set forth on Schedule 3.11, RHBT has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 2001, there has been no (i) Material Adverse Event with respect to RHBT, or (ii) any incurrence by or subjection of RHBT to any obligation or liability (whether fixed, accrued or contingent) or commitment material to RHBT not referred to in this Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the RHBT Financial Statements at and for the periods subsequent to December 31, 2001.

        3.12 Properties, Encumbrances. RHBT has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3.12. Set forth on Schedule 3.12 are all business locations of RHBT, including whether such locations are owned or leased and a statement of when such locations were first occupied by RHBT. All buildings and all fixtures, equipment, and other property and assets which are material to their business and are held under leases or subleases by RHBT are held under valid leases or subleases enforceable in accordance with their respective terms.

        3.13 Litigation. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against RFC or RHBT, or to its knowledge affecting RFC or RHBT, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and RHBT knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting RHBT specifically or to which RHBT is subject.

        3.14 RHBT has duly made all reports and filings required to be made pursuant to applicable law.

        3.15 Brokers. RHBT has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

        3.16 Expenditures. Schedule 3.16 sets forth any single expenditure (or group of related expenditures) of $50,000 or more proposed to be made by RHBT after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, RHBT will advise TSFG of any changes to Schedule 3.16 reflecting additions or deletions thereto since the date hereof.

        3.17 Insurance. Attached hereto as Schedule 3.17 are the policies of fire, liability, life and other types of insurance held by RHBT, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. RHBT management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of RHBT taking into account the availability and cost of such coverage. To the extent permissible and desired by TSFG pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to RHBT that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

        3.18 Contracts and Commitments.

                (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of RHBT which requires an aggregate payment by RHBT after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of the RHBT management materially adversely affects the business of RHBT. Except for the contracts and commitments described in this Agreement or as set forth in Schedule 3.18, RHBT is not party to or subject to:

                1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

                2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

                3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee (or prior officer or employee) or members of their families;

                4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees or directors;

                5. Any contract or agreement with any labor union;

                6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

                7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;

                8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

                9. Any license agreement in which RHBT is the licensor or licensee;

                10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to RHBT, or any successors or assigns prior to 30 days from the date hereof.

        3.19 Employee Benefit Plans.

                (a) Schedule 3.19 contains a complete list of all RHBT Benefit Plans. RHBT has delivered to TSFG (i) accurate and complete copies of all RHBT Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten RHBT Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all RHBT Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all RHBT Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any RHBT Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any RHBT Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the RHBT Benefit Plan on Schedule 3.19.

                (b) All RHBT Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all RHBT Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the RHBT Benefit Plans that could subject RHBT to any material penalty or tax imposed under the Code or ERISA.

                (c) Except as set forth in Schedule 3.19, any RHBT Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. To the best knowledge of RHBT, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any RHBT Benefit Plan.

                (d) RHBT has adequately reserved for all liabilities accrued prior to the Effective Time under RHBT's nonqualified retirement or deferred compensation plans.

                (e) Except as set forth in Schedule 3.19, RHBT has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). RHBT has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the RHBT Benefit Plans.

                (f) There are no pending or threatened claims by or on behalf of any RHBT Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any RHBT Benefit Plans, alleging any breach of fiduciary duty on the part of RHBT or any of such party's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The RHBT Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. RHBT has made all required contributions under the RHBT Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any RHBT Benefit Plan that is subject to the funding requirements of Section 412 of the Code.

                (g) RHBT does not maintain any defined benefit plan, and neither has incurred, or has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No RHBT Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any RHBT Benefit Plan has been instituted or threatened.

                (h) With respect to any RHBT Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any RHBT Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.

                (i) As of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to TSFG by reason of Section 280G or any other provision of the Code.

        3.20 Allowance for Loan Losses. The allowance for loan losses (the "RHBT Allowance") shown on the balance sheet of RHBT as of August 31, 2002 (which have been provided to CFB) as of such date has been determined, in the opinion of management of RHBT in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolio of RHBT.

        3.21 Environmental Matters. RHBT is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. RHBT has not, nor to the best of RHBT's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by RHBT (including, without limitation, the buildings or structures thereon) (the "Real Property"). RHBT has not, nor to the best of RHBT's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. RHBT has not, nor to the best of RHBT's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. RHBT has provided TSFG with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to RHBT.

        3.22 RHBT Information. The written information with respect to RFC, RHBT and their respective officers, directors, and affiliates which shall have been supplied by RHBT (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the RFC Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of RFC or on the date of the RFC Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.23 Asset Classification. Set forth in Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of RHBT that have been classified by it as of August 31, 2002 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of August 31, 2002 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by RHBT prior to August 31, 2002.

        3.24 Derivatives Contracts, Etc. RHBT is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that
(i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or
(ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth in
Schedule 3.24, including a list, as applicable, of any RHBT assets pledged as security for each such instrument.

        3.25 Labor Matters. No material work stoppage involving RHBT is pending or, to the best knowledge of RHBT, threatened. RHBT is not involved in, or, to the best knowledge of RHBT's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of RHBT are not represented by any labor union, and, to the best knowledge of RHBT's management, no labor union is attempting to organize employees of RHBT.

        3.26 Resale of TSFG Common Stock. RHBT expects to distribute the TSFG Common Stock received in connection with the Transaction to RFC, which expects to distribute such shares to its shareholders. RHBT knows of no present plan or intention on the part of RFC's shareholders to further sell, assign, transfer or otherwise dispose of shares of TSFG Common Stock which may be received by such shareholders in connection with the Transaction which would reduce said shareholders' holdings of TSFG common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of RFC Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of RFC Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Transaction, will be considered as shares received by shareholders of RFC and then disposed of by shareholders of RFC.

        3.27 All information provided by RHBT in connection with the due diligence investigation by TSFG was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. RHBT has not failed to provide or make available to TSFG all material information regarding RHBT and RFC.

           SECTION IV. REPRESENTATIONS AND WARRANTIES BY TSFG AND CFB

        Each of TSFG and CFB hereby represents and warrants to RHBT the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in the representation and warranty given in Section 4.5 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by RHBT, such breach or inaccuracy must be material, and before any breach of or inaccuracy of any of the other representations or warranties given in this Section IV shall be so actionable or shall constitute such grounds, such breach or inaccuracy, together with all other breaches and inaccuracies by TSFG and CFB, must have had a Material Adverse Effect disregarding for purposes of this standard any qualification or exception for, or reference to, "materiality" or "Material Adverse Effect" or similar qualification or exception contained in any representation or warranty.

        4.1 Organization, Good Standing and Conduct of Business. TSFG is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by TSFG makes such license or qualification necessary. CFB is a direct subsidiary of TSFG. CFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFB makes such license or qualification necessary. CFB is a state, non-member bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of CFB are insured by the Bank Insurance Fund of the FDIC.

        4.2 RFC Stock Ownership. TSFG owns 382,500 shares of RFC common stock.

        4.3 Corporate Authority. The execution, delivery and performance of the Transaction Documents have been duly authorized by the respective Boards of Directors of TSFG and CFB. No further corporate acts or proceedings on the part of TSFG or CFB are required or necessary to authorize the Transaction Documents or the Transaction.

        4.4 Binding Effect. Subject to receipt of the Regulatory Approvals, when executed, the Transaction Documents will constitute valid and legally binding obligations of TSFG and CFB, enforceable against TSFG and CFB in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally,
(ii) laws relating to the safety and soundness of depository institutions, and
(iii) general principles of equity. Each document and instrument contemplated by this

Agreement, when executed and delivered by TSFG and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by TSFG and/or CFB (as applicable) and enforceable against TSFG and/or CFB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.

        4.5 Capitalization of TSFG. The authorized capital stock of TSFG consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which 40,350,185 shares were issued and outstanding as of August 1, 2002 and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of TSFG are validly issued and fully paid and nonassessable. The TSFG Common Stock to be issued in connection with this Agreement and the Transaction are free of any Rights and have not been reserved for any other purpose and will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement and (iii) have been properly registered for trading on the Nasdaq National Market.

        4.6 Compliance with Laws; Absence of Defaults.

                (a) Neither TSFG nor CFB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither TSFG nor CFB is in default under, or in violation of, any agreement to which either TSFG or CFB is a party.

                (b) Neither TSFG nor CFB is in violation of any applicable law, rule or regulation. Neither TSFG nor CFB has received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that TSFG or CFB is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of TSFG or CFB, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require TSFG or CFB, or indicating that TSFG or CFB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of TSFG or CFB, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of TSFG or CFB (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                (c) At June 30, 2002, TSFG was capitalized as set forth in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

        4.7 Non-Contravention and Defaults; No Liens. Neither the execution or delivery of the Transaction Documents, nor the fulfillment of, or compliance with, the terms and provisions thereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which TSFG or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation,
(iii) result in the creation or imposition of any Lien on any asset of TSFG or CFB, or (iv) violate any provisions of TSFG's or CFB's Articles of Incorporation or Bylaws. To the best of TSFG's and CFB's knowledge, no other party to any material agreement to which TSFG or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of TSFG's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

        4.8 Necessary Approvals. Each of TSFG and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of TSFG or CFB in connection with the execution and delivery of the Transaction Documents or the consummation by TSFG and CFB of the Transaction. Except for the Regulatory Approvals, neither TSFG nor CFB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of TSFG or CFB as a result of this Agreement.

        4.9 Financial Statements. The audited financial statements of TSFG at and for each of the fiscal years ended December 31, 1999, 2000 and 2001, and the unaudited quarterly statements subsequent to December 31, 2001 (the "TSFG Financial Statements") all of which have been provided to RFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of TSFG at the dates indicated and the results of its operations for each of the periods indicated. The books and records of TSFG have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of TSFG.

        4.10 Undisclosed Liabilities. Except for the liabilities which are disclosed in the TSFG Financial Statements or which have arisen in the ordinary course of business, TSFG has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 2001, there has been no Material Adverse Event with respect to either TSFG or CFB.

        4.11 Litigation. Except as set forth on TSFG's periodic filings with the SEC, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting TSFG or CFB at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and neither TSFG nor CFB knows of no basis for any of the foregoing.

        4.12 Reports. TSFG and CFB have duly made all reports and filings required to be made pursuant to applicable law.

        4.13 TSFG Information. The written information with respect to TSFG and its officers, directors, and affiliates which shall have been supplied by TSFG (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the RFC Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of RFC or TSFG or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.14 Securities Reports. Within the last two (2) years, TSFG has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.

        4.15 All information provided by TSFG in connection with the due diligence investigation by RFC was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which taken in the aggregate, represent a Material Adverse Event. TSFG has not failed to provide or make available to RFC all material information regarding TSFG.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING

        5.1 Conduct of RHBT Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, RHBT covenants and agrees to the following (except to the extent that TSFG shall otherwise expressly consent in writing); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 (other than any willful breach or inaccuracy, as to which this proviso does not apply), taken in the aggregate with all other such breaches and inaccuracies, must have had a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement. These limitations shall be construed to go (i) only so far as may be permissible under applicable law and guidelines from Regulatory Authorities and (ii) only so far as shall not cause TSFG to violate its existing "passivity guidelines" currently in effect with respect to RFC or otherwise to cause TSFG to invoke the Federal Reserve Board's "source of strength" doctrine. In the event that these limitations purport to go beyond these strictures, these limitations shall be automatically deemed to be lessened to comport with the preceding sentence.

                (a) RHBT will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings. RHBT shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by RHBT without the written consent of TSFG, which consent shall not be unreasonably withheld.

                (b) RHBT shall not amend its Articles of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.

                (c) RHBT shall not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares or Rights to acquire shares of RHBT; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its capital structure.

                (d) RHBT will promptly advise TSFG in writing of any change in the businesses of RHBT which is or may reasonably be expected to have a Material Adverse Effect.

                (e) RHBT will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of RHBT, or otherwise, which would be contrary to or in breach of any of the terms or provisions of the Transaction Documents, or which would cause any of the representations of RHBT contained herein to be or become untrue in any material respect.

                (f) RHBT shall not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

                (g) Except for expenses attendant to the Transaction and current contractual obligations, RHBT shall not incur any individual expense (or group of related expenses) in an amount in excess of $25,000 after the execution of this Agreement without the prior written consent of TSFG.

                (h) RHBT shall not grant any executive officers any increase in compensation, or enter into any employment agreement with any executive officer without the consent of TSFG except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to TSFG in writing.

                (i) RHBT shall not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business upon the consent of CFB, RHBT shall not (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.

                (k) RHBT shall not impose, or permit or suffer the imposition of any Liens on any shares of capital stock of RHBT, or (except in the ordinary course of business) on any of its or RHBT's assets, other than Liens on such other assets that, individually or in the aggregate, are not material to the business, properties or operations of RHBT.

        5.2 Conduct of TSFG Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, TSFG covenants and agrees to the following (except to the extent that RHBT shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 (other than any willful breach or inaccuracy, as to which this proviso does not apply), taken in the aggregate with all other such breaches and inaccuracies, must have had a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.

                (a) TSFG shall carry on its business in substantially the same manner as heretofore conducted; provided that, without limiting the foregoing, this Section 5.2(a) shall not be construed to restrict TSFG's ability to engage in acquisitions.

                (b) TSFG will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the RFC shareholders in any material respect.

                (c) TSFG will promptly advise RHBT in writing of any change in the businesses of TSFG or CFB which is or may reasonably be expected to have a Material Adverse Effect.

                (d) TSFG will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of the Transaction Documents, or which would cause any of the representations of TSFG contained herein to be or become untrue in any material respect.

                      SECTION VI. COVENANTS OF THE PARTIES

        6.1 Access to Properties and Records. Between the date of this Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.

        6.2 Confidentiality. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Transaction. Each party shall coordinate with the other parties, any public statements regarding the Transaction.

        6.3 Cooperation. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Transaction which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.

        6.4 Listing of TSFG Common Stock. TSFG shall cause the shares of TSFG Common Stock to be issued in the transactions contemplated by this Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. TSFG shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the TSFG Common Stock issued in connection with the Transaction.

        6.5 Letters from Accountants. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, RHBT will deliver to TSFG letters from Tourville, Simpson & Caskey, L.L.P. addressed to TSFG and dated not more than two business days before the date on which such Registration

Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to TSFG, and TSFG will deliver to RHBT letters from KPMG LLP, addressed to RHBT and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to RHBT, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.

        6.6 Expenses. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Transaction.

        6.7 Material Events. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Agreement, or the failure to satisfy the conditions specified in Section VII or Section VIII of this Agreement or other material developments relevant to the consummation of the Transaction, and shall use its reasonable best efforts to prevent or promptly to remedy the same.

        6.8 Acquisition Proposals. RHBT shall not, without the prior written consent of TSFG, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, RHBT or any merger or other business combination with RFC or RHBT (an "Acquisition Proposal"); provided, however, that if RHBT is not otherwise in violation of this Section 6.8 and if RFC or RHBT has received a bona fide, unsolicited third-party offer, the Board of Directors of RFC or RHBT may furnish or cause to be furnished information and may participate in such discussions and negotiations in response to such offer if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. RFC shall instruct its officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with the foregoing. RHBT (i) shall notify TSFG immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, RFC or RHBT, (ii) shall furnish TSFG details of any such inquiries or offers and (iii) shall advise TSFG promptly of all developments relating to such inquiries or proposals. In the event that RFC or RHBT enters into a definitive agreement providing for a Change of Control Transaction with any party other than TSFG on or before June 30, 2003, RHBT shall, subject to receipt of any necessary regulatory approvals, pay to TSFG a termination fee of $500,000 (immediately upon entry into such definitive agreement).

        6.9 Public Announcements. At all times until after the Closing Date, neither RFC nor TSFG shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.

        6.10 Updating of Schedules. RHBT and TSFG shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of RHBT or TSFG contained herein or any right of RHBT or TSFG to terminate this Agreement. RHBT and TSFG shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.

        6.11 Certain Policies of RHBT. RHBT shall, consistent with GAAP and regulatory accounting principles (and subject to obtaining any necessary consents from regulatory authorities), use its best efforts to record any accounting adjustments required to conform its and RHBT's loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of TSFG; provided, however, that RHBT shall not be obligated to record any such accounting adjustments pursuant to this Section unless and until

RHBT shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Transaction will be satisfied or waived on or before the Effective Time, and in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of RHBT and the authority to establish and implement its business policies shall continue to reside solely in RHBT officers and board of directors, and the election of RHBT directors shall be solely the prerogative of RHBTC shareholders.

        6.12 Employee Matters.

        (a) CFB and RHBT agree to cooperate to develop staffing plans which will result in retention of those employees of RHBT as shall be selected by CFB. CFB agrees that RHBT employees shall also be eligible for consideration for any other available positions for which they are qualified at CFB. The former RHBT employees who are employed by CFB immediately following the Closing Date: (i) will continue to receive their existing benefits under RHBT's benefit plans (which will be assumed by CFB) until December 31, 2002, at which time (assuming they remain employed by CFB) they shall become eligible, on the same basis as current TSFG employees, for all TSFG Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under TSFG Benefit Plans for years of service with RHBT as if such service had been with TSFG or its subsidiaries. Any RHBT Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of RHBT prior to the Effective Time.

        (b) Any former RHBT employee (i) who is not offered a comparable position by CFB, and (ii) whose employment is terminated in connection with the Transaction, shall be entitled to TSFG's currently-applicable severance benefits.

        6.13 Prohibited Actions.

        (a) Except as expressly provided in this Agreement, as agreed to by TSFG or as required by applicable law, rules or regulations (including the fiduciary duties of the RHBT directors under applicable law), during the period from the date of this Agreement to the Effective Time, RHBT shall not (i) take any action or knowingly omit to take any action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement or (ii) take any action or knowingly omit to take any action that could reasonably be expected to have a Material Adverse Effect on RHBT.

        (b) Except as expressly provided in this Agreement, as agreed to by RHBT or as required by applicable law, rules or regulations, during the period from the date of this Agreement to the Effective Time, TSFG shall, and shall cause its subsidiaries to, (i) take no action or knowingly omit to take any action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement and (ii) take no action or knowingly omit to take any action that could reasonably be expected to have a Material Adverse Effect on TSFG.

        6.14 Cooperation; Regulatory Filings. Subject to the terms and conditions of this Agreement, the parties hereto shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by the appropriate parties hereto and RFC, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the FDIC, the other appropriate Regulatory Authorities, the shareholders of RFC, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. TSFG shall be responsible for all filing fees associated with the Regulatory Approvals, including registration fees associated with the Registration Statement and any blue sky qualifications or filings. The Proxy Statement shall be mailed to the RFC shareholders (at RHBT's expense) as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement.

        6.15 Shareholder Approvals. RHBT shall use its best efforts (i) to cause RFC to call the RFC Shareholders' Meeting in accordance with the applicable provisions of South Carolina law, and federal securities laws (as applicable) for the purpose of considering and voting on this Agreement and the Transactions; (ii) to cause the RFC Shareholders' Meeting to be held as soon as practicable and (iii) to cause the board of directors of RFC to recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders the approval of this Agreement and the Transaction.

        6.16 Employment Agreements. RHBT shall offer the Employment Agreements to each of Herman E. Huneycutt, Patricia M. Stone, Stephen J. Sannella and Robert M. Jolley, Jr.


        SECTION VII. CONDITIONS TO TSFG'S AND CFB'S OBLIGATIONS TO CLOSE

        The obligation of TSFG and CFB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

        7.1 Performance of Acts and Representations by RHBT. Each of the representations and warranties of RHBT set forth in this Agreement shall be true in all respects on the Closing Date, subject to the standard set forth in
Section III, except as to transactions contemplated by this Agreement or representations which are as of a specific date, and each of the acts and undertakings of RHBT to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed in all material respects.

        7.2 Conduct of Business. There shall have been no Material Adverse Event with respect to RHBT from the date hereof through the Closing Date.

        7.3 Consents. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for TSFG, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of TSFG, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).

        7.4 Shareholder Approval. The RFC Shareholder Approval shall have been obtained.

        7.5 Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of TSFG Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.

        7.6 RFC Directors. The directors of RFC shall agree to serve as advisory board members of CFB for York County, South Carolina for at least two years following consummation of the Transaction (subject to their receipt of advisory board fees in accordance with CFB's policy), and shall agree not to become board members (including advisory board members) of any other banking or thrift institution in York County, South Carolina, during such two year period.

        7.7 Employment Agreements. All of the Employment Agreements shall have been executed.

        7.8 Assignment of Insurance Policies. RFC shall have assigned to RHBT all of its insurance policies, except its directors and officers liability policies and its general liability policies, which policies shall remain in full force and effect.

        7.9 Tax Opinions. TSFG and CFB shall have received the Tax Opinions.

             SECTION VIII. CONDITIONS TO RHBT'S OBLIGATION TO CLOSE

        The obligation of RHBT to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

        8.1 Performance of Acts and Representations by TSFG and CFB. Each of the representations and warranties of TSFG and CFB set forth in this Agreement shall be true in all respects on the Closing Date, subject to the standard set forth in Section IV, except as to transactions contemplated by this Agreement or representations which are as of a specific date, and each of the acts and undertakings of TSFG and CFB to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed in all material respects.

        8.2 Conduct of Business. There shall have been no Material Adverse Event with respect to TSFG from the date hereof through the Closing Date.

        8.3 Consents. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for RHBT, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of RHBT, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).

        8.4 Shareholder Approval. The RFC Shareholder Approval shall have been obtained.

        8.5 Securities Laws. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of TSFG Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.

        8.6 Fairness Opinion. RHBT shall have received a fairness opinion addressed to RFC and RHBT reasonably acceptable to RHBT and RFC.

        8.7 Tax Opinions. RHBT shall have received the Tax Opinions.


                             SECTION IX. TERMINATION

        9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a) by mutual consent of the parties;

        (b) by either TSFG or RHBT, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the RFC Shareholder Approval is not received at the Shareholder Meeting;

        (c) by either TSFG or RHBT if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment (other than with respect to Section 6.8, as to which this proviso does not apply) must result in or be reasonably likely to result a Material Adverse Event and, if curable, the breaching party must be given notice of the failure to comply and a reasonable period of time (not to exceed 30 days) to cure;

        (d) by either TSFG or RHBT in the event that Closing has not occurred by March 31, 2003, provided that no Party that is in material breach of any of the provisions of this Agreement will be entitled to terminate this Agreement pursuant to this provision; or

        (e) by TSFG (i) if at any time prior to the RFC Shareholders' Meeting, the Board of Directors of RFC shall have failed to recommend the Transaction to the holders of RFC Common Stock, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of TSFG, or (ii) because a tender offer or exchange offer for 20% or more of the outstanding shares of RFC Common Stock is commenced (other than by TSFG) and the Board of RFC recommends that, or takes no position as to whether, the stockholders of RFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof; or

        (f) by RHBT or TSFG because of a failure to obtain the RFC Shareholder Approval after an Acquisition Proposal for RFC shall have been publicly disclosed or otherwise made known to RFC or RHBT, or any Person shall have publicly disclosed or otherwise made known to RFC or RHBT an intention (whether or not conditional) to make an Acquisition Proposal.

        9.2 Consequences of Termination. Except as expressly provided herein, in the event of the termination or abandonment of this Agreement pursuant to the provisions of Section 9.1, this Agreement will become void and have no force or effect, without any liability on the part of the parties or any of their respective directors or officers or shareholders with respect to this Agreement. Notwithstanding the preceding sentence, no termination of this Agreement will relieve any party of any liability for any breach of this Agreement or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation.

                           SECTION X. INDEMNIFICATION

        10.1 Information for Application and Statements. Each of TSFG and RHBT represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of TSFG and RHBT so representing and warranting will indemnify and hold harmless the other, each of its directors and officers and any other person, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of TSFG and RHBT agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

        10.2 Insurance. Prior to Closing, RHBT shall use its best efforts to extend its (or RFC's) existing Travelers' directors' and officers' liability insurance policy past the Closing Date, and if successful, CFB shall pay to RHBT up to $100,000 per year to cause such policy to remain in effect for up to five years (or to reimburse RHBT for so much insurance, as may be purchased for $100,000 per year for up to five years) and in the event that insurance is not available, CFB shall contribute $100,000 annually (for up to five years) to defray any directors and officers liability incurred by RFC's directors and officers.

        10.3 Liabilities. TSFG and CFB, jointly and severally, agree to indemnify, defend and hold harmless RHBT, its directors, officers and affiliates, from and after the Closing Date, from and against any losses, liabilities, damages, costs or expenses (including reasonable attorneys fees) ("Losses") incurred or suffered by any of them to the extent resulting or arising from the Assumed Liabilities. RHBT and RFC, jointly and severally, agree to indemnify, defend and hold harmless TSFG and CFB and their respective directors, officers and affiliates, from and after the Closing Date, from and against any Losses incurred or suffered by any of them to the extent resulting or arising from any liabilities or obligations of RHBT or any of its affiliates that are not Assumed Liabilities.

                            SECTION XI. MISCELLANEOUS

        11.1 Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and covenants contained in this Agreement or in any other documents delivered pursuant hereto, shall survive the Closing of the transactions for a period of two years. Notwithstanding any investigation made by or on behalf of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein. Each of the covenants set forth in Sections 6.2, 6.12, 6.13, 6.14, 10.2 and 10.3 shall survive the Closing Date forever (except that this sentence shall not be construed to extend any applicable statutes of limitations).

        11.2 Entire Agreement. This Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

        11.3 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

        11.4 Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

         For TSFG:            William S. Hummers III
                              The South Financial Group, Inc.
                              104 South Main Street
                              Greenville, South Carolina 29601
                              Fax: 864-239-4605

         Copy to:             William P. Crawford, Jr.
                              The South Financial Group, Inc.
                              104 South Main Street
                              Greenville, South Carolina 29601
                              Fax: 864-239-4605

         For RFC:             Herman E. Honeycutt
                              Rock Hill Bank & Trust
                              249 East Main Street
                              Rock Hill, South Carolina 29731
                              Fax: 803-324-2502

         Copies to:           George S. King, Jr.
                              Haynsworth Sinkler Boyd
                              1426 Main Street, Suite 1200
                              Columbia, South Carolina 29211-1889
                              Fax: 803-765-1243

        11.5 Counterparts. This Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.6 Setoffs. The parties shall be entitled to exercise the common law right of setoff.

        11.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

        11.8 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

        11.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

        11.10 Negotiation to Revise Transaction. The parties agree to negotiate in good faith if it is deemed advisable by any party to change the method of effecting the Transaction; provided, however, that no such change shall alter CFB's obligation to assume the deposit liabilities.

        11.11 Waiver. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.



                                   END OF PAGE

         IN WITNESS WHEREOF, this Asset Sale Agreement has been duly entered as of the date first written above.

WITNESS:

                                           THE SOUTH FINANCIAL GROUP, INC.


_________________________             By:  /s/ William S. Hummers III
                                           ---------------------------
                                           William S. Hummers III
                                           Executive Vice President



                                           CAROLINA FIRST BANK


_________________________             By:  /s/ William S. Hummers III
                                           --------------------------
                                           William S. Hummers III
                                           Executive Vice President




                                           ROCK HILL BANK & TRUST


_________________________             By:  /s/ Herman E. Honeycutt
                                           -----------------------
                                           Herman E. Honeycutt
                                           President and Chief Executive Officer

EXHIBIT A - LISTING OF DESIGNATED LOANS  - [SUMMARY]



-----------------------------------------------------------------------------------------------
                      Total             Pass         Substandard       Doubtful         Loss
                     Current
                     Balance
-----------------------------------------------------------------------------------------------
                    45,347,502        2,721,790       23,595,998      6,106,228     12,923,486
-----------------------------------------------------------------------------------------------
 Reserve                                   1.00%           15.00%         50.00%        100.00%
Percentage
-----------------------------------------------------------------------------------------------
Reserve Dollars                          27,218        3,539,400      3,053,114     12,923,486
-----------------------------------------------------------------------------------------------

                            EXHIBIT B - BILL OF SALE

                                  BILL OF SALE

         THIS BILL OF SALE is dated as of this _____ day of _______________, 2002, by Rock Hill Bank & Trust, a South Carolina banking corporation ("RHBT").

                                    Preamble:

         WHEREAS, RHBT, Carolina First Bank, a South Carolina banking corporation ("CFB"), and The South Financial Group, Inc. ("TSFG"), a bank holding company, have entered that certain Asset Sale Agreement dated as of August 30, 2002 (the "Agreement"),

         WHEREAS capitalized terms, not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement;

         WHEREAS the Agreement provides for the sale by RHBT to CFB of the Assets;

                                   Agreement:

         NOW, THEREFORE, RHBT, for good and valuable consideration (as provided in the Agreement), receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to CFB all of its right, title and interest in and to the Assets to be effective at 12:01 a.m., ________________, 2002 (the "Effective Time"):

         This Bill of Sale shall be binding upon, and shall inure to the benefit of, RHBT, CFB and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement.

         This Bill of Sale incorporates by reference the terms and conditions of the Agreement and shall not be deemed to merge it out of existence.

         IN WITNESS WHEREOF, RHBT has caused this Bill of Sale to be duly executed by its duly authorized officers as of the day and year first above written.

Attest:                             ROCK HILL BANK & TRUST


                                By:
---------------------------         --------------------------------------------
Secretary                           Herman E. Honeycutt, Chief Executive Officer

                 EXHIBIT C - ASSIGNMENT AND ASSUMPTION AGREEMENT

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into as of this _____ day of ______________, 2002, by and between Rock Hill Bank & Trust, a state banking corporation ("RHBT") and Carolina First Bank, a South Carolina banking corporation ("CFB").

                                    Preamble:

         WHEREAS, RHBT, CFB and The South Financial Group, Inc. ("TSFG"), a bank holding company, have entered that certain Asset Sale Agreement dated as of August 30, 2002 (the "Agreement"),

         WHEREAS capitalized terms, not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement;

         WHEREAS the Agreement provides for the assignment by RHBT of the Assumed Liabilities, and the assumption by CFB of such Assumed Liabilities, all as more particularly set forth in the Agreement.

                                   Agreement:

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by CFB and RHBT, RHBT hereby assigns, transfers and sets over to CFB all of RHBT rights and interest to, and CFB does hereby assume all of RHBT obligations with respect to, the Assumed Liabilities.

         This Assignment shall be binding upon, and shall inure to the benefit of, RHBT, CFB and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement.

         This Assignment incorporates by reference the terms and conditions of the Agreement and shall not be deemed to merge it out of existence.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by their duly authorized officers as of the day and year first above written.

Attest:                                     ROCK HILL BANK & TRUST


                                            By:
----------------------------
Assistant Secretary                         Its:
                                                 -------------------------------

Attest:                                     CAROLINA FIRST BANK


                                            By:
----------------------------
Secretary                                   Its:
                                                 -------------------------------

            EXHIBIT D - ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS

STATE OF SOUTH CAROLINA    )                ASSIGNMENT AND ASSUMPTION
                           )                   OF LEASE AGREEMENT
COUNTY OF YORK             )

PRESENT LESSOR:
PRESENT LESSEE:            Rock Hill Bank & Trust

PREMISES:                  ____________________________________

         WITNESSETH THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rock Hill Bank & Trust ("RHBT") hereby transfers and assigns to Carolina First Bank, its successors and assigns ("Carolina First Bank"), all its right, title and interest (including the obligations thereunder) in and to that certain Lease Agreement dated ___________, (the "Lease Agreement") by and between RHBT and
_____________________ ("Lessor") relating to real property in York County, South Carolina, which real property is therein described.

         Carolina First Bank hereby assumes and hereafter shall fully and timely perform and discharge, in accordance with the terms of the Lease Agreement, all of the liabilities and obligations of RHBT under the Lease Agreement, in accordance with the terms and provisions of that certain Asset Sale Agreement dated as of August 30, 2002, by and between Carolina First Bank, The South Financial Group, Inc. and RHBT (the "Agreement"). The assignment and assumption provided for herein shall become effective as of 12:01 a.m. on ____________________ (the "Effective Time").

         This Assignment and Assumption of Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be executed in its name by its duly authorized officers.

WITNESSES:                                  Rock Hill Bank & Trust

                                            By:
-------------------------------                 --------------------------------


                                            Its:
-------------------------------                 --------------------------------


                                            Carolina First Bank

WITNESSES:

                                            By:
-------------------------------                ---------------------------------



                                            Its:
-------------------------------                 --------------------------------

STATE OF SOUTH CAROLINA    )
                           )                          PROBATE
COUNTY OF YORK             )

         PERSONALLY APPEARED before me the undersigned witness and made oath that s/he saw the within named Rock Hill Bank & Trust by ________________, its _________________________, sign and as its act and deed deliver the within Assignment and Assumption of Lease Agreement and that s/he with the other witness whose name is subscribed above witnessed the execution thereof.


                                           Witness: ___________________________

Sworn to and subscribed before me
this     day of                       , 2002
     ----       ----------------------

_________________________________
Notary Public for the State of South Carolina
My Commission Expires:
                      --------------------------


STATE OF SOUTH CAROLINA    )
                           )                          PROBATE
COUNTY OF YORK             )

         PERSONALLY APPEARED before me the undersigned witness and made oath that s/he saw the within named Carolina First Bank, by __________________, its ___________________________, sign and as its act and deed deliver the within Assignment and Assumption of Lease Agreement and that s/he with the other witness whose name is subscribed above witnessed the execution thereof.


                                             Witness: _________________________


Sworn to and subscribed before me
this     day of                       , 2002
     ----       ----------------------

________________________________
Notary Public for the State of South Carolina
My Commission Expires:
                      --------------------------

                 EXHIBIT E - FORM OF OPINION OF COUNSEL FOR RHBT

1. RHBT is duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation;

2. the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of RHBT's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which RHBT is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which RHBT is subject;

3. all of the shares of RHBT common stock are validly authorized and issued, fully paid and non-assessable;

4. RHBT has the legal right and power, and all authorizations and approvals required by law, to enter into the Transaction Documents, and to consummate the transactions contemplated therein and all applicable regulatory waiting periods have passed;

5. other than filings and registrations required under applicable law to be made by TSFG or CFB, all filings and registrations with, and notifications to, all federal and state authorities required on the part of RFC or RHBT for the consummation of the Transaction have been made;

6. RHBT has full corporate power and authority to enter into the Transaction Documents, and the Transaction Documents have been duly authorized, executed and delivered by RHBT and constitute a valid and legally binding obligation of RHBT enforceable against RHBT in accordance with their terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and

7. to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against RHBT or RFC or other parties which would have a Material Adverse Effect on RHBT's business or properties or their abilities to make the representations and warranties and perform the obligations set forth herein.

             EXHIBIT F - FORM OF OPINION OF COUNSEL FOR TSFG AND CFB

1. TSFG and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina;

2. the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of TSFG's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which TSFG or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of TSFG, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which TSFG or CFB is subject;

3. all of the shares of TSFG Common Stock to be issued in connection with the Transaction will be, when issued, validly authorized and issued, fully paid and non-assessable;

4. TSFG and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into the Transaction Documents, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed;

5. all filings and registrations with, and notifications to, all federal and state authorities required on the part of RHBT for the consummation of the Transaction have been made;

6. TSFG and CFB have full corporate power and authority to enter into the Transaction Documents, and the Transaction Documents have been duly authorized, executed and delivered by TSFG and CFB and constitutes a valid and legally binding obligation of TSFG and CFB enforceable against TSFG and CFB in accordance with their terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity;

7. to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against TSFG, CFB or other parties which would have a material adverse effect on TSFG's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.

                      EXHIBIT G - FORM OF AFFILIATES LETTER

_______ ___ 2002

The South Financial Group, Inc.
104 S. Main Street
Greenville, South Carolina 29601

Gentlemen:

         I have been advised that I might be considered to be an "affiliate" of Rock Hill Bank & Trust, a South Carolina corporation (the "Company"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

         The South Financial Group, Inc., a South Carolina corporation ("TSFG"), Carolina First Bank ("CFB") and the Company have entered into Asset Sale Agreement, dated as of September 4, 2002 (the "P&A Agreement"), pursuant to which, among other things, the Company will sell substantially all of its assets and certain liabilities to CFB (the "Transaction"). Upon consummation of the Transaction, I may receive shares of common stock, $1.00 par value per share, of TSFG ("TSFG Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

A.                I represent and warrant to, and agree with, TSFG as follows:

                  1. I have read this Letter Agreement and the P&A Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of TSFG Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

                 2. I shall not make any offer, sale, pledge, transfer or other disposition in violation of the Act or the rules and regulations of the SEC thereunder of the shares of TSFG Common Stock I receive pursuant to the Transaction.

B.                I understand and agree that:

                  1. I have been advised that any issuance of shares of TSFG Common Stock to me pursuant to the Transaction will be registered with the SEC. I have also been advised, however, that, because I maybe an "affiliate" of the Company at the time the Transaction will be submitted for a vote of the stockholders of the Company and my disposition of such shares has not been registered under the Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to TSFG, some other exemption from registration is available with respect to any such proposed disposition of such shares.

                  2. Stop transfer instructions will be given to the transfer agent of TSFG with respect to the shares of TSFG Common Stock I receive pursuant to the Transaction in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of TSFG Common

Stock I receive pursuant to the Transaction, or any certificates delivered in substitution therefor, a legend stating in substance:

"The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under the Act or an exemption from such registration."

                 3. Unless a transfer of my shares of TSFG Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act, TSFG reserves the right to put an appropriate legend on the certificates issued to my transferee.

                 4. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which 1, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

                  5. I agree that at the time that I make an offer to or otherwise sell, pledge transfer or dispose of any TSFG Common Stock that I own after the Transaction, I will notify my broker, dealer or nominee in whose name my shares are held or registered that such TSFG Common Stock is subject to this Letter Agreement.

                  6. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the P&A Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph B.2. above shall be lifted and the legend set forth in Paragraph B.2 above shall be removed forthwith from the certificate or certificates representing my shares of TSFG Common Stock upon the of delivery by the undersigned to TSFG of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to TSFG, or other evidence reasonably satisfactory to TSFG, to the effect that a transfer of my shares of TSFG Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder.

         This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                                 Very truly yours,


                                                 -------------------------------
                                                 Name:


Accepted this _____ day of ____________, 2002

The South Financial Group, Inc.


By
  --------------------------------
Name:
Title:

EXHIBIT H - WAIVER OF INDEMNIFICATION

                            WAIVER OF INDEMNIFICATION

         This Waiver of Indemnification is given in connection with the acquisition of certain assets and liabilities of Rock Hill Bank & Trust ("RHBT") by Carolina First Bank (the "Transaction"), all as more particularly contemplated in that certain Asset Sale Agreement dated August 30, 2002 and entered into by and among RHBT, Carolina First Bank ("CFB") and The South Financial Group, Inc. ("TSFG").

                                    RECITALS

         The undersigned acknowledges the following:

         The undersigned is an executive officer or director of RHBT, or its parent company, RHBT Financial Corporation ("RFC").

         RFC's Bylaws provides the undersigned with certain indemnification rights as a result of his or her status as an executive officer or director of RHBT or RFC. RFC's Bylaws further provide that entities which succeed to RFC's business shall succeed to such indemnification obligations (presumably even if the transaction is otherwise structured in a manner such that such obligations would not be assumed).

         CFB and TSFG have structured the Transaction such that they are not assuming any obligations of indemnification for directors and executive officers (such as that purported to exist in the RFC Bylaws).

         This Waiver is a material condition to the consummation of the Transaction, and absent this Waiver, CFB and TSFG would not consummate such Transaction.

                                     WAIVER

         The undersigned, hereby knowingly and completely waives any rights to be indemnified by CFB, TSFG or any of their respective affiliates other than RHBT and RFC, subsidiaries or other agents which arise under applicable law, RFC's Bylaws or otherwise, in any matter relating to either (1) the undersigned's service to RFC and/or RHBT as a director or executive officer or
(2) the Transaction.

         Dated: __________________, 2002.


                                                  ----------------------------
                                                  (Signature)

                                                  ----------------------------
                                                  (Print Name and Capacity)

                                    EXHIBIT I

            NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                             CAROLINA FIRST BANK AND

                               ------------------

         This Employment Agreement ("Agreement") is made and entered into as of this 1st day of November, 2002 by and between ______________, an individual ("Employee"), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina ("CFB"). As used herein, the term "CFB" shall include CFB and any and all of its subsidiaries where the context so applies.

                               W I T N E S S E T H

         WHEREAS CFB desires to employ the Employee as ________________ of CFB's Rock Hill operations (conducted through Carolina First Bank);

         WHEREAS the Employee is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, CFB hereby employs the Employee and Employee hereby accepts such employment as the ___________________ of CFB's Rock Hill operations (conducted through Carolina First Bank) having such duties and responsibilities as are set forth in Section 3 below.

         2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

         "Board" shall mean the Board of Directors of CFB.

         "Cause" shall mean: (i) fraud; (ii) embezzlement; (iii) conviction of the Employee of any felony; (iv) dereliction of duties; (v) the failure or refusal by the Employee to perform and discharge the Employee's duties, responsibilities and obligations; (vi) any act of moral turpitude or willful misconduct by the Employee intended to result in personal enrichment of the Employee at the expense of CFB, or any of its affiliates or which has a material adverse impact on the business or reputation of CFB or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (vii) intentional material damage to the property or business of CFB; (viii) gross negligence; or (ix) the ineligibility of the Employee to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over CFB.

         "Confidential Information" shall mean all business and other information relating to the business of CFB, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

         "Disability" or "Disabled" shall mean the Employee's inability as a result of physical or mental incapacity to substantially perform his duties for CFB on a full-time basis, with or without accommodation, for a period of six (6) months.

         "Person" shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

         3. Duties. During the Term hereof, the Employee shall have such duties and authority as are typical of the position described in Section 1 of a company such as CFB. Employee agrees that during the Term hereof, he will devote his full time, attention and energies to the diligent performance of his duties. Employee shall not, without the prior written consent of CFB, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than CFB, (ii) engage in any venture or activity which CFB may in good faith consider to be competitive with or adverse to the business of CFB or of any affiliate of CFB, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Employee's performance of his duties hereunder.

         4. Term. Unless earlier terminated as provided herein, the Employee's employment hereunder shall be for a term beginning on the date hereof and extending through December 31, 2003 (the "Term"). The Term of this Agreement may be extended by mutual agreement of the parties to be agreed upon at least thirty
(30) days prior to the end of such Term.

         5. Termination. This Agreement may be terminated as follows:

                  5.1 CFB. CFB shall have the right to terminate Employee's employment hereunder at any time during the Term hereof (i) for Cause,
         (ii) if the Employee becomes Disabled, (iii) upon the Employee's death, or (iv) without Cause.

                           5.1.1 If CFB terminates Employee's employment under
                  this Agreement pursuant to clauses (i), (ii) or (iii) of
                  Section 5.1, CFB's obligations hereunder shall cease as of the date of termination, and Employee shall be entitled to receive his base salary and other benefits due him through the termination date, less applicable taxes and other deductions.

                           5.1.2 If CFB terminates Employee pursuant to clause
                  (iv) of Section 5.1, Employee shall be entitled to receive immediately in a lump sum as severance upon such termination, aggregate compensation and benefits provided in Section 6 for the remaining portion of the Term of this Agreement, less applicable taxes and other deductions.

                  5.2 By Employee. Employee shall have the right to terminate his employment hereunder (i) if CFB materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Employee to CFB or (ii) after April 30, 2003.

                           5.2.1 If Employee terminates his employment other
                  than pursuant to Section 5.2, CFB's obligations under this Agreement shall cease as of the date of such termination. Employee shall be entitled to receive his base salary and other benefits due him through the termination date, less applicable taxes and other deductions.

                           5.2.2 If Employee terminates his employment hereunder
                  pursuant to Section 5.2, Employee shall be entitled to receive immediately as severance upon such termination, aggregate compensation and benefits provided in Section 6 for the remaining portion of the Term of this Agreement, less applicable taxes and other deductions.

                           5.2.3 If Employee terminates his employment hereunder
                  pursuant to Clause (ii) of Section 5.2, Employee shall be entitled to receive immediately as severance upon such termination, aggregate compensation and benefits provided in
                  Section 6 for the remaining portion of the Term of this Agreement, less applicable taxes and other deductions.

         6. Compensation. In consideration of Employee's services and covenants hereunder, CFB shall pay to Employee the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of CFB and shall be subject to such deductions and withholdings as are required by law or policies of CFB in effect from time to time, provided that his salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

                  6.1 Annual Salary. During the Term hereof, CFB shall pay to Employee $____________ per year.

                  6.2 Bonus. Employee will be eligible to participate in bonus compensation opportunities, which is in the sole discretion of CFB and based on whatever factors deemed relevant by CFB's executive management, to the extent of similarly situated employees.

                  6.2 Other Benefits. Employee shall be entitled to share in any other employee benefits generally provided by CFB to employees in similar positions for so long as CFB provides such benefits. Employee shall also be entitled to participate in all other benefits accorded general CFB employees.

         7. Confidentiality. Employee shall hold in a fiduciary capacity for the benefit of CFB all Confidential Information relating to CFB or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by CFB or any of its affiliated companies. After termination of Employee's employment with CFB for any reason, the Employee shall not, without the prior written consent of CFB or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than CFB and those designated by it. Upon the termination or expiration of his employment hereunder, Employee agrees to deliver promptly to CFB all CFB files, customer lists, management reports, memoranda, research, CFB forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of CFB's equipment and other materials in his possession or control. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

         8. Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that this Agreement may not be assigned or transferred by Employee, in whole or in part, without the prior written consent of CFB.

         9. Noncompetition and Nonsolicitation Agreement. If this Agreement is terminated by the CFB pursuant to Section 5.1, or by Employee pursuant to
Section 5.2(i), Employee shall not enter into an employment relationship or a consulting arrangement with any other bank, thrift, lending or depository, mortgage finance, mortgage banking or other specialty lending organization headquartered or having a physical presence in York County, South Carolina (hereinafter a "competitor") from the period of such termination through December 31, 2003 (the "Noncompete Period"). The obligations contained in this
Section 9 shall not prohibit Employee from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

                  9.1 During the Noncompete Period, Employee shall not directly or indirectly through another entity, including but not limited to a competitor, (i) induce or attempt to induce any employee of CFB to leave the employ of CFB or in any way interfere with the relationship between CFB and any employee thereof, (ii) hire any person who was an employee of CFB or any subsidiary at any time during the time that Employee was employed by CFB, or (iii) induce or attempt to induce any customer, supplier, or other entity in a business relation with CFB to cease doing business with CFB, or in any way interfere with the relationship between any such customer, supplier, or business relation and CFB or do business with a competitor.

                  9.2 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee agrees that the restrictions contained in this Section 9 are reasonable.

                   9.3 In the event of the breach or a threatened breach by Employee of any of the provisions of this Section 9, CFB, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

         10. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

                  To CFB:           The South Financial Group, Inc.
                                    Poinsett Plaza
                                    104 South Main Street
                                    Greenville, South Carolina 29601
                                    Attn: Mary A. Jeffrey

                  To Employee:

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         11. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         12. Remedies.

                  12.1 The Employee acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to CFB which could not be compensated in damages. Accordingly, if Employee breaches or threatens to breach this Agreement, CFB shall be entitled to injunctive relief, in addition to any other rights or remedies of CFB.

                  12.2 All claims, disputes and other matters in question between the Employee and CFB arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to CFB which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

                  12.3 In the event that the Employee is reasonably required to engage legal counsel to enforce his rights hereunder against CFB, Employee shall be entitled to receive from CFB his reasonable attorneys' fees and costs; provided that Employee shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Employee.

         13. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         14. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         15. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       EMPLOYEE

                                       ----------------------------------




                                       CAROLINA FIRST BANK

                                       By:
                                             ----------------------------------
                                       Title:
                                             ----------------------------------

                                   APPENDIX B

                               PLAN OF DISSOLUTION

         This Plan of Dissolution is adopted as of the 25th day of September by RHBT Financial Corporation ("RHBT") by the Board of Directors of RHBT.

         Whereas, as the result of the secret misconduct of a senior officer of RHBT's subsidiary, Rock Hill Bank & Trust (the "Bank"), the Bank suffered a reduction of its regulatory capital to a level requiring the FDIC to put the Bank in receivership unless it determined that some other course of action was more appropriate; and

         Whereas, it became apparent to the Board of Directors of the Bank that the only course of action which was practically available to avoid the Bank's being placed in receivership was a merger of the Bank or sale of its assets and assumption of its deposit liabilities by a well capitalized FDIC insured Bank; and

         Whereas, the Board of Directors of the Bank has approved and the Bank as entered into an Asset Sale Agreement with Carolina First Bank ("CFB") and The South Financial Group ("TSFG") pursuant to which the Bank will sell substantially all of its assets to CFB in consideration for CFB's assuming all of the deposit liabilities of the Bank and most of the other known liabilities of the Bank and for TSFG's issuance to the Bank of 430,017 shares of TSFG's common stock and the right to receive, to the extent available, certain Earnout Payments as described therein (the "Asset Sale Agreement"); and

         Whereas, RHBT wishes to provide for the payment of its obligations and the obligations of the Bank not assumed by CFB and to distribute its remaining assets to its shareholders as promptly as is reasonably possible.

         Therefore, RHBT has adopted to the following Plan of Dissolution:

         1. Upon receipt of all required approvals, the Bank will sell substantially all of its assets to CFB as provided in the Asset Sale Agreement, the date of such sale being the "Closing Date."

         2. On the Closing Date and after the sale of its assets, the Bank will merge with and into RHBT with RHBT being the survivor of the merger (the "Merger"). RHBT will file Articles of Merger with the Secretary of State of South Carolina to effect the merger.

         3. Upon the filing of the Articles of Merger, RHBT shall file Articles of Dissolution with the Secretary of State of South Carolina.

         4. Subsequent to the Closing Date and merger, the Board of Directors of RHBT shall: (i) see to the collection and receipt of amounts due to RHBT under the Asset Sale Agreement or otherwise; (ii) provide for the payment of any liabilities of RHBT to the extent of collected funds available therefore; (iii) arrange for the filing of all necessary tax returns, filings required to be made with the SEC and reports to shareholders; and (iv) from time to time, as funds become available therefor, make distributions to shareholders.

         5. This Plan of Dissolution shall be effective upon its approval by the shareholders and the Sale of Assets of the Bank pursuant to the Asset Sale Agreement. This Plan of Dissolution may be abandoned by action of the Board of Directors of RHBT at anytime, including after approval by the shareholders, prior to the filing of Articles of Dissolution or as provided by Section 33-14-104 of the South Carolina Business Corporation Act.

                                   Appendix C


September 3, 2002


Board of Directors
RHBT Financial Corporation
P.O. Box 12037
Rock Hill, SC 29731

Members of the Board:

Rock Hill Bank & Trust, RHBT Financial Corporation's ("RHBT") wholly owned subsidiary entered an Asset Sale Agreement By and Among Carolina First Bank, The South Financial Group, Inc. and Rock Hill Bank and Trust (the "Agreement") as of September 3, 2002 whereby Carolina First Bank will purchase certain assets and assume certain liabilities of Rock Hill Bank and Trust (the "Purchase") pursuant to the Agreement.

You have requested our opinion, as investment bankers, with respect to the fairness, from a financial point of view, to the holders of the common stock (the "Stockholders") of RHBT of the consideration to be paid in the Purchase as defined in the Agreement (the "Purchase Consideration"). Our opinion is as of the date hereof.

     The Orr Group's opinion to RHBT's Board of Directors is directed only to the Purchase Consideration as defined in the Agreement as of the date of the opinion and does not address the fairness, from a financial point of view, of any Purchase Consideration that may be agreed upon by The South Financial Group, Carolina First Bank, RHBT or Rock Hill Bank & Trust subsequent to the date of The Orr Group's opinion. The Orr Group's opinion takes into consideration the Purchase Consideration provided at the time of closing and does not consider the possibility of future Purchase Consideration, if any, that may result from Earnout Payments as defined in the Agreement. The Orr Group's opinion does not take into consideration any shares issued by The South Financial Group to Rock Hill Bank and Trust or RHBT that may be repurchased by The South Financial Group to provide RHBT adequate cash needed for the liquidation of RHBT. The Orr Group's opinion does not consider any legal proceedings brought against RHBT, Rock Hill Bank and Trust or any of its officers, employees or directors as of the time of the signing of the Agreement or thereafter. The Orr Group's opinion does not constitute a recommendation to any stockholder of RHBT as to how such stockholder should vote at the RHBT Special Meeting.

In conducting its analysis and arriving at its opinion, The Orr Group considered, reviewed and analyzed financial and other information and materials that it deemed appropriate under the circumstances. The Orr Group, among other things:

(i)     Reviewed the Agreement and certain related documents;

(ii) Reviewed the historical and current financial position and results of operations of RHBT and The South Financial Group;

(iii) Reviewed certain publicly available information concerning RHBT including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q for March 31 and June 30, 2002;

(iv) Reviewed certain publicly available information concerning The South Financial Group including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q for March 31 and June 30, 2002;

(v) Participated in discussions with certain officers and employees of RHBT to discuss the past and current business operations, financial condition and prospects of RHBT and The South Financial Group, as well as matters it believed relevant to our inquiry;

(vi) Reviewed certain publicly available operating and financial information with respect to other companies that it believed to be comparable in certain respects to RHBT and The South Financial Group;

(vii) Reviewed the current and historical relationships between the trading levels of RHBT's common stock and The South Financial Group's common stock and the historical and current market for the common stock of RHBT, The South Financial Group and other companies that it believed to be comparable in certain respects to RHBT or The South Financial Group;

(viii) Reviewed the nature and terms of certain other acquisition transactions that it believed to be relevant;

(ix)      Reviewed certain information provided by the FDIC;

(x) Took into consideration RHBT's and Rock Hill Bank and Trust's capital positions as reported in RHBT's Form 10-Q dated June 30, 2002, which indicated that they failed to meet the minimum capital requirements of the Federal Reserve and FDIC to be adequately capitalized;

(xi) Took into consideration that Rock Hill Bank and Trust had become subject to the Prompt Corrective Action provisions of the Federal Deposit Insurance Act and the FDIC's requirement of Rock Hill Bank and Trust to submit a capital restoration plan by September 7, 2002;

(xii) Took into consideration the lack of marketability of RHBT's common stock at the time and the alternatives for obtaining capital by RHBT and Rock Hill Bank and Trust to meet capital adequacy guidelines of the Federal Reserve and the FDIC; and

(xiii)    Performed such other reviews and analysis we have deemed appropriate.


     Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Purchase, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address RHBT's underlying business decision to affect the Purchase. Our opinion is directed only to the fairness, from a financial point of view, of the Purchase Consideration and does not constitute a recommendation concerning how holders of RHBT's common stock should vote with respect to the Agreement. The Orr Group will receive a fee from RHBT for delivery of this fairness opinion.

     In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Purchase no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Purchase to RHBT following the Purchase.

     Subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Consideration is fair to Stockholders from a financial point of view.

Very truly yours,

/s/

The Orr Group

                                   APPENDIX D

             TITLE 33 - CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                                   CHAPTER 13.

                                   ARTICLE 1.
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:
(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand additional payment under
Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.
                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                     PART-II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Section 5.1 of our bylaws provide that the corporation shall indemnify any individual made a party to a proceeding because he is or was a director of the corporation against liability incurred in the proceeding to the fullest extent permitted by law. Section 5.2 of our bylaws provide that the corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Section
5.3 of our bylaws provide that in addition to any indemnification required by law, the corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the corporation. We have entered into indemnification agreements with each of our directors, which make the above-referenced bylaws provisions the basis of a contract between us and each director.

         Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director of the corporation. We maintain directors' and officers' liability insurance.

         Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to our Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state:
"A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following Exhibits are filed as part of this Registration
Statement:

EXHIBIT
NO.          DESCRIPTION
---          -----------
2.1*         Asset Sale Agreement entered into as of September 3, 2002 by and between TSFG and RHBT Financial: Included as Appendix A to the proxy statement/prospectus.

3.1          Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of
             TSFG's Registration Statement on Form S-4, Commission File No. 33-57389.

3.2 Articles of Amendment dated June 1, 1997. Incorporated by reference to Exhibit 3.2 of TSFG's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.

3.3 Amended and Restated Bylaws of TSFG, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of TSFG's
             Current Report on Form 8-K dated December 18, 1996, Commission File
             No. 0-15083.

4.1          Specimen TSFG Common Stock certificate: Incorporated by reference to
             Exhibit 4.1 of TSFG's Registration Statement on Form S-1,
             Commission File No. 33-7470.

4.2          Articles of Incorporation: Included as Exhibits 3.1 and 3.2.

4.3          Bylaws: Included as Exhibit 3.3.

4.4 TSFG Amended Common Stock Dividend Reinvestment Plan: Incorporated by reference to Exhibit 4.1 of TSFG's Current Report on Form 8-K dated May 11, 2001.

4.5 Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of TSFG's Current Report on Form 8-K dated
             December 18, 1996, Commission File No. 0-15083.

4.6          Form of Indenture between TSFG and First American Trust Company, N.A., as trustee: Incorporated by reference to Exhibit 4.11 of TSFG's
             Registration Statement on Form S-3, Commission File No. 22-58879.

5.1* Opinion and Consent of William P. Crawford, Jr., Esq., regarding legality of shares of TSFG.

8.1*         Opinion and Consent of Wyche, Burgess, Freeman & Parham, P.A.
             regarding tax matters.

8.2 Opinion and Consent of Haynsworth Sinkler Boyd, P.A. regarding tax matters.

23.1*        Consent of KPMG LLP.

23.2*        Consent of The Orr Group.

23.3*        Consent of Wyche, Burgess, Freeman & Parham, P.A. (Contained in
             Exhibit 8.1)

23.4*        Consent of Haynsworth Sinkler Boyd, P.A. (Contained in Exhibit 8.2)

23.5*        Consent of William P. Crawford, Jr., Esquire. (Contained in Exhibit 5.1)

24.1* The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

99.1*        Form of Proxy

*    Filed with this registration statement

(b)          Certain additional financial statements. Not applicable.

(c) The information required by this paragraph is included as an Appendix to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows:

                  (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned Registrant hereby undertakes

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 25th day of September, 2002.

                                THE SOUTH FINANCIAL GROUP, INC.


                                By: /s/ William S. Hummers III
                                    --------------------------------------------
                                William S. Hummers III, Executive Vice President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Crawford, Jr. and William S. Hummers III, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                                                     Date

/s/ William R. Timmons, Jr.         Chairman of the Board                               September 24, 2002
---------------------------
William R. Timmons, Jr.

/s/ Mack I Whittle, Jr.             President, Chief Executive Officer                  September 24, 2002
---------------------------         and Director (Principal Executive Officer)
Mark I. Whittle, Jr.

/s/ William S. Hummers III          Executive Vice President, Director                  September 24, 2002
---------------------------         (Principal Accounting and Financial Officer)
William S. Hummers III

/s/                                 Director                                            September 24, 2002
---------------------------
William P. Brant

/s/ Judd B. Farr                    Director                                            September 24, 2002
---------------------------
Judd B. Farr

/s/                                 Director                                            September 24, 2002
---------------------------
C. Claymon Grimes, Jr.

/s/ M. Dexter Hagy                  Director                                            September 24, 2002
---------------------------
M. Dexter Hagy

/s/                                 Director                                            September 24, 2002
---------------------------
W. Gairy Nichols III

/s/ Thomas J. Rogers                Director                                            September 24, 2002
---------------------------
Thomas J. Rogers

/s/                                 Director                                            September 24, 2002
---------------------------
H. Earle Russell, Jr.

/s/                                 Director                                            September 24, 2002
---------------------------
Charles B. Schooler

/s/ Edward J. Sebastian             Director                                            September 24, 2002
---------------------------
Edward J. Sebastian

/s/ John C. B. Smith, Jr.           Director                                            September 24, 2002
---------------------------
John C. B. Smith, Jr.

/s/                                 Director                                            September 24, 2002
---------------------------
Eugene E. Stone IV

/s/                                 Director                                            September 24, 2002
---------------------------
William R. Timmons, Jr.

/s/ Samuel H. Vickers               Director                                            September 24, 2002
---------------------------
Samuel H. Vickers

/s/ David C. Wakefield III          Director                                            September 24, 2002
---------------------------
David C. Wakefield III

/s/ Gordon W. Campbell              Director                                             September 24, 2002
---------------------------
Gordon W. Campbell

                                INDEX TO EXHIBITS

2.1 Asset Sale Agreement entered into as of September 3, 2002 by and between TSFG, Carolina First Bank and RHBT Financial: Included as
             Appendix A to the proxy statement/prospectus.

5.1 Opinion and Consent of William P. Crawford, Jr., Esq., regarding legality of shares of TSFG.

8.1          Opinion and Consent of Wyche, Burgess, Freeman & Parham, P.A.
             regarding tax matters.

8.2 Opinion and Consent of Haynsworth Sinkler Boyd, P.A. regarding tax matters.

23.1         Consent of KPMG LLP.

23.2         Consent of The Orr Group.

23.3         Consent of Wyche, Burgess, Freeman & Parham, P.A. (Contained in
             Exhibit 8.1)

23.4         Consent of Haynsworth Sinkler Boyd, P.A. (Contained in Exhibit 8.2)

23.5         Consent of William P. Crawford, Jr., Esquire. (Contained in
             Exhibit 5.1)

24.1 The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

99.1         Form of Proxy